SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO
SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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[ ] Preliminary proxy statement	[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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SAFEGUARD SCIENTIFICS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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SAFEGUARD SCIENTIFICS, INC.

800 The Safeguard Building
435 Devon Park Drive
Wayne, Pennsylvania 19087

July 15, 2004

Dear Fellow Shareholder:

      You are cordially invited to attend the special meeting of the shareholders of Safeguard Scientifics, Inc. to be held at CompuCom Systems, Inc.’s headquarters at 7171 Forest Lane, Dallas, Texas 75230 on August 19, 2004 at 10:00 a.m., local time. A notice of the special meeting, a proxy statement and related information and a proxy card are enclosed. All holders of the outstanding shares of our common stock as of July 6, 2004 will be entitled to notice of and to vote at the special meeting. You may vote shares at the special meeting only if you are present in person or represented by proxy.

      At the special meeting, you will be asked to consider and vote upon the following matters:

1. A proposal (the “CompuCom Merger Proposal”) to approve and adopt a plan of asset transfer consisting of the Principal Stockholder Agreement, dated as of May 27, 2004, among us, CHR Holding Corporation and CHR Merger Corporation and the Agreement and Plan of Merger, dated as of May 27, 2004, among CompuCom Systems, Inc., CHR Holding Corporation and CHR Merger Corporation, which plan of asset transfer provides that we will (i) vote the CompuCom equity securities that we own in favor of approval of the CompuCom merger and adoption of the merger agreement and (ii) comply with the other terms and conditions of the Principal Stockholder Agreement for which approval of our shareholders is required under the Pennsylvania Business Corporation Law, as amended.

2. Such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

The CompuCom Merger Proposal

      The completion of the CompuCom merger would be a milestone event in the redirection of our business strategy, providing us with additional funds:

•	to increase our ownership interest in our strategic subsidiaries thereby funding their respective growth plans;

•	to acquire new strategic subsidiaries;

•	to escrow five years of interest payments for our convertible senior debentures with a stated maturity of 2024, pursuant to the terms of such debentures;

•	to retire the remaining $54.8 million of our 5% convertible subordinated notes due 2006, pursuant to the terms of the 2024 debentures;

•	depending upon market conditions from time to time, to consider steps to modify our capital structure, which may include the repurchase of a portion of our outstanding equity securities or debt; and

•	for our general corporate purposes, including the payment of our transaction expenses related to the CompuCom merger.

      If the CompuCom merger is consummated, our holdings of CompuCom preferred and common equity will be converted into the right to receive an aggregate of approximately $128 million in gross cash proceeds.

      Our board of directors unanimously has determined that the CompuCom Merger Proposal is advisable and in the best interests of Safeguard and our shareholders and has approved the plan of asset transfer that is the subject of the CompuCom Merger Proposal. In connection with its evaluation of the CompuCom Merger Proposal, our board of directors engaged Robert W. Baird & Co. Incorporated to act as its financial advisor and to advise our board of directors with respect to the fairness, from a financial point of view, of the consideration taken as a whole to be received by Safeguard in the CompuCom merger. Robert W. Baird & Co. Incorporated has rendered its opinion to our board of directors to the effect that, as of May 27, 2004, and based upon the contents of such opinion, including the various assumptions and limitations on the review described in that opinion, the consideration taken as a whole to be received by Safeguard in the CompuCom merger for the CompuCom common stock and convertible preferred stock held by Safeguard was fair, from a financial point of view, to Safeguard. You should carefully read the written opinion of Robert W. Baird & Co. Incorporated that is attached as Appendix C to the accompanying proxy statement.

      OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE COMPUCOM MERGER PROPOSAL IS ADVISABLE AND IN THE BEST INTERESTS OF SAFEGUARD AND OUR SHAREHOLDERS. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE PLAN OF ASSET TRANSFER THAT IS THE SUBJECT OF THE COMPUCOM MERGER PROPOSAL.

      Approval and adoption of the plan of asset transfer that is the subject of the CompuCom Merger Proposal requires the affirmative vote of a majority of the votes cast by our shareholders at the special meeting.

      The quorum required for the special meeting is a majority of the shares of our common stock outstanding on the record date.

      Your vote is important. Whether or not you plan to attend the special meeting, please vote as described on page 11 of this proxy statement.

      If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

By Order of the Board of Directors

Anthony L. Craig
President and Chief Executive Officer

SAFEGUARD SCIENTIFICS, INC.

800 The Safeguard Building
435 Devon Park Drive
Wayne, Pennsylvania 19087
Phone: (610) 293-0600
Toll-Free: (877) 506-7371
Fax: (610) 293-0601
Automated Investor Relations Line: (888) 733-1200
Internet: www.safeguard.com

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 19, 2004

To the Shareholders of Safeguard Scientifics, Inc.:

      The special meeting of the shareholders of Safeguard Scientifics, Inc. will be held at CompuCom Systems, Inc.’s headquarters at 7171 Forest Lane, Dallas, Texas 75230 on August 19, 2004 at 10:00 a.m., local time, to consider and vote upon the following matters:

1. A proposal (the “CompuCom Merger Proposal”) to approve and adopt a plan of asset transfer consisting of the Principal Stockholder Agreement, dated as of May 27, 2004, among us, CHR Holding Corporation and CHR Merger Corporation and the Agreement and Plan of Merger, dated as of May 27, 2004, among CompuCom Systems, Inc., CHR Holding Corporation and CHR Merger Corporation, which plan of asset transfer provides that we will (i) vote the CompuCom equity securities that we own in favor of approval of the CompuCom merger and adoption of the merger agreement and (ii) comply with the other terms and conditions of the Principal Stockholder Agreement for which approval of our shareholders is required under the Pennsylvania Business Corporation Law, as amended.

2. Such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

      Our board of directors has established the close of business on July 6, 2004 as the record date for the purpose of determining the shareholders who are entitled to receive notice of and to vote at the special meeting.

      Our board of directors recommends that you vote “FOR” the approval and adoption of the plan of asset transfer that is the subject of the CompuCom Merger Proposal.

      The proxy statement and accompanying proxy card are being mailed to our shareholders beginning July 15, 2004, in connection with the solicitation of proxies by our board of directors.

      Please contact Deirdre Blackburn, Corporate Secretary with any questions or concerns.

Your vote is important. Whether or not you plan to attend the special meeting, please vote as described on page 11 of this proxy statement. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

By Order of the Board of Directors

Deirdre Blackburn
Corporate Secretary

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS DOCUMENT OR DETERMINED IF THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

ii

SUMMARY TERM SHEET

      This summary highlights selected information from this proxy statement relating to the CompuCom Merger Proposal and the special meeting and does not contain all of the information that is important to you. To understand fully the CompuCom Merger Proposal, you should read carefully this entire proxy statement, including the information incorporated by reference, the appendices and the additional documents referred to in this proxy statement.

The Parties

Safeguard Scientifics, Inc., 800 The Safeguard Building, 435 Devon Park Drive, Wayne, PA 19087 (610) 293-0600	Safeguard seeks to create long-term value by developing its companies through superior operations and management. Safeguard typically acquires controlling interests in companies and focuses primarily on businesses in the “time-to-volume” stage of development that currently provide business decision solutions and healthcare life sciences software-based product and service solutions. Safeguard’s strategic subsidiaries focus on the following vertical markets: financial services, healthcare and pharmaceutical, manufacturing, retail and distribution, and telecommunications.

CompuCom Systems, Inc., 7171 Forest Lane, Dallas, TX 75230 (972) 856-3600	CompuCom is a national leader in helping companies plan, implement and manage multi-vendor, industry standard computing environments. CompuCom’s clients include Fortune 1000 and medium-sized businesses, federal, state and local governments, technology providers and system integrators.

CompuCom defines its operations as two distinct businesses (1) product, which primarily consists of multi-vendor procurement services and support for a wide array of technologies, including personal computer products, certain UNIX-based systems, servers, networking and storage products, peripherals, software-related products and licenses, and mobile and wireless computing devices; and (2) service, which is comprised of various service offerings, including information technology outsourcing, information technology consulting and other offerings such as complex configuration and imaging, vendor warranty contracts, software license management and support, and services provided in support of certain manufacturers’ direct fulfillment initiatives.

Safeguard owns 24,540,881 shares of CompuCom common stock (representing approximately 48.9% of the outstanding shares of CompuCom common stock) and 1,500,000 shares of CompuCom series B convertible preferred stock (representing all of CompuCom’s outstanding preferred stock).

Platinum Equity Capital Partners, L.P. Platinum Equity, LLC CHR Holding Corporation CHR Merger Corporation 2049 Century Park East Suite 2700 Los Angeles, CA 90067 (310) 712-1850	Platinum Equity Capital Partners, L.P. and certain of its affiliates are collectively the 100% owner of CHR Holding Corporation, and CHR Holding Corporation is the parent corporation of CHR Merger Corporation. In this proxy statement we refer to such entities collectively as “Platinum.”

Platinum Equity, LLC is an affiliate of CHR Holding Corporation, which is the 100% owner of CHR Merger Corporation. Platinum Equity has guaranteed the obligations and liabilities of CHR Holding Corporation and CHR Merger Corporation under the CompuCom merger agreement until the CompuCom merger becomes effective. In this proxy statement we refer to Platinum Equity, LLC as “Platinum Equity.”

Platinum Equity is a global M&A&OSM firm specialized in the merger, acquisition and operation of mission-critical services and solutions companies. Since its founding in 1995, Platinum Equity has completed more than 40 transactions, building a portfolio of 18 market-leading companies with more than 32,000 employees, more than 600,000 customer sites and revenues approaching $5.5 billion.

CHR Holding Corporation was formed solely for the purpose of facilitating the acquisition of CompuCom by Platinum. CHR Holding Corporation is a wholly-owned subsidiary of Platinum. In this proxy statement we sometimes refer to CHR Holding Corporation as “Parent.”

CHR Merger Corporation was formed solely for the purpose of facilitating the acquisition of CompuCom by Platinum. CHR Merger Corporation is a wholly-owned subsidiary of Parent and an indirect wholly-owned subsidiary of Platinum. In this proxy statement, we sometimes refer to CHR Merger Corporation as “Merger Subsidiary.”

Our Special Meeting

Date, Time and Place	The Safeguard special shareholders meeting will be held at CompuCom’s headquarters at 7171 Forest Lane, Dallas, Texas 75230 on August 19, 2004 at 10:00 a.m., local time. The Safeguard special meeting will be followed by the special meeting of CompuCom stockholders at which the holders of CompuCom capital stock will vote upon the CompuCom merger.

Proposal	At the special meeting, you will consider and vote upon a proposal (the “CompuCom Merger Proposal”) to approve and adopt a plan of asset transfer consisting of the Principal Stockholder Agreement, dated as of May 27, 2004, among us, CHR Holding Corporation and CHR Merger Corporation and the Agreement and Plan of Merger, dated as of May 27, 2004, among CompuCom Systems, Inc., CHR Holding Corporation and CHR Merger Corporation, which plan of asset transfer provides that we will (i) vote the CompuCom equity securities that we own in favor of approval of the CompuCom merger and adoption of the CompuCom merger agreement and (ii) comply with the other terms and conditions of the Principal Stockholder Agreement for which approval of our shareholders is required under the Pennsylvania Business Corporation Law, as amended (the “Pennsylvania BCL”).

Voting and Revocation of Proxies	Only shareholders of record as of July 6, 2004 are entitled to vote at the special meeting. As of the record date, there were 119,736,800 shares of our common stock outstanding.

You may vote in person or by proxy. Even if you plan to attend the meeting, please vote as described on page 11 of this proxy statement. The affirmative vote of a majority of the votes cast by our shareholders at the special meeting is necessary to approve and adopt the plan of asset transfer that is the subject of the CompuCom Merger Proposal.

Any proxy may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either (i) filing with us a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares, (ii) attending the shareholders meeting and voting in person or (iii) re-voting by telephone or via internet. See “Introduction — Voting and Revocation of Proxies.”

Your vote is very important. Please vote as described on page 11 of this proxy statement as soon as possible.

Board Recommendation	Our board of directors recommends that you vote “FOR” approval and adoption of the plan of asset transfer that is the subject of the CompuCom Merger Proposal.

Our board of directors’ recommendation with respect to the CompuCom Merger Proposal is based, in part, on an opinion of Robert W. Baird & Co. Incorporated that, as of the date of that opinion and based upon the contents of such opinion, including the assumptions and limitations on the review described in that opinion, the consideration taken as a whole to be received by us in the CompuCom merger for the CompuCom common stock and convertible preferred stock held by us was fair, from a financial point of view to us. The fairness opinion is attached to this proxy statement as Appendix C.

The CompuCom Merger Proposal

The CompuCom Merger Proposal	CompuCom, Parent and Merger Subsidiary have entered into a merger agreement pursuant to which, upon satisfaction of all conditions and upon effectiveness of the CompuCom merger:

•	each outstanding share of CompuCom common stock will be converted into the right to receive $4.60 in cash, without interest; and

•	each outstanding share of CompuCom series B convertible preferred stock will be converted into the right to receive $10.00 in cash, plus an amount equal to any dividends accrued and unpaid at the effective time of the CompuCom merger, without interest.

Safeguard owns 24,540,881 shares of CompuCom common stock and 1,500,000 shares of CompuCom series B convertible preferred stock. If the transactions contemplated by the CompuCom Merger Proposal are consummated then, at the effective time of the CompuCom merger, our holdings of CompuCom preferred and common equity will be converted into the right to receive an aggregate of approximately $128 million in gross cash proceeds.

The CompuCom Merger Agreement	The CompuCom merger agreement provides that, upon satisfaction of certain conditions, at the effective time of the CompuCom merger, Merger Subsidiary will be merged into CompuCom, each outstanding share of CompuCom’s common stock will be converted into the right to receive $4.60 in cash, without interest, and each outstanding share of CompuCom’s preferred stock will be converted into the right to receive $10.00 in cash, plus all accrued and unpaid dividends, without interest. Upon consummation of the CompuCom merger, CompuCom will be a wholly-owned subsidiary of Parent. Platinum Equity will be responsible for the performance by Parent and Merger Subsidiary of all of their obligations under the CompuCom merger agreement that are to be performed by Parent or Merger Subsidiary on or prior to the effective time of the CompuCom merger.

The obligations of Parent and Merger Subsidiary to effect the CompuCom merger are subject to their obtaining no less than $35 million in gross proceeds from a senior subordinated financing (the “Note Financing”) contemplated by the highly confident letter issued by Jefferies & Company, Inc. In addition, at the effective time of the merger, the sum of the following amounts, determined as of the close of business on the immediately preceding business day, must be equal to or greater than $215 million: (a) the gross proceeds of the Note Financing; (b) the amount by which CompuCom’s unrestricted cash exceeds $20 million; and (c) an amount equal to the lesser of (i) 85% of CompuCom’s eligible receivables under its receivables financing facility and (ii) 65% of CompuCom’s gross trade receivables. The obligations of Parent and Merger Subsidiary, on the one hand, and CompuCom, on the other hand, to effect the CompuCom merger are subject to the satisfaction or waiver of various additional conditions. In addition to customary conditions relating to compliance with the CompuCom merger agreement by Parent and Merger Subsidiary, on the one hand, and CompuCom, on the other hand, and other customary conditions described elsewhere in this document, the following material conditions must also be satisfied:

•	the CompuCom merger agreement must be adopted by the requisite percentages of CompuCom’s common and preferred stockholders; and

•	the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must expire or terminate, which occurred on June 29, 2004.

The CompuCom merger agreement may be terminated at any time prior to the effective time of the CompuCom merger, regardless of whether CompuCom’s stockholders have adopted the CompuCom merger agreement, by mutual written consent of Parent and CompuCom; by either Parent or CompuCom upon the occurrence of certain events; or automatically by no action on the part of the parties if the principal stockholder agreement is terminated.

The CompuCom merger agreement contains detailed provisions prohibiting CompuCom from seeking an alternative transaction to the merger. These “no solicitation” provisions prohibit CompuCom from taking any action to initiate or solicit an acquisition proposal from a third party. The CompuCom merger agreement does not, however, prohibit CompuCom, CompuCom’s board of directors or its special committee from considering and potentially approving and recommending an unsolicited superior proposal from a third party, if CompuCom, CompuCom’s board of directors and its special committee comply with the appropriate provisions of the CompuCom merger agreement.

The CompuCom merger agreement generally provides that each party will pay its own fees and expenses in connection with the merger agreement, whether or not the CompuCom merger is completed.

CompuCom must pay Parent a break-up fee of $8,880,000 if certain events occur and if Parent and Merger Subsidiary are not in material breach of their representations, warranties, covenants or other agreements contained in the CompuCom merger agreement at the time of termination.

CompuCom must pay up to $4,000,000 of Parent’s and Merger Subsidiary’s fees and expenses actually incurred in this transaction with non-affiliates if the CompuCom merger agreement is terminated by Parent or CompuCom because either the Safeguard shareholders or the CompuCom stockholders do not approve the CompuCom merger at their respective meetings. These expenses will only be payable to Parent if Parent and Merger Subsidiary are not in material breach of their representations, warranties, covenants or other agreements contained in the CompuCom merger agreement at the time of termination.

Additionally, under certain circumstances, if a change of control transaction occurs within 225 days after the termination of the CompuCom merger agreement, then in addition to Parent’s and Merger Subsidiary’s expenses, CompuCom must also pay an alternate transaction fee of 50% of the amount by which the total consideration to be paid to CompuCom’s stockholders in the other transaction exceeds the total amount which was to be paid to CompuCom’s stockholders in the CompuCom merger, subject to a cap.

CompuCom’s obligation to pay fees and expenses to Parent cannot exceed $8,880,000 in any event.

The Principal Stockholder Agreement	Pursuant to the terms of the principal stockholder agreement among Safeguard, Parent and Merger Subsidiary, Safeguard has agreed to call a special meeting of the Safeguard shareholders for the purpose of voting on the CompuCom Merger Proposal, and, if the CompuCom Merger Proposal is approved by a majority of the votes cast by Safeguard’s shareholders at the special meeting, to vote its shares of CompuCom’s common stock and preferred stock in favor of approval of the CompuCom merger and adoption of the CompuCom merger agreement at CompuCom’s stockholders meeting, and against any acquisition proposal and any other action that may reasonably be expected to impede, interfere with, delay, postpone, attempt to discourage or have a material adverse effect on the consummation of, the CompuCom merger or result in a breach in any material respect of any of CompuCom’s covenants, representations, warranties or other obligations and agreements contained in the CompuCom merger agreement. If Safeguard votes its shares of CompuCom common stock and preferred stock in favor of approval of the CompuCom merger and adoption of the CompuCom merger agreement at the CompuCom special meeting, CompuCom will have received the requisite stockholder approval for adoption of the CompuCom merger agreement and approval of the CompuCom merger.

The principal stockholder agreement also contains customary representations and warranties of Safeguard, Parent and Merger Subsidiary. Additionally, Safeguard has agreed to restrictions on the transferability of its shares of CompuCom common stock and preferred stock; has waived its appraisal rights in respect of its holdings of CompuCom’s capital stock; and has agreed to refrain from taking certain actions with respect to acquisition proposals for CompuCom. At any time prior to the time that Safeguard’s shareholders approve the CompuCom Merger Proposal, Safeguard may engage in negotiations with a third party with respect to an acquisition proposal that is a “superior proposal” if certain procedures are followed.

In the event that the principal stockholder agreement or CompuCom merger agreement is terminated by Parent or Safeguard under certain circumstances, and within 225 days of such termination, either:

•	a CompuCom change of control transaction is consummated or approved by the Safeguard board of directors or a special committee thereof or the Safeguard shareholders; or

•	CompuCom enters into an agreement with respect to a change in control transaction, or a tender offer or exchange offer for all of CompuCom’s outstanding shares of common stock is commenced, and CompuCom’s board of directors or a special committee thereof either recommends that CompuCom’s stockholders tender their shares in a tender offer or exchange offer or CompuCom’s board of directors fails to recommend rejection of the offer within ten business days after the commencement of the tender offer or exchange offer;

then Safeguard will pay to Parent upon consummation of such change of control transaction an amount equal to (x) 50% of the amount, if any, by which the aggregate consideration, including the fair market value of any non-cash consideration valued as of the date on which the change of control transaction is consummated, that is to be received by Safeguard with respect to its shares of CompuCom’s common and preferred stock upon consummation of the change of control transaction exceeds the aggregate merger consideration that Safeguard would have received with respect to its shares of CompuCom’s common and preferred stock if the CompuCom merger had been consummated in accordance with the terms of the CompuCom merger agreement as in effect on the date the principal stockholder agreement is terminated minus (y) a credit equal to 51.83% of the aggregate of expense reimbursements and fees paid by CompuCom to Parent in accordance with the CompuCom merger agreement. This credit shall be reduced to the extent that the sum of the expenses and fees payable by CompuCom under the CompuCom merger agreement and the fees payable by Safeguard to Parent under the principal stockholder agreement, prior to any reduction in the credit, does not exceed $4,000,000.

Letter of Credit Commitment	Safeguard has agreed to provide to the landlord under CompuCom’s Dallas headquarters lease, Comp Delaware LP, a subsidiary of W.P. Carey & Co. LLC, a letter of credit in an amount equal to $6,336,198, after the effective date of the CompuCom merger, in order to facilitate CompuCom obtaining the consent required under the Lease Agreement, dated as of March 31, 1999, between Delaware Comp LLC and CompuCom. The letter of credit will expire on March 31, 2019 and CompuCom will reimburse Safeguard for all fees and expenses incurred by Safeguard in order to obtain and maintain this letter of credit. This reimbursement may not exceed 1.5% of the aggregate principal amount of the Safeguard letter of credit per annum.

CompuCom Stockholders Meeting	The special meeting of stockholders of CompuCom to consider the CompuCom merger is expected to take place after, but on the same day as, the Safeguard special meeting of shareholders. If the CompuCom Merger Proposal is approved at the Safeguard special meeting of shareholders, Safeguard will vote its CompuCom shares in favor of the proposal to approve the CompuCom merger and adopt the CompuCom merger agreement at the CompuCom special meeting. CompuCom has distributed to its stockholders a proxy statement related to the CompuCom special meeting of stockholders. Copies of the proxy statement are available at CompuCom’s website (www.compucom.com), and the proxy statement is on file with the Securities and Exchange Commission and available on its website (www.sec.gov). That proxy statement contains information which is relevant to the CompuCom merger, and Safeguard shareholders may wish to review that proxy statement.

Our Plans Following the CompuCom Merger; Use of Proceeds
If the CompuCom merger is approved and consummated, our business will consist of two principal operating segments: (i) our strategic subsidiaries which operate in the business decision solutions and healthcare life sciences solutions sectors, and (ii) our non-strategic companies. Upon consummation of the CompuCom merger, our cash balances will be increased by approximately $128 million. We presently plan to use these proceeds to increase our ownership interest in our strategic subsidiaries thereby funding their respective growth plans; to acquire new strategic subsidiaries; to escrow five years of interest payments (approximately $19.7 million) for our convertible senior debentures with a stated maturity of 2024, pursuant to the terms of such debentures; to retire the remaining $54.8 million of our 5% convertible subordinated notes due 2006, pursuant to the terms of the 2024 debentures; depending upon market conditions from time to time, to consider steps to modify our capital structure (which may include the repurchase of a portion of our outstanding equity securities or debt); and for our general corporate purposes (including the payment of Safeguard’s transaction expenses related to the CompuCom merger). Though we continually evaluate acquisition opportunities, we currently do not have any specific plans, negotiations or agreements regarding any potential, material acquisitions.

In connection with a loan we made in 2001 to Warren V. Musser, then our Chief Executive Officer, Mr. Musser granted us a security interest in all shares of CompuCom common stock held directly by him. Any merger proceeds received by Mr. Musser for shares of CompuCom common stock held directly by him will be paid directly to Safeguard. As of June 15, 2004, Mr. Musser directly owned 443,283 shares of CompuCom common stock. The $128 million of gross cash proceeds to be received by Safeguard in connection with the CompuCom merger does not include any proceeds to be paid to Safeguard as a result of these CompuCom shares pledged as collateral.

See “CompuCom Merger Proposal — Our Plans Following the CompuCom Merger; Use of Proceeds.”

Effect of the Proposed Transaction on Our Shareholders; No Appraisal Rights

The CompuCom merger does not involve any merger, consolidation or liquidation with respect to Safeguard; therefore, no distribution of cash or securities will be made to our shareholders. If the CompuCom merger is approved and consummated, our shareholders will continue to retain their ownership in Safeguard. Pennsylvania law does not provide for dissenters’ rights of appraisal in the context of this transfer of assets.

Accounting Treatment	The CompuCom merger will be reflected in our consolidated financial statements as a sale of our CompuCom interest. Because the expected proceeds from the transaction are below Safeguard’s carrying value in CompuCom, Safeguard and CompuCom will need to complete an impairment review in accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets.” Safeguard estimates that it will record an impairment charge of approximately $21 million in the second quarter of 2004. This amount is an estimate and may change significantly depending on changes to Safeguard’s carrying value in CompuCom due to CompuCom’s operating results for the second quarter of 2004 and issuances of stock by CompuCom in the second quarter of 2004. This amount may also change significantly for estimates as to the fair value of CompuCom’s assets and liabilities, and for changes in the estimated proceeds. Upon consummation of the CompuCom merger, Safeguard will present the results of operations of CompuCom as a discontinued operation for all periods presented and will record a gain or loss in connection with the CompuCom merger equal to the difference between Safeguard’s carrying value in CompuCom, as adjusted for the impairment charge, and the net proceeds received by Safeguard. The amount of the gain or loss will be affected by several factors, including the amount of the impairment charge, anticipated charges at CompuCom, and any adjustments to current estimates of proceeds and transaction costs. See “Accounting Treatment” and “Safeguard Unaudited Pro Forma Condensed Consolidated Financial Information.”

Tax Consequences	The CompuCom merger should not have any direct federal income tax consequences to Safeguard’s shareholders. However, the CompuCom merger will be a taxable transaction to us for federal, state, local and foreign income tax purposes, but we do not expect the CompuCom merger to result in any material tax payment by us as a result of our available capital loss carryforwards for tax purposes. See “Material Federal Income Tax Consequences.”

Regulatory Matters	The CompuCom merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prohibits the completion of certain transactions until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and various waiting periods end or expire. Safeguard and Platinum each filed a notification form under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Department of Justice on June 21, 2004. On June 29, 2004, Safeguard and Platinum were notified that they had been granted early termination of the waiting period under the Hart-Scott-Rodino Act. For additional information regarding regulatory approvals. See “Antitrust.”

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE PROPOSAL

The Meeting

Q:	Who is entitled to vote?

A:	Shareholders of record as of the close of business on July 6, 2004, may vote at the special meeting.

Q:	How many shares can vote?

A:	On July 6, 2004, there were 119,736,800 shares issued and outstanding. Every shareholder may cast one vote for each share owned.

Q:	How does our board of directors recommend I vote?

A:	Our board of directors recommends that you vote “FOR” approval and adoption of the plan of asset transfer that is the subject of the CompuCom Merger Proposal.

Q:	How do I vote?

A:	If your Safeguard shares are registered in your name, there are three ways for you to vote by proxy:

1.	Sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the prepaid envelope provided,

2.	Call 1-800-435-6710, or

3.	Log on to the internet at http://www.eproxy.com/sfe and follow the instructions at that site.

Telephone and internet voting will close at 11:59 p.m. Eastern Time on August 18, 2004.

Your vote by telephone or via the Internet will help Safeguard save money. Remember, if you vote by telephone or via the Internet, do not return your voting instruction form.

If you sign your proxy card but do not mark any boxes showing how you wish to vote, Anthony L. Craig and Christopher J. Davis will vote your shares as recommended by our board of directors.

Q:	What if my Safeguard shares are not registered in my name?

A:	If you hold your Safeguard shares through a broker, bank or other nominee, you will receive a voting instruction form directly from them describing how to vote your shares. This form will, in most cases, offer you three ways to vote:

      1. by telephone,

      2. via the Internet, or

      3. by returning the form.

Your vote by telephone or via the Internet will help Safeguard save money. Remember, if you vote by telephone or via the Internet, do not return your voting instruction form.

If you and other residents at your mailing address own shares of Safeguard stock in street name, your broker or bank may have notified you that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice is known as “householding.” Unless you responded that you did not want to participate in householding, you were deemed to have consented to the process. Therefore, your broker or bank will send only one copy of our proxy statement to your address. Each shareholder in your household will continue to receive a separate voting instruction form.

If you would like to receive your own set of our disclosure documents in the future, or if you share an address with another Safeguard shareholder and together both of you would like to receive only a single set of Safeguard annual disclosure documents, please contact ADP by telephone at 1-800-542-1061. Be sure to indicate your name, the name of your brokerage firm or bank, and your account number. The revocation of your consent to householding will be effective 30 days following its receipt.

If you did not receive an individual copy of this proxy statement, we will send a copy to you if you address a written request to Safeguard Scientifics, Inc., Attention: Investor Relations, 800 The Safeguard Building, 435 Devon Park Drive, Wayne, PA 19087-1945 or call 1-888-733-1200.

Q:	What if I want to change my vote?

A:	You may change your vote at any time before the meeting in any of the following ways:

1.	notify our corporate secretary, Deirdre Blackburn, in writing,

2.	vote in person at the meeting,

3.	re-vote by telephone or via the internet,

4.	submit another proxy card with a later date, or

5.	if you have instructed a broker to vote your shares, follow the directions received from your broker to change those instructions.

If you are not a registered shareholder and wish to vote at the meeting, you must obtain a legal proxy from your nominee authorizing you to vote at the meeting. We will be unable to accept a vote from you at the meeting without that form. If you are a registered shareholder and wish to vote at the meeting, no additional forms will be required.

Q:	Who will count the votes?

A:	A representative of Mellon Investor Services, our registrar and transfer agent, will count the votes and act as the judge of election.

Q:	What does it mean if I get more than one proxy card or voting instruction form?

A:	It means that you have multiple accounts at the transfer agent and/or with stock brokers or other nominees. Please complete and provide voting instructions for all proxy cards and voting instruction forms that you receive. We encourage you to have all accounts registered in the exact same name and address (whenever possible). If you are a registered shareholder, you may obtain information about how to do this by contacting our transfer agent:

Safeguard Scientifics, Inc.

c/o Mellon Investor Services
P.O. Box 3315
South Hackensack, NJ 07606

If you provide Mellon Investor Services with photocopies of the proxy cards that you receive or with the account number that appears on each proxy card, it will be easier to accomplish this.

You also can find information on transferring shares and other useful shareholder information on Mellon Investor Services’ web site at www.melloninvestor.com.

Q:	What is a quorum?

A:	A quorum is a majority of the outstanding shares. The shares may be represented at the meeting either in person or by proxy. To hold the meeting, there must be a quorum present.

Q:	What vote of any shareholders is required to approve the CompuCom Merger Proposal?

A:	Approval and adoption of the plan of asset transfer that is the subject of the CompuCom Merger Proposal requires the affirmative vote of a majority of the votes cast by our shareholders at the special meeting.

Q:	What is the effect if I abstain or fail to give instructions to my broker?

A:	If you submit a properly executed proxy, your shares will be counted as part of the quorum even if you abstain from voting.

Broker non-votes also are counted as part of the quorum. When nominees such as banks and brokers holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by a specified date before the meeting, the nominees may vote those shares on matters deemed routine by the New York Stock Exchange. The CompuCom Merger Proposal described in this proxy statement is a non-routine matter. On non-routine matters, nominees cannot vote without instructions from the beneficial owner and there is a so-called “broker non-vote” on that matter. Broker non-votes and abstentions are not counted in the tally of votes “FOR” or “AGAINST” a proposal, and therefore have no effect on the proposal, assuming a quorum is present.

Q:	Who can attend the meeting?

A:	We encourage all shareholders to attend the meeting. Admission tickets are not required.

Q:	Are there any expenses associated with collecting the shareholder votes?

A:	We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation. We also have hired Georgeson Shareholder Communications, Inc. (“Georgeson”) to assist us in the distribution of proxy materials and the solicitation of votes described above. We will pay Georgeson a fee not to exceed $8,000 plus customary costs and expenses for these services. Upon request, we also will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to our shareholders.

Q:	Who can help answer my other questions?

A:	If you have more questions about the CompuCom Merger Proposal, you should contact our proxy solicitation agent:

Georgeson Shareholder Communications, Inc.

17 State Street, 10th Floor
New York, NY 10004
1-800-790-6795

The CompuCom Merger Proposal

Q:	What does the plan of asset transfer involve?

A:	The plan of asset transfer involves the disposition by Safeguard, in the CompuCom merger, of all of its equity interest in CompuCom in exchange for approximately $128 million in gross cash proceeds upon closing of the CompuCom merger. Following the completion of the CompuCom merger, we will have received approximately $127 million of cash after transaction costs and will utilize approximately $19.7 million of the proceeds to escrow five years of interest payments on our 2024 convertible senior debentures and $54.8 million of the proceeds to retire our 2006 convertible subordinated notes. We presently plan to use the remainder of the proceeds to increase our ownership interest in our strategic subsidiaries thereby funding their respective growth plans; to acquire new strategic subsidiaries; depending upon market conditions from time to time, to consider steps to modify our capital structure (which may include the repurchase of a portion of our outstanding equity securities or debt); and for our general corporate purposes (including the payment of our transaction expenses related to the CompuCom merger). At the time of completion of the CompuCom merger, we will no longer own any equity interest in CompuCom and will not consolidate any of CompuCom’s financial results in our financial statements. Consequently, our consolidated revenues will decline significantly. See “Safeguard Unaudited Pro Forma Condensed Consolidated Financial Information.”

Q:	Will any of the proceeds received by Safeguard from the CompuCom merger be distributed to me as a shareholder?

A:	No. We intend to retain the proceeds and use them as described elsewhere in this proxy statement.

Q:	What will Safeguard’s business be after the CompuCom merger?

A:	As previously stated, we intend to focus on our current and future strategic companies which operate primarily in the business decision solutions sector and the healthcare life sciences solutions sector.

Q:	Will I continue to be able to sell my Safeguard shares?

A:	The completion of the CompuCom merger will not affect your right to sell or otherwise transfer your shares of our common stock.

Q:	Will I have appraisal rights?

A:	No. Under the applicable provisions of the Pennsylvania BCL, Safeguard’s shareholders will have no right in connection with the CompuCom Merger Proposal to seek appraisal of their shares of common stock.

Q:	When do you expect the CompuCom merger to be completed?

A:	We are working toward completing the CompuCom merger as soon as possible. If the required financing for the CompuCom merger has been obtained, we hope to complete the CompuCom merger shortly after the CompuCom stockholders meeting, which is expected to occur late in the third quarter of 2004.

Q:	What are the United States federal income tax consequences to Safeguard shareholders of the plan of asset transfer relating to the CompuCom merger?

A:	We do not expect that the CompuCom merger will result in any federal income tax consequences to our shareholders relating to their ownership of Safeguard equity.

Q:	What will happen if the CompuCom Merger Proposal is not approved?

A:	If the CompuCom Merger Proposal is not approved, the CompuCom merger will not be consummated, and we will not receive any cash proceeds from the conversion of our CompuCom stock in the transaction. We will continue to own our CompuCom shares and retain a majority interest in CompuCom and consolidate their financial results. We may continue to assess the feasibility of available alternatives, including other disposition alternatives that may arise, if any.

Q:	What do I need to do now?

A:	Vote as described on page 11 of this proxy statement, as soon as possible, so that your shares may be represented at the special meeting. In order to ensure that your vote is obtained, please vote as described on page 11 of this proxy statement even if you currently plan to attend the special meeting in person. Our board of directors recommends that you vote “FOR” approval and adoption of the plan of asset transfer that is the subject of the CompuCom Merger Proposal.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

      Some statements contained in this proxy statement are forward-looking statements. The words and phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimates,” “projects,” “believes,” “plans” or similar expressions, are intended to identify “forward-looking statements” and include, without limitation, our expectations regarding revenues, earnings or other future financial performance and liquidity, and general statements about future operations and operating results. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations. Factors that could cause actual results to differ from expectations include, without limitation:

•	The performance of our companies is uncertain. If our companies do not succeed, the value of our assets, our results of operations and the price of our common stock could decline. The material risks relating to our companies include:

—	there may be intense competition affecting the products and services our companies offer;

—	our companies may experience poor market penetration or an inability to adapt to the rapidly changing marketplace and technologies;

—	many of our companies have a history of operating losses or limited operating history, little revenue and substantial losses and limited capital resources;

—	our companies may not have alternative funding sources unless Safeguard funds them;

—	our companies’ management may have an inability to manage growth;

—	weakness in the public and private capital markets for technology companies may affect our ability to realize value for our companies through mergers and acquisitions or initial public offerings;

—	an inability to protect their proprietary rights or to defend against possible infringement claims of others may affect our companies;

—	the impact of economic downturns on our companies;

—	certain of our companies could face legal liabilities from claims made against their operations, products or work; and

—	our companies’ ability to comply with applicable legal and regulatory requirements relating to the conduct of their business and the sale of their products and services may affect their ability to do business.

•	Following completion of the CompuCom merger, our business activities will be principally focused on companies that, in the aggregate, have negative cash flow.

•	Fluctuations in the price of the common stock of our publicly traded companies may affect the price of our common stock.

•	We may be unable to obtain maximum value for our company interests because our companies are private or we hold sizable positions in public companies which have a relatively low trading volume.

•	Intense competition from other acquirers of interests in companies operating in areas of our strategic focus could result in lower returns or losses on acquisitions.

•	Our business strategy may not be successful if valuations in the market sectors in which our companies participate decline.

•	Our success is dependent on our executive management and our ability to provide appropriate incentives for their retention and performance.

•	We may have to buy, sell or retain assets when we would not otherwise do so in order to avoid registration under the Investment Company Act.

•	Our companies which are not wholly-owned by Safeguard may incur extra costs and inefficiencies related to their corporate governance procedures and we may not be able to direct their operations as directly as we could a wholly-owned subsidiary or division of Safeguard. Consequently, these companies could make business decisions that are not in our best interests or with which we do not agree, which could impair the value of our company interests.

      We undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere, whether as a result of new information, future events or otherwise.

SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

      We are providing the following financial data to aid you in your analysis of the financial aspects of the disposition of Safeguard’s CompuCom shares in the CompuCom merger. With the exception of (1) the selected consolidated historical financial data as of March 31, 2004 and 2003 and for the three months ended March 31, 2004 and 2003 and (2) the selected condensed consolidated pro forma financials as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 and the fiscal years ended December 31, 2003, 2002 and 2001, we derived the information from audited historical consolidated financial statements of Safeguard. Safeguard’s consolidated financial statements as of December 31, 2003, 2002, 2001, 2000 and 1999 and for each of the five years in the period ended December 31, 2003, have been audited by KPMG LLP, independent auditors, and are included in Safeguard’s annual reports on Form 10-K. The selected financial data as of March 31, 2004 and 2003 and for the three months ended March 31, 2004 and 2003 have been derived from the unaudited interim consolidated financial statements of Safeguard, which are included in Safeguard’s quarterly report on Form 10-Q for the three-month period ended March 31, 2004. The selected pro forma data are derived from the unaudited pro forma consolidated financial statements and accompanying notes appearing elsewhere in this proxy statement.

      The selected historical financial data as of March 31, 2004 and 2003 and for the three months ended March 31, 2004 and 2003 reflect, in the opinion of Safeguard management, all adjustments, consisting of only normal, recurring adjustments necessary for a fair presentation of such data and have been prepared in accordance with the accounting principles followed in the presentation of our audited financial statements for the year ended December 31, 2003. Operating results for the three-month period are not necessarily indicative of the results to be expected for the full fiscal year.

      The selected pro forma and historical financial data should be read in conjunction with the unaudited pro forma consolidated financial statements and accompanying notes appearing elsewhere in this proxy statement and with the consolidated financial statements of Safeguard and accompanying notes and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Safeguard’s annual report on Form 10-K for the year ended December 31, 2003 and quarterly report on Form 10-Q for the three months ended March 31, 2004.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

						Three Months Ended
	Year Ended December 31,					March 31,

	Historical					Historical

	2003	2002	2001	2000	1999	2004	2003

	(In thousands except per share amounts)
INCOME STATEMENT DATA:
Total revenues	$1,622,558	$1,685,554	$1,925,668	$2,771,226	$2,994,244	$338,664	$370,699

Cost of sales	1,376,526	1,410,689	1,617,401	2,441,842	2,641,276	283,460	309,132
Selling and service	133,322	130,717	144,047	150,351	165,036	34,694	34,296
General and administrative	111,215	141,501	171,006	200,051	152,047	24,309	30,626
Depreciation and amortization	32,756	32,882	40,748	33,462	30,528	6,843	7,878
Impairment	15,968	6,575	—	—	—	—	—
Restructuring	—	—	—	5,417	387	—	—

Total operating expenses	1,669,787	1,722,364	1,973,202	2,831,123	2,989,274	349,306	381,932

	(47,229)	(36,810)	(47,534)	(59,897)	4,970	(10,642)	(11,233)
Gains on issuance of stock by companies	—	—	—	—	175,662	—	—
Other income (loss), net	48,930	(5,149)	(41,332)	93,105	128,404	10,479	4,191
Impairment — related party	(659)	(11,434)	—	—	—	—	(659)
Interest income	3,311	8,260	16,443	19,912	6,604	635	1,032
Interest and financing expense	(13,568)	(24,085)	(34,238)	(43,712)	(43,572)	(3,298)	(3,444)

Income (loss) before income taxes, minority interest, equity loss and change in accounting principle	(9,215)	(69,218)	(106,661)	9,408	272,068	(2,826)	(10,113)
Income tax (expense) benefit	(5,400)	(7,418)	6,842	100,323	(66,514)	(768)	(1,392)
Minority interest	(1,537)	(1,453)	(3,334)	(2,213)	(8,936)	1,334	(10)
Equity loss	(17,179)	(51,004)	(395,947)	(319,922)	(73,092)	(2,374)	(4,024)

Net income (loss) from continuing operations	(33,331)	(129,093)	(499,100)	(212,404)	123,526	(4,634)	(15,539)
Cumulative effect of accounting change	—	(21,390)	—	—	—	—	—

Net income (loss)	$(33,331)	$(150,483)	$(499,100)	$(212,404)	$123,526	$(4,634)	$(15,539)

Basic Income (Loss) Per Share:
Prior to cumulative effect of change in accounting principle	$(0.28)	$(1.10)	$(4.26)	$(1.86)	$1.22	$(0.04)	$(0.13)
Cumulative effect of change in accounting principle	—	(0.18)	—	—	—	—	—

	$(0.28)	$(1.28)	$(4.26)	$(1.86)	$1.22	$(0.04)	$(0.13)

Diluted Income (Loss) Per Share:
Prior to cumulative effect of change in accounting principle	$(0.30)	$(1.12)	$(4.27)	$(1.87)	$1.16	$(0.04)	$(0.14)
Cumulative effect of change in accounting principle	—	(0.18)	—	—	—	—	—

	$(0.30)	$(1.30)	$(4.27)	$(1.87)	$1.16	$(0.04)	$(0.14)

Net income (loss) to common stock	$(33,331)	$(150,483)	$(499,100)	$(212,404)	$123,526	$(4,634)	$(15,539)

SELECTED CONSOLIDATED PRO FORMA FINANCIAL DATA

				Three Months Ended
	Year Ended December 31,			March 31,

	Pro Forma(1)			Pro Forma(1)

	2003	2002	2001	2004	2003

	(In thousands except per share amounts)
INCOME STATEMENT DATA:
Total revenues	$167,438	$114,476	$110,905	$38,992	$40,402

Cost of sales	95,704	46,002	45,894	23,551	23,505
Selling and service	54,969	43,086	24,318	13,761	14,386
General and administrative	52,497	72,039	84,416	11,687	15,691
Depreciation and amortization	17,298	14,650	16,639	3,429	3,698
Impairment	15,968	6,575	—	—	—

Total operating expenses	236,436	182,352	171,267	52,428	57,280

	(68,998)	(67,876)	(60,362)	(13,436)	(16,878)
Other income (loss), net	48,930	(5,149)	(41,332)	10,479	4,191
Impairment — related party	(659)	(11,434)	—	—	(659)
Interest income	2,197	6,313	16,443	452	714
Interest and financing expense	(12,173)	(21,661)	(30,930)	(3,178)	(3,041)

Income (loss) before income taxes, minority interest and equity loss	(30,703)	(99,807)	(116,181)	(5,683)	(15,673)
Income tax (expense) benefit	(209)	(46)	9,727	(40)	(5)
Minority interest	6,754	10,172	557	2,371	2,104
Equity loss	(17,179)	(51,004)	(395,947)	(2,374)	(4,024)

Income (loss) from continuing operations	$(41,337)	$(140,685)	$(501,844)	$(5,726)	$(17,598)

Basic loss per share	$(0.35)	$(1.19)	$(4.28)	$(0.05)	$(0.15)
Diluted loss per share	$(0.35)	$(1.20)	$(4.28)	$(0.05)	$(0.15)
Net loss to common stock	$(41,337)	$(140,685)	$(501,844)	$(5,726)	$(17,598)

(1)	Gives effect to the proposed CompuCom merger assuming the transaction occurred on January 1, 2001.

SELECTED CONDENSED CONSOLIDATED PRO FORMA

AND HISTORICAL FINANCIAL DATA

	As of December 31,					As of March 31,

	Historical					Historical		Pro Forma(1)

	2003	2002	2001	2000	1999	2004	2003	2004

	(In thousands)
BALANCE SHEET DATA:
Cash and cash equivalents	$217,860	$254,779	$298,095	$133,201	$49,813	$284,441	$250,949	$302,289
Short-term investments	7,081	9,986	—	51,230	—	6,985	7,984	10,785
Restricted cash	1,069	3,634	8,033	35,000	—	1,069	1,632	1,069
Trading securities	—	832	205,553	3,446	—	2,297	768	2,297
Accounts receivable, net	245,504	179,668	157,661	246,949	259,383	173,273	125,526	31,869
Inventories	35,849	30,181	32,084	78,187	129,826	28,524	26,327	189
Prepaid and other	11,293	13,045	77,142	24,914	16,488	13,535	14,610	8,804

Total current assets	518,656	492,125	778,568	572,927	455,510	510,124	427,796	357,302
Property and equipment, net	34,007	38,610	59,320	52,951	56,234	34,488	38,140	15,515
Ownership interests in and advance to companies	53,119	74,859	132,940	616,875	529,381	49,826	77,691	49,826
Available for sale securities	—	4,548	4,822	214,343	302,940	—	4,474	—
Intangible assets, net	14,689	18,580	11,670	—	—	13,222	17,209	9,310
Goodwill	195,652	206,815	159,540	123,002	119,288	195,999	206,513	91,115
Note receivable — related party	11,946	14,482	25,046	—	—	11,486	13,751	11,486
Other	8,262	18,647	20,357	68,161	36,526	12,098	16,212	27,373

Total assets	$836,331	$868,666	$1,192,263	$1,648,259	$1,499,879	$827,243	$801,786	$561,927

Current maturities of long-term debt	$11,530	$11,517	$7,761	$5,250	$11,019	$12,364	$12,043	$12,364
Current portion of convertible subordinated notes	—	—	—	—	—	17,600	—	113,500
Other current liabilities	228,929	238,462	421,363	253,852	310,652	154,905	184,970	41,198

Total current liabilities	240,459	249,979	429,124	259,102	321,671	184,869	197,013	167,062
Long-term debt	2,537	1,998	20,138	13,493	14,532	2,084	2,221	2,084
Minority interest	142,159	130,384	112,746	106,462	102,808	145,338	129,620	16,826
Other long-term liabilities	15,005	14,032	11,579	164,765	286,167	15,755	15,550	13,277
Convertible subordinated notes	200,000	200,000	200,000	200,000	200,000	95,900	200,000	—
Convertible senior debentures	—	—	—	—	—	150,000	—	150,000
Total shareholders’ equity	236,171	272,273	418,676	904,437	574,701	233,297	257,382	212,678

Total liabilities and shareholders’ equity	$836,331	$868,666	$1,192,263	$1,648,259	$1,499,879	$827,243	$801,786	$561,927

(1)	Gives effect to the proposed CompuCom merger assuming the transaction occurred on March 31, 2004.

INTRODUCTION

      This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for a special meeting of our shareholders to be held on August 19, 2004 at 10:00 a.m., local time, at CompuCom’s headquarters at 7171 Forest Lane, Dallas, Texas 75230, or at any adjournment or postponement of the special meeting. Shares of our common stock represented by properly executed proxies received by us will be voted at the special meeting or any adjournment or postponement of the special meeting in accordance with the terms of those proxies, unless revoked.

Proposals to be Considered at the Special Meeting

      At the special meeting, you will consider and vote upon the following matters:

1. The CompuCom Merger Proposal to approve and adopt a plan of asset transfer consisting of the Principal Stockholder Agreement, dated as of May 27, 2004, among us, CHR Holding Corporation and CHR Merger Corporation and the Agreement and Plan of Merger, dated as of May 27, 2004, among CompuCom Systems, Inc., CHR Holding Corporation and CHR Merger Corporation, which plan of asset transfer provides that we will (i) vote the CompuCom equity securities that we own in favor of approval of the CompuCom merger and adoption of the merger agreement and (ii) comply with the other terms and conditions of the Principal Stockholder Agreement for which approval of our shareholders is required under the Pennsylvania Business Corporation Law, as amended.

2. Such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

Record Date; Voting Rights; Vote Required for Approval

      Only holders of record of our common stock at the close of business on July 6, 2004, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. On that date there were approximately 1,764 holders of record of our common stock and 119,736,800 shares of our common stock outstanding.

      Any shareholder entitled to vote may vote either in person or by properly executed proxy. The presence, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes are counted for the purpose of establishing a quorum at the special meeting. In the event that a quorum is not present at the special meeting, we expect to postpone the meeting to solicit additional proxies. Holders of record on the record date are entitled to one vote per share at the special meeting on the proposal to approve and adopt the plan of asset transfer that is the subject of the CompuCom Merger Proposal.

      The affirmative vote of a majority of the votes cast by our shareholders is necessary to approve and adopt the plan of asset transfer that is the subject of the CompuCom Merger Proposal.

      If the special meeting is adjourned for any reason, the proposal may be considered and voted upon by our shareholders at a subsequent reconvened meeting. All proxies will be voted in the same manner as they would have been voted at the original meeting, except for any proxies that have been properly withdrawn or revoked.

Voting and Revocation of Proxies

      All shares of our common stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in those proxies. If no instructions are indicated, the proxies will be voted “FOR” the proposal to approve and adopt the plan of asset transfer that is the subject of the CompuCom Merger Proposal.

      A shareholder giving the proxy may revoke it by:

•	delivering to our corporate secretary, Deirdre Blackburn, at our corporate offices at 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087, Attention: Corporate Secretary, on or before the business day prior to the special meeting, a written revocation of the proxy or a later dated, signed proxy card;

•	delivering a written revocation or a later dated, signed proxy card to us at the special meeting prior to the taking of the vote on the matters to be considered at the special meeting;

•	re-voting by telephone or via the internet;

•	attending the special meeting and voting in person; or

•	if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

      Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

      Our board of directors is not currently aware of any business to be brought before the special meeting other than that described in this proxy statement. However, if other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

Solicitation of Proxies; Expenses of Solicitation

      We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation. We also have hired Georgeson to assist us in the distribution of proxy materials and the solicitation of votes described above. We will pay Georgeson a fee not to exceed $8,000 plus customary costs and expenses for these services. Upon request, we also will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to our shareholders.

      We are mailing this proxy statement to shareholders on or about July 15, 2004.

COMPUCOM MERGER PROPOSAL

      On May 27, 2004, CompuCom Systems, Inc., Parent and Merger Subsidiary entered into an Agreement and Plan of Merger which provides that Merger Subsidiary, a subsidiary of Parent, would be merged into CompuCom in accordance with the terms and subject to the conditions of the CompuCom merger agreement. If the CompuCom stockholders adopt the CompuCom merger agreement and approve the CompuCom merger, the CompuCom merger will be consummated, and at the effective time of the CompuCom merger:

•	each outstanding share of CompuCom common stock will be converted into the right to receive $4.60 in cash, without interest; and

•	each outstanding share of CompuCom series B convertible preferred stock will be converted into the right to receive $10.00 in cash plus an amount equal to any dividends accrued and unpaid, without interest.

      Safeguard owns 24,540,881 shares of CompuCom common stock and 1,500,000 shares of CompuCom series B convertible preferred stock. These shares represent approximately 51.0% of the outstanding shares of CompuCom capital stock entitled to vote upon the CompuCom merger. Under Delaware law, adoption of the CompuCom merger agreement and approval of the CompuCom merger requires the affirmative vote of the holders of a majority of the outstanding shares of CompuCom’s common stock and preferred stock, voting on an as-converted basis. Safeguard, Parent and Merger Subsidiary have entered into a principal stockholder agreement pursuant to which Safeguard is obligated to vote in favor of the adoption of the CompuCom merger agreement and the approval of the CompuCom merger, subject to specified conditions. One of the conditions to Safeguard’s voting obligation is that a majority of the votes cast by Safeguard’s shareholders shall have approved the vote by Safeguard in favor of adoption of the CompuCom merger agreement and approval of the CompuCom merger at the CompuCom special stockholders meeting. If Safeguard votes its shares of CompuCom common stock and preferred stock in favor of approval of the CompuCom merger and adoption of the CompuCom merger agreement at the CompuCom special stockholders meeting, CompuCom will have received the requisite stockholder approval for adoption of the CompuCom merger agreement and approval of the CompuCom merger.

      Copies of the merger agreement and the principal stockholder agreement are attached as Appendices A and B, respectively, to this proxy statement and we urge you to read each in its entirety.

      If the CompuCom merger is consummated, Safeguard will receive an aggregate of approximately $128 million in gross cash proceeds. This aggregate consideration is comprised of (i) approximately $113 million being received in respect of Safeguard’s holdings of CompuCom common stock and (ii) approximately $15 million being received in respect of Safeguard’s holdings of CompuCom series B convertible preferred stock.

Background of the Transaction

      The decision of Safeguard’s board of directors to approve and recommend the plan of asset transfer related to the CompuCom Merger Proposal was the result of lengthy and extensive evaluations by Safeguard’s board of directors of the best strategic alternatives for Safeguard to pursue to enhance shareholder value and provide liquidity for the pursuit of Safeguard’s business strategy.

      For a number of years, CompuCom’s strategic plan was to grow its services business both organically and through acquisition. In 2001, CompuCom completed four acquisitions and considered an acquisition strategy central to its future growth objectives. Accordingly, CompuCom management wanted to gain access to additional information about companies in the industry that were attractive acquisition targets from a strategic and economic perspective. As a result, in late 2001, CompuCom management interviewed several investment bankers, including representatives from Broadview International LLC (which was merged into, and became a division of Jefferies & Company, Inc. (“Jefferies”) on March 1, 2004) (“Broadview”), an investment bank focused exclusively on the technology industry. CompuCom began working with Broadview in December 2001. Initially Broadview’s role related to assisting CompuCom in identifying potential acquisition targets but later its role expanded after CompuCom decided to review all of its strategic alternatives.

      In October 2001, Anthony L. Craig was appointed Chief Executive Officer of Safeguard. At the direction of the new Chief Executive Officer, Safeguard embarked on an analysis of its strategic alternatives for its various subsidiaries and affiliates, including an analysis of whether to buy, sell or hold each company in which Safeguard held an ownership interest, including CompuCom. In late 2001, Safeguard management reviewed various potential strategic alternatives available to Safeguard for its ownership interest in CompuCom and Safeguard management’s plan to consider CompuCom’s role as part of the refinement of Safeguard’s strategy under the direction of its new Chief Executive Officer. Based on that investigation, Safeguard determined to not seek to acquire the remaining capital stock of CompuCom that Safeguard did not already own and to explore further whether it wanted to hold or sell its CompuCom shares. In January 2002, Safeguard concluded that CompuCom did not fit with Safeguard’s strategic plan to focus primarily on entities earlier in their value-creation cycle, referred to as companies in the “time-to-volume” stage of development. As a result, Safeguard determined that it might be willing to sell its position in CompuCom if an attractive offer were received.

      Throughout the period from mid 2001 to early 2002, several parties made unsolicited inquiries to CompuCom and Safeguard regarding possible transactions with CompuCom, including an acquisition of all or part of CompuCom. Only one of these inquiries included an indicative transaction price, indicating a price of $3.50 per share of CompuCom’s common stock. CompuCom’s preliminary discussions relating to these unsolicited inquiries ultimately did not result in any other party submitting an indication of interest with an indicative price.

      In light of the unsolicited inquiries, and Safeguard’s interest in exploring a potential sale of its holdings in CompuCom, in February 2002, CompuCom’s board of directors asked Broadview to evaluate all strategic alternatives available to CompuCom to maximize value for all CompuCom stockholders. The alternatives considered and presented to the CompuCom board of directors included remaining a stand-alone public company, repurchasing Safeguard’s holdings in CompuCom, distributing cash to existing CompuCom stockholders, splitting the businesses and spinning them off to CompuCom stockholders, breaking up the businesses and selling the parts, divesting the product business and keeping the services business, divesting the services business and keeping the product business, and selling the entire business. To further its evaluation, the CompuCom board of directors determined that gathering information through a privately conducted process of exploring strategic alternatives was appropriate and in the best interest of CompuCom’s stockholders.

      During the spring of 2002, Broadview, with the assistance of CompuCom’s management and board of directors, identified potential strategic and financial buyers that might be interested in participating in this process. Starting in late April 2002, Broadview contacted 19 potential strategic buyers and 15 potential financial buyers to discern potential interest in a transaction with CompuCom. Of the 34 parties contacted, 20 indicated potential interest, executed non-disclosure agreements and received a confidential information memorandum relating to CompuCom. Each of the other parties that had previously indicated an interest in a transaction with CompuCom were contacted, and two of these entities indicated their interest in response to these contacts. During May, June and July 2002, potential buyers, including Platinum, reviewed confidential due diligence materials, received supplemental due diligence materials and had discussions with CompuCom’s management.

      In late July 2002, five potential acquirors, including Platinum, submitted initial indications of interest. All but one of the potential buyers were financial buyers, and all but one potential buyer were interested in acquiring all of CompuCom. The preliminary indications of price from the potential financial buyers ranged from $4.00 to $5.00 per outstanding share of CompuCom common stock. One strategic bidder submitted an indication of interest for CompuCom’s services business only, for a total price that ranged between $75 and $100 million.

      On August 1, 2002, in connection with its review of the preliminary indications of interest, CompuCom’s board of directors appointed a special committee of four disinterested directors to, among other tasks, review and evaluate the indications of interest received from potential acquirors, review CompuCom’s strategic alternatives and make a recommendation to the full board of directors. The CompuCom special committee at that time consisted of Richard F. Ford, Edwin L. Harper, Edward N. Patrone and Anthony J. Paoni. On August 17, 2002, at the first meeting of the CompuCom special committee, the special committee engaged Montgomery, McCracken, Walker and Rhoads, LLP (“Montgomery McCracken”) as independent legal counsel to represent the special committee.

      From August 2002 through October 2002, CompuCom continued to negotiate with the potential acquirors who had submitted indications of interest, focusing primarily on three indications of interest, one of which was submitted by Platinum. Following the withdrawal of one bidder in mid-August and another in early September 2002, discussions continued with Platinum. Ultimately, CompuCom was unable to reach an agreement at this time with Platinum and, on October 14, 2002, the special committee decided to recommend to CompuCom’s board of directors that CompuCom discontinue discussions with Platinum. CompuCom’s board of directors adopted this recommendation on October 30, 2002.

      Also, in October 2002, an additional financial bidder contacted Broadview and submitted an initial indication of interest at a price range of $4.50 to $5.00 per share of CompuCom common stock. The price range was subsequently revised to $4.65 to $4.75 following this party’s receipt of preliminary due diligence information on CompuCom. As this potential buyer’s indication of interest was subject to further due diligence, and included a requirement that CompuCom pay the potential buyer’s expenses related to its due diligence, the CompuCom special committee recommended to the board of directors that discussions with this potential buyer be terminated. The CompuCom board of directors adopted the recommendation and discussions were halted shortly after October 30, 2002.

      During the period from November 2002 through January 2003, CompuCom and Safeguard discussed various options that would result in Safeguard completely disposing of or reducing its stake in CompuCom. Discussions regarding a possible repurchase by CompuCom of Safeguard’s holdings were ultimately unsuccessful, due to the parties’ inability to agree on mutually satisfactory terms and concerns regarding CompuCom’s ability to finance any such repurchase.

      On February 5, 2003, Platinum contacted Broadview and indicated that it was still interested in a potential transaction with CompuCom. From February 2003 through early June 2003, negotiations among CompuCom, Safeguard, Platinum and their respective financial and legal advisors were held, including negotiation of a merger agreement, principal stockholder agreement, employment agreements for Messrs. Coleman, Loeser and McKenna and Ms. Smith, support agreements and various financing documents. Throughout these discussions, the CompuCom special committee was kept informed on a regular basis and provided guidance on issues of importance to the interests of the CompuCom minority stockholders in connection with these discussions. On April 8, 2003, the CompuCom special committee hired Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) as its special financial advisor to render a fairness opinion to the CompuCom special committee on any proposed transaction. At a meeting of the CompuCom special committee on June 2, 2003, Houlihan Lokey provided an opinion as to the fairness, from a financial point of view, of the proposed transaction under discussion with Platinum at that time to the non-Safeguard holders of CompuCom’s common stock and the CompuCom special committee determined to recommend that the board of directors approve the merger and adopt the merger agreement. Similarly, at a meeting of the CompuCom board of directors on June 3, 2003, Broadview provided an opinion as to the fairness, from a financial point of view, of the proposed transaction; however, as several material issues remained unresolved at that time, the board did not take action on approving or rejecting the merger.

      Again, the parties were ultimately unable to reach agreement on mutually satisfactory terms due in part to the unavailability of $50 million of senior subordinated financing on terms acceptable to Platinum from financing sources contacted at that time. Platinum then asked that Safeguard provide this financing. The inability to reach final agreement on the terms under which Safeguard would agree to provide this financing, as well as other concerns regarding the value to be received, which was $4.50 per share of common stock and $8 million for the preferred stock, in addition to concerns raised by Platinum relating to CompuCom’s cash and borrowing capacity and its relationship to the amount of the transaction price that needed to be financed, ultimately led the board of directors of CompuCom, including each of the members of its special committee, to elect to discontinue negotiations with Platinum on August 7, 2003.

      During the period in which these discussions with Platinum were ongoing, the financial bidder that had submitted an indication of interest in October 2002 expressed renewed interest in acquiring CompuCom and provided to Broadview a verbal indication of interest at a price of $5.00 per share for CompuCom’s common stock. This indication of interest was subsequently revised downward in May 2003 to $4.20 per share due to the party’s likely inability to finance the potential transaction at a higher price. Discussions with this bidder were terminated upon this reduction in the indicated price.

      During the period in which these discussions with Platinum were ongoing, at board meetings held on February 26, 2003, June 3, 2003, and July 30, 2003, Safeguard’s board of directors was kept apprised of discussions between Platinum and CompuCom and discussed Safeguard’s strategic alternatives with respect to its CompuCom holdings. At its July 30, 2003 meeting, Safeguard’s board of directors appointed a special transactions committee consisting of Robert Ripp, Andrew E. Lietz, Jack L. Messman and John J. Roberts, to evaluate Safeguard’s strategy and its strategic relationship with CompuCom.

      During the period from July 2003 through November 2003, CompuCom engaged in discussions with a potential strategic buyer which, after contacting CompuCom and conducting preliminary due diligence, submitted an indication of interest indicating that the consideration to be delivered in the potential transaction would be a combination of stock and cash with a combined value in the range of $5.75 to $6.50 per CompuCom common share. However, on November 7, 2003, this potential buyer informed CompuCom that due to CompuCom’s third quarter financial results, it was unwilling to continue to pursue the possible transaction at that time. After full year results were reported in February 2004, CompuCom held follow-up discussions with this potential buyer to determine if there was renewed interest. CompuCom was told at this time that this potential buyer had no interest in further pursuing a transaction with CompuCom.

      On November 20, 2003, representatives of CompuCom again met with representatives of Safeguard to discuss CompuCom’s operations and financial performance as well as the merits of a possible acquisition by Safeguard of the outstanding minority equity in CompuCom not then owned by Safeguard. At a follow-up meeting on December 15, 2003, Safeguard indicated it was not interested in pursuing the acquisition of the remaining outstanding shares of CompuCom.

      On December 16, 2003, J. Edward Coleman, CompuCom’s Chairman, President and Chief Executive Officer, met with Platinum to discuss the possibility of resuming negotiations. In February 2004, Mr. Coleman spoke with Platinum regarding the potential synergies between CompuCom and other Platinum portfolio companies. It was agreed that a meeting should be held to explore this idea further. The meeting was scheduled for March 4 and March 5, 2004.

      On February 21, 2004, the CompuCom special committee met to consider a possible repurchase of Safeguard’s CompuCom holdings and CompuCom’s other strategic alternatives. Attending were Mr. Coleman, and M. Lazane Smith, CompuCom’s Senior Vice President, Finance and Chief Financial Officer, as well as representatives of Montgomery McCracken and Willkie Farr & Gallagher LLP (“Willkie Farr”), serving as counsel to the special committee and CompuCom, respectively. It was noted at the meeting that two new members had been appointed by the board to serve on the special committee, namely Michael J. Emmi and John D. Loewenberg, increasing the size of the CompuCom special committee to six persons, thereby including all independent members of the board not affiliated with Safeguard. The special committee focused its discussion on the possible repurchase of Safeguard’s CompuCom holdings. The committee noted that at the time of their previous meeting on June 2, 2003 CompuCom had not been in a position to make an offer that Safeguard would have found acceptable. Ms. Smith and Mr. Coleman discussed possible reasons why this may have changed in the interim period, and Ms. Smith reviewed for the committee certain financial information relating to a possible offer to Safeguard, including the availability of cash for such an offer, the likelihood of being able to obtain the requisite financing and the cash flow implications for CompuCom in light of an offer at various prices. The special committee considered these implications, including the effects of the resulting reduced liquidity and increased debt on CompuCom, if available, and the corresponding impact on CompuCom’s ability to pursue its acquisition strategy. The special committee authorized management to seek Broadview’s advice on the feasibility and likely impact such a transaction would have on CompuCom, specifically with regard to the ability to obtain financing and the effects of such indebtedness and cash expenditure on CompuCom’s ongoing liquidity as well as its ability to pursue a growth strategy through acquisition.

      During the period from late February through May, CompuCom management met with Broadview, other investment banks and its current banking source to determine the feasibility of obtaining the necessary financing to repurchase its shares from Safeguard. Each had differing assessments of the financing structure, likelihood of success and attendant risks of obtaining financing for such a transaction.

      On March 4 and 5, 2004, Platinum representatives met with CompuCom to review CompuCom’s recent business and financial results. At this time, discussions were renewed regarding the possibility of undertaking a transaction which would combine CompuCom with another of Platinum’s portfolio companies. On March 15, 2004, Platinum indicated that it was not interested in pursuing the combination approach but continued to be willing to pursue discussions regarding acquiring CompuCom on a stand-

alone basis. On March 23, 2004, Platinum met with members of CompuCom management to review further CompuCom’s financial results and cash flow, with a view toward possibly making a revised proposal. Following these meetings, Platinum delivered a revised written indication of interest to CompuCom on March 24, 2004. The financial terms of Platinum’s revised indication of interest were: $5.00 for the shares of CompuCom common stock held by all stockholders other than Safeguard; $4.50 for the shares of CompuCom common stock held by Safeguard; an aggregate of $8 million for all shares of CompuCom preferred stock, all of which is held by Safeguard; and cashing out of all vested stock options at a price equal to the difference between $5.00 and the exercise price of the option, multiplied by the number of shares subject to such option. While the indication of interest did not include a financing contingency, it did require that Safeguard provide $35 million in mezzanine financing.

      On March 27, 2004, the CompuCom special committee met to consider Platinum’s indication of interest made on March 24. Attending (for portions of the meeting) were Mr. Coleman and Ms. Smith, as well as representatives of Willkie Farr, and (for the full meeting) Montgomery McCracken. Mr. Coleman and Ms. Smith described the revised indication of interest to the committee, noting that Platinum’s interest in a transaction persisted notwithstanding the decline in CompuCom’s EBITDA during the period following CompuCom’s discussions with Platinum in mid-2003, and noting further that Platinum’s overall indicative valuation had increased by approximately $12 million despite CompuCom’s financial performance during this period. The special committee discussed the status of Safeguard’s review of this indication of interest, and Mr. Coleman noted that it had been sent by Platinum to Mr. Craig who indicated that he intended to bring the indication of interest to the attention of the Safeguard special committee at a meeting during the week of March 29. The CompuCom special committee discussed several other issues relating to the indication of interest, including timing and documentation issues and issues relating to financial interests of management under existing and contemplated employment agreements. The CompuCom special committee also compared the merits of the Platinum indication of interest to the potential repurchase of the CompuCom holdings of Safeguard previously discussed, noting the advantages of the Platinum indication of interest, including the fact that financing for the repurchase was potentially unavailable on acceptable terms and that it was not clear that an offer could be made to Safeguard that Safeguard would accept in the context of the repurchase. The CompuCom special committee, following the departure from the meeting of Mr. Coleman, Ms. Smith and counsel to CompuCom, discussed the Platinum indication of interest and the desirability for the special committee to designate members of the committee to represent it separately from management in discussions with Safeguard relating to the indication of interest.

      On April 1, 2004, the Safeguard special committee met to consider Platinum’s March 24 indication of interest. A representative of Morgan, Lewis & Bockius LLP, counsel to Safeguard, attended the meeting. The Safeguard special committee discussed the concerns it had with Platinum’s March 24 indication of interest and the terms that would be required for the Safeguard special committee to be able to recommend a transaction to the full Safeguard board of directors. The Safeguard special committee then discussed the manner in which its concerns and counteroffer should be communicated to Platinum. The Safeguard special committee also discussed a communication Safeguard received after receiving Platinum’s March 24 indication of interest, indicating that another entity had expressed interest in acquiring Safeguard’s CompuCom holdings. After discussions regarding the preliminary nature of this communication, the committee agreed that Safeguard should continue communications with this other entity.

      On April 2, 2004, Safeguard sent a letter to Platinum detailing its concerns with Platinum’s indication of interest of March 24, namely that: (i) Safeguard expected, as the holder of the CompuCom preferred stock, given its status as the senior equity of CompuCom, to receive the full liquidation value of the preferred stock of $15 million, in accordance with the stated terms of the preferred stock; (ii) the indication of interest included a lower price to be paid for Safeguard’s holdings of CompuCom common stock compared to the price to be paid to the other holders of CompuCom common stock; (iii) the indication of interest contemplated Safeguard receiving less than $4.75 per share; and (iv) the indication of interest proposed that Safeguard would finance a portion of the aggregate merger consideration by acquiring $35 million of senior subordinated secured debt of CompuCom. Platinum responded to this letter in a letter to Safeguard dated April 7, 2004, in which Platinum noted that (i) its indication of interest had increased from its indication of interest of June 2003 despite deterioration in the financial performance of CompuCom over the intervening period; (ii) its indication of interest represented a substantial EBITDA multiple premium; and (iii) due to the extensive discussions over time that had already occurred, an agreement could be signed quickly without protracted negotiation. Platinum suggested in this letter that the allocation of the aggregate proceeds be determined by negotiation between CompuCom and Safeguard, but insisted that for the transaction to proceed without any financing contingency, Safeguard would have to provide the requested senior subordinated financing, which financing could ultimately be replaced by a third party financing post-signing if available on reasonable terms. As a way to eliminate the need for Safeguard to provide the requested senior subordinated financing, Platinum also suggested that it would be willing to explore using certain of CompuCom’s assets, in lieu of cash, as part of the consideration to be paid to Safeguard in connection with the CompuCom merger, if mutually acceptable terms could be agreed.

      On April 10, 2004, the CompuCom special committee met to receive an update on the status of discussions with Platinum. Attending were Mr. Coleman and Ms. Smith, as well as a representative of Montgomery McCracken. Mr. Coleman stated that based on recent discussions with Mr. Craig, Safeguard was considering the possibility of having one of its portfolio companies acquire certain of CompuCom’s assets in an effort to resolve the pricing issues noted by Safeguard in its April 2 letter to Platinum. The CompuCom special committee discussion noted that Safeguard’s indication that it would require that its CompuCom preferred stock be purchased at its full liquidation value, in accordance with the terms of the preferred stock, as compared to a discount from this value would reduce the funds available to the holders of CompuCom common stock and considered whether the Platinum indication of interest would provide fair value to, and otherwise be in the best interests of, the non-Safeguard holders of CompuCom common stock. The role of Houlihan Lokey, financial advisor to the CompuCom special committee, in this determination was also discussed.

      On April 28, 2004 the Safeguard board of directors met at a regularly scheduled meeting. At the meeting, Safeguard’s Chief Financial Officer, Christopher J. Davis, provided an overview of the Platinum indication of interest, including discussions regarding the possibility of Safeguard purchasing certain of CompuCom’s assets. Mr. Davis also provided an overview of the interest expressed by an entity that had contacted Safeguard regarding the possibility of acquiring Safeguard’s CompuCom holdings. The Safeguard board discussed the issues raised by the Platinum indication of interest and the inquiry regarding the possible acquisition of Safeguard’s CompuCom holdings. The Safeguard board also discussed Safeguard’s alternatives to engaging in a transaction with either Platinum or the entity that had expressed interest in possibly acquiring Safeguard’s CompuCom holdings. Because of the maturity of discussions with Platinum, the preliminary nature of discussions with the entity that had expressed interest in possibly acquiring Safeguard’s CompuCom holdings and the assessment of the Safeguard board regarding the likelihood of reaching an agreement with Platinum, the Safeguard board concluded that, at that time, it was appropriate to focus Safeguard’s efforts on pursuing a transaction with Platinum.

      At a regularly scheduled meeting of the CompuCom board of directors on May 6, 2004, Mr. Coleman stated that a revised indication of interest had been received from Platinum the previous evening. A representative of Willkie Farr was in attendance at the meeting as outside counsel to CompuCom. Mr. Coleman described the terms of the indication of interest to the board, noting that, in lieu of a price per share for the CompuCom common stock and preferred stock, the indication of interest listed a total price for all shares of preferred and common stock of CompuCom, as well as vested “in the money” options. After discussions with Platinum, this aggregate price was confirmed to be $253.5 million, which price was noted to be approximately $12 million greater than the indicative value during negotiations in June 2003. It was discussed that the transaction would be contingent upon Platinum being able to issue no less than $35 million of senior subordinated debt to third party lenders. Willkie Farr reviewed the role, duties and responsibilities of the board in considering this indication of interest. Mr. Craig noted his belief that Safeguard’s position was that it should receive the full liquidation value for its shares of CompuCom preferred stock in accordance with the terms of the preferred stock, and that the remainder of the consideration should be allocated through mutual agreement with Safeguard and the CompuCom special committee. He indicated his belief that Safeguard would be willing to accept a price for its shares of CompuCom common stock that was lower than that received by the other holders of CompuCom common stock in the event that the evenly allocated price was less than the market price, with the size of the discrepancy in the allocation to be agreed upon depending on the size of the discrepancy between the evenly allocated price and the market price.

      At this point in the meeting it was agreed that the CompuCom board meeting should be temporarily adjourned and the CompuCom special committee should meet. A meeting of the CompuCom special committee was convened, with Mr. Coleman and Ms. Smith, as well as outside counsel to each of CompuCom and the special committee attending. Mr. Coleman summarized the terms of Platinum’s indication of interest, and counsel advised the special committee of its fiduciary responsibilities in considering the indication of interest. The CompuCom special committee discussed the merits of the indication of interest from the perspective of the non-Safeguard stockholders, including whether the present time was an appropriate time to consider such a transaction. Following discussion, the special committee agreed that trends in CompuCom’s business and the industry overall indicated that CompuCom’s results were not likely to improve in the near term, and as such an offer in excess of that under consideration from Platinum was unlikely to be obtained in the foreseeable future. It was also noted that the continuing strategic differences in the approaches favored by CompuCom as compared to those favored by Safeguard made it difficult for CompuCom to invest money or shares in new initiatives, and that this situation was unlikely to change, which could further adversely impact CompuCom’s performance. These factors led the CompuCom special committee to conclude that it was appropriate to consider Platinum’s indication of interest.

      The CompuCom special committee then focused on whether the transaction contemplated by the Platinum indication of interest was fair to, and was otherwise in the best interests of, non-Safeguard stockholders, and the best transaction obtainable under the current circumstances. It was noted that CompuCom’s process of exploring strategic alternatives, which had essentially continued intermittently for over two years, had been thorough and that no bidder other than Platinum had elected to submit a credible indication of interest following diligence. It was decided that a direct approach from the CompuCom special committee to Platinum was appropriate as a means of exploring whether or not Platinum could be convinced to increase the value of its indication of interest for CompuCom’s non-Safeguard stockholders. Mr. Emmi agreed to contact Platinum on behalf of the CompuCom special committee to gain a greater understanding of: (i) the basis for Platinum’s price; (ii) the possibility of, and methods for increasing the price contemplated by the current indication of interest; and (iii) the nature and status of their financing plans.

      The CompuCom special committee asked Mr. Coleman for an update on whether the discussion of a possible sale of any CompuCom assets to a Safeguard portfolio company had proven fruitful. Mr. Coleman noted that these discussions had been terminated when it became clear that Platinum placed a significantly higher value on these assets than Safeguard.

      The CompuCom special committee also noted that while the draft documentation regarding the potential transaction would allow for the CompuCom special committee and the CompuCom board to consider certain post-signing competing offers, Broadview should be requested to contact the parties who had previously expressed an interest in acquiring CompuCom to gauge any current interest in making a proposal. The CompuCom special committee also discussed contacting each of Houlihan Lokey and Broadview to request that they analyze the Platinum proposal and prepare to render an opinion as to the fairness of such offer to the CompuCom special committee and the board, respectively.

      The CompuCom board meeting was then reconvened and Mr. Harper reported the results of the CompuCom special committee meeting to the board, which agreed with the suggested courses of action.

      On May 10, 2004, Platinum contacted CompuCom requesting a meeting on May 11 and May 12, 2004. During these meetings, Platinum performed confirmatory business and financial due diligence.

      On May 11, 2004, Mr. Harper and Mr. Ford, on behalf of the CompuCom special committee, and Mr. Craig, on behalf of Safeguard, discussed the allocation of the proceeds in the Platinum offer between Safeguard, with respect to its holdings of CompuCom preferred and common stock, and the non-Safeguard holders of common stock. Messrs. Harper and Ford stated that the CompuCom special committee was concerned that the non-Safeguard stockholders be treated fairly, and they proposed that these stockholders receive at least $5.00 per share in the transaction. Mr. Craig suggested that a more appropriate allocation would be based on the closing price for CompuCom’s shares immediately preceding the time of the signing of an agreement. Mr. Craig proposed that if the closing price was less than the evenly allocated deal price, then all holders of common stock would receive the evenly allocated price. If the closing price was more than the evenly allocated price, then non-Safeguard holders of common stock would receive a price equal to the sum of the evenly allocated price plus 25% of the difference between the closing price and the evenly allocated price, and Safeguard would receive for its shares of CompuCom common stock the remainder of the aggregate price to be paid by Platinum for the CompuCom common stock. Mr. Craig noted that this proposal was conditioned on Safeguard’s price for its CompuCom common shares at no time falling below $4.50 per share, and Safeguard receiving the full $15 million liquidation value for its shares of preferred stock in accordance with the terms of those securities. Following a discussion of this proposal, Messrs. Harper and Ford indicated that they needed to discuss it further with the full CompuCom special committee.

      Later that day, a meeting of the CompuCom special committee was convened, with Mr. Coleman and Ms. Smith, as well as Broadview and outside counsel to each of CompuCom and the CompuCom special committee attending. Ms. Smith updated the CompuCom special committee on the status of discussions with Platinum, including Platinum’s confirmatory diligence. Broadview noted that a commitment letter relating to Platinum’s senior asset backed lending facility would likely be issued shortly and that Jefferies was in the process of preparing a highly confident letter relating to the $35 million in senior subordinated notes. The meeting then focused on the earlier discussion with Safeguard. The CompuCom special committee considered the Safeguard proposal, including Safeguard’s insistence on the full liquidation value for its preferred stock as per the terms thereof. After discussion, the CompuCom special committee determined to counter Safeguard’s proposal regarding the allocation of proceeds to the common holders with a modification. The modification would be that instead of using the closing price as the market price in their formula, the deemed market price would be the average of the closing price and the twenty-day trading average up to and including the date of the closing price. This approach was intended to establish a more representative sampling of the market price given the volatility associated with CompuCom’s stock price. The CompuCom special committee also decided to propose to Safeguard that it reduce its floor from $4.50 to $4.40. Following the departure from the meeting of Mr. Coleman, Ms. Smith and counsel to CompuCom, the CompuCom special committee and its counsel further discussed the elements of Safeguard’s proposal and the special committee’s counteroffer, and asked Messrs. Ford and Harper to communicate this counteroffer to Safeguard at the earliest practical time.

      On May 14, 2004, Platinum confirmed its willingness to proceed on the basis of its prior indication of interest, and draft transaction documents were delivered by Platinum’s counsel to counsel for CompuCom and Safeguard. During the period between May 14 and May 20, 2004, transaction documents, including the merger agreement and the related disclosure schedules, the principal stockholder agreement, the support agreements and the highly confident letter from Jefferies were negotiated by representatives of the parties, including counsel, from Platinum, CompuCom and Safeguard. During this period it was noted that CompuCom’s principal stock option plan did not permit the cancellation of unvested options in connection with a transaction of the type under negotiation, and thus it was agreed that all options, vested or unvested, would be cashed out in the merger to the extent their exercise prices were less than the price per share of common stock to be paid to the non-Safeguard holders of CompuCom common stock.

      On May 19, 2004, on behalf of the CompuCom special committee, Mr. Emmi spoke with representatives of Platinum, including Tom Gores, Platinum’s founder and CEO, Johnny Lopez, Platinum’s Executive Vice President-Mergers & Acquisitions, and Jacob Kotzubei, Platinum’s senior vice president principally responsible for this transaction. Mr. Coleman and Ms. Smith joined the call solely to make introductions, and did not participate in the discussion. During the call, Platinum detailed to Mr. Emmi the bases for its valuation of CompuCom and pricing of the transaction, noting that based on CompuCom’s balance sheet and cash flow, they had made their best and final offer without room for improvement. At this price, Platinum expressed the belief that they were taking substantial risk. Platinum described its plans for CompuCom going forward, including strategic acquisitions, and indicated that notwithstanding the debt that might be required to finance such acquisitions, Platinum was confident that it would be able to arrange for this and the working capital needs of the business. Platinum detailed the level of due diligence that it had done to date, and provided an update on the status of its senior asset backed lending facility, as to which it had obtained a commitment letter from Bank of America and Wells Fargo Foothill. Platinum noted that the proposed transaction would not be conditioned on this financing. Platinum indicated that it had received a “highly confident” letter from Jefferies as to its ability to place the $35 million of senior subordinated notes, and Platinum described an additional $25 million liquidity facility that it would be providing to manage the liquidity needs of CompuCom’s business following the merger. The Platinum representatives gave Mr. Emmi a summary of their transactional experience.

      The CompuCom special committee met on May 20, 2004, with Mr. Coleman and Ms. Smith, as well as outside counsel to the CompuCom special committee and CompuCom, attending. Mr. Emmi presented a report on his discussion with Platinum to the committee. Messrs. Ford and Harper then detailed their discussions with Safeguard regarding their counterproposal as to the allocation of proceeds. They reported that Safeguard had agreed to their formulation of the “market” price, but had been unwilling to reduce its floor below $4.50. After discussion, the special committee resolved to accept this proposal. Willkie Farr updated the committee on the status of the negotiations of the transaction, noting that the only significant issue remaining was obtaining the consent of the landlord under CompuCom’s Dallas headquarters lease, an affiliate of W.P. Carey & Co. LLC (“W.P. Carey”), which was a condition to consummating the merger.

      On May 21, 2004, each of Platinum and Jefferies made a presentation to a joint telephonic meeting of the boards of CompuCom and Safeguard at which counsel to each of CompuCom and Safeguard were present. Platinum’s presentation covered substantially the same material that had been discussed with Mr. Emmi on behalf of the CompuCom special committee. Messrs. Gores, Lopez and Kotzubei detailed their personal transaction experience and that of Platinum generally, and discussed their proposed sources and uses of funds for the proposed transaction, including details regarding their financing, and their plans for CompuCom, including managing its liquidity needs following the merger. Raymond J. Minella and Neil Wessan presented on behalf of Jefferies with respect to Jefferies’ highly confident letter, summarizing the proposed terms of the notes, their expertise in the placement of this type of debt, the market for this type of debt generally and the risks and proposed timing of the offering.

      On May 24, 2004, W.P. Carey stated that as a condition to the granting of its consent to the transaction it would require, among other things, the posting of a security deposit covering eighteen months’ rent under the lease for the life of the lease, in an amount of approximately $6.3 million. W.P. Carey also noted that it would require an amendment to the Dallas lease to document the deposit requirement, and that this amendment would require the consent of the mortgage servicer under the lease, an affiliate of Wells Fargo Foothill. During the period from May 24 to May 27, the terms of W.P. Carey’s conditions were negotiated by representatives of Platinum, Safeguard and CompuCom. Ultimately Safeguard agreed to provide to the landlord a letter of credit from the closing date of the merger through March 2019 in an amount equal to $6,336,198. In exchange for agreeing to issue this letter of credit, Safeguard required that it receive the same per share merger consideration as that paid to the other holders of CompuCom common stock. Safeguard also required that CompuCom be obligated to reimburse Safeguard for all fees and expenses incurred by Safeguard in order to obtain and maintain this letter of credit, with this reimbursement obligation not to exceed 1.5% of the aggregate principal of the Safeguard letter of credit per annum.

      At 1 p.m. EDT on May 27, 2004, a meeting of the CompuCom special committee was held. In attendance were Mr. Coleman and Ms. Smith, as well as representatives of outside counsel and the financial advisors to each of the CompuCom special committee and CompuCom. Outside counsel to the special committee again reviewed with the committee their fiduciary duties in considering the proposed transaction, including their role, duties and responsibilities. Following this, outside counsel to CompuCom detailed the respective interests of the committee members, board members generally, Safeguard and management in the merger. Outside counsel then updated the committee on the ongoing negotiations relating to the consents of the landlord and the mortgage servicer, noting that at the time of the meeting these had not yet been obtained, and thus the committee would not be asked for a formal recommendation to the board regarding the transaction at this meeting, but would be given all other information relevant to its determination, with an update to follow upon resolution of the consent issues. Counsel then reviewed in detail the terms of the proposed transaction and the transaction documents. Houlihan Lokey then opined to the CompuCom special committee that the merger consideration of $4.60 per share to be paid to the holders of CompuCom common stock was fair to the non-Safeguard holders of common stock from a financial point of view, as of that date and based upon the assumptions made, matters considered and limitations on the review that was described to the CompuCom special committee. Houlihan Lokey’s presentation included an executive summary, a due diligence summary, a transaction overview, information concerning alternatives considered by CompuCom to the proposed transaction, a company overview, and a fairness analysis. Houlihan Lokey pointed out that in arriving at its fairness conclusion, the report found that the indicated net consideration per share to common stockholders of CompuCom was within the report’s concluded aggregate equity range on a controlling interest basis of $4.25 to $4.90 per share. Houlihan Lokey commented on its use of various analyses, including a market multiple methodology, a comparable transaction methodology and a public share price approach. Houlihan Lokey also provided a draft of its fairness opinion letter. Mr. Harper then asked for Broadview’s comments, particularly with respect to its efforts to identify other possible purchasers and to consider strategic alternatives. Broadview stated that it and Mr. Coleman had revisited the potential strategic and financial purchaser contacts that in the past had shown the most interest in a possible transaction and had found no interest in any transaction that would provide value to CompuCom’s stockholders comparable to the Platinum proposal. It was noted that careful consideration had also been given to the possibility of CompuCom repurchasing the shares of its stock owned by Safeguard as well as other share repurchase alternatives, but it had been concluded that such a transaction would result in CompuCom having a level of indebtedness that would make it challenging for CompuCom to meet its strategic growth objectives. At this point in the meeting, Mr. Coleman, Ms. Smith, the financial advisors and counsel to CompuCom left the meeting and the CompuCom special committee together with its counsel discussed Safeguard’s condition to providing the letter of credit in connection with obtaining landlord consent to the transaction that it receive a per share price for its common stock equal to that paid to the other CompuCom common stockholders. The members of the committee considered whether to pursue further negotiations with Safeguard concerning an allocation of merger proceeds more favorable to the non-Safeguard shareholders, including the possible purchase of the CompuCom preferred stock at a price below its liquidation value. After discussion, the members of the special committee concluded not to reopen negotiations on this matter.

      At 5 p.m. EDT on May 27, 2004, a meeting of the CompuCom board of directors was held. In attendance were representatives of outside counsel and the financial advisors to CompuCom. Outside counsel again reviewed with the board their fiduciary duties in considering the proposed transaction, including their role, duties and responsibilities. Following this, outside counsel detailed the respective interests of the special committee members, board members generally, Safeguard and management in the merger. Outside counsel then updated the board on the ongoing negotiations relating to the consents of the landlord and the mortgage servicer, noting that at the time of the meeting these had not yet been obtained, and thus the board would not be asked for a formal approval regarding the transaction at this meeting, but would be given all other information relevant to its determination, with an update to follow upon resolution of the consent issues. Counsel then reviewed in detail the terms of the proposed transaction and the transaction documents. Broadview then opined to the CompuCom board of directors that the merger consideration of $4.60 per share to be paid to the holders of CompuCom common stock was fair to the non-Safeguard holders of common stock from a financial point of view. Broadview’s report included a transaction overview, a due diligence summary, a summary of factors positively and negatively affecting the value of CompuCom, a summary and description of analyses used by Broadview in its determination that the transaction with Platinum was fair, and a summary of the valuation analysis. Broadview then summarized its efforts to identify other possible purchasers and to consider strategic alternatives on the same terms as its report to the CompuCom special committee. The CompuCom special committee then reviewed the process to date for the board and reported its preliminary findings and conclusions, noting that having considered the alternatives to the merger, the terms of the merger, the risks and benefits of the merger and various other considerations, and subject to satisfactory resolution of the two consent issues, it anticipated recommending to the board that it approve the merger and the merger agreement.

      Shortly after the CompuCom board meeting, representatives of Platinum agreed that, based on the fact that it had recently obtained the consent of the landlord to the transaction subject only to obtaining the further consent of the mortgage servicer, Platinum was willing to eliminate the condition to the merger that landlord consent be obtained.

      On the evening of May 27, 2004, a special joint meeting of Safeguard’s special committee and board of directors was held. Mr. Craig provided an update of recent developments that had occurred in connection with the proposed CompuCom transaction. Mr. Davis then provided an update of the financial terms of the proposed CompuCom transaction. A representative of Morgan, Lewis & Bockius LLP reviewed with the board the terms and provisions of the proposed transaction documents and the board’s fiduciary duties in considering the proposed transaction. Representatives of Robert W. Baird & Co. Incorporated presented an overview of the financial aspects of the proposed transaction and orally delivered Baird’s opinion, which was subsequently confirmed in writing, to the effect that, as of May 27, 2004, and based upon the contents of such opinion, including the various assumptions and limitations on the review described in such opinion, the consideration taken as a whole to be received by Safeguard in the CompuCom merger for the CompuCom common stock and convertible preferred stock held by Safeguard was fair, from a financial point of view, to Safeguard. Having considered all of the presentations and following full consideration, the Safeguard special committee unanimously recommended to the Safeguard board that it approve the transaction documents and the transactions contemplated therein. Following full consideration and discussion and a review of the principal reasons for the proposed transaction, the Safeguard board unanimously approved the transaction documents and the transactions contemplated therein and recommended that Safeguard’s shareholders approve the proposed transaction. Safeguard’s board approval was conditioned on the approval of the transaction by CompuCom’s board of directors without dissent and the execution of the transaction documents and announcement of the transaction prior to the opening of the New York Stock Exchange and NASDAQ on May 28, 2004.

      Later in the evening of May 27, 2004, the CompuCom special committee reconvened. In attendance were Mr. Coleman and Ms. Smith, as well as representatives of outside counsel and the financial advisors to each of the special committee and CompuCom. Willkie Farr detailed the developments with respect to the landlord consent, noting the waiver of this condition by Platinum based on its belief that it would obtain the mortgage servicer consent. Houlihan Lokey then reaffirmed its fairness opinion to the CompuCom special committee, noting that in doing so it had considered the increase in the trading prices for CompuCom common shares that had occurred late in the day, resulting in a closing price higher than the per share merger consideration to be paid to CompuCom’s stockholders in the proposed transaction. After discussion of the rise in trading prices and the factors considered at their meeting earlier in the day, the CompuCom special committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were fair to, and in the best interests of, the stockholders of CompuCom and unanimously resolved to recommend that the board approve and adopt the merger and the merger agreement and recommend CompuCom stockholders adopt the merger agreement and approve the merger.

      Immediately following this meeting of the CompuCom special committee, the board of CompuCom met to hear and consider the recommendation of the special committee. In attendance were representatives of outside counsel and the financial advisors to CompuCom. Willkie Farr updated the board as to the resolution of the landlord consent issues. Broadview then reaffirmed its fairness opinion to the board, noting that in doing so Broadview, like Houlihan Lokey, had considered the increase in the trading prices for CompuCom common shares that had occurred late in the day, resulting in a closing price higher than the per share merger consideration to be paid to CompuCom’s stockholders in the proposed transaction. The special committee reviewed for the board its deliberations and presented its recommendation that the board approve and adopt the merger and the merger agreement and recommend that CompuCom stockholders adopt the merger agreement and approve the merger. The board of directors, having considered the recommendation of the special committee regarding the proposed merger, as well as the factors relating to the merger considered at its prior meeting, including the Broadview fairness opinion, determined unanimously (with two directors not present) that the merger agreement and the transactions contemplated by the merger agreement were fair to, and in the best interests of, CompuCom and its stockholders, and authorized, adopted and approved the merger agreement and the transactions contemplated by such merger agreement and recommended to CompuCom stockholders that they adopt the merger agreement and approve the merger. The two members of the CompuCom board of directors who were unable to attend the board meetings of May 27, 2004 have subsequently confirmed their view that the merger agreement and the transactions contemplated by the merger agreement were fair to, and in the best interests of, CompuCom and its stockholders, and agreed with the board’s decision to authorize, adopt and approve the merger agreement and the transactions contemplated by such merger agreement and recommend that CompuCom stockholders adopt the merger agreement and approve the merger.

      Shortly after this May 27 meeting, the merger agreement and the related documents were executed, and on May 28, 2004, CompuCom and Platinum issued a joint press release and Safeguard issued a press release announcing the execution of the transaction documents and the transaction contemplated thereby.

Recommendation of Our Board of Directors

      After consideration, including discussions with and questioning of our senior management and Safeguard’s legal and financial advisors, our board of directors has unanimously determined that the CompuCom Merger Proposal is advisable and in the best interests of Safeguard and our shareholders and has approved the plan of asset transfer that is the subject of the CompuCom Merger Proposal.

Reasons for the Plan of Asset Transfer and the Recommendations of Our Board of Directors

      Our board of directors unanimously determined that the plan of asset transfer providing for the CompuCom merger pursuant to the CompuCom merger agreement and the principal stockholder agreement is in the best interests of Safeguard and our shareholders and unanimously recommends that our shareholders vote in favor of the CompuCom Merger Proposal and thereby approve and adopt the plan of asset transfer providing for the CompuCom merger pursuant to the CompuCom merger agreement and the principal stockholder agreement.

      Our board of directors believes that the CompuCom merger will be beneficial to Safeguard and our shareholders and considered a number of factors which, in their view, supported their decision to approve the plan of asset transfer that is the subject of the CompuCom Merger Proposal and to recommend it to our shareholders, including the following:

•	The use of the cash proceeds received upon consummation of the CompuCom merger to enable us to realize the value of our ownership interest in CompuCom and to increase our financial flexibility and liquidity, both of which could be used to support increased ownership in our existing strategic subsidiaries, to acquire new strategic businesses and, depending upon market conditions from time to time, to consider steps to modify our capital structure (which may include the repurchase of a portion of our outstanding equity securities or debt) and for our general corporate purposes (including the payment of Safeguard’s expenses related to the CompuCom merger);

•	Our board of directors’ view of the financial performance and future prospects of CompuCom, including the current economic and market conditions in the computer products reseller industry and the risks inherent in CompuCom’s business;

•	CompuCom’s strategy of maintaining its market position through an acquisition strategy and the difficulty of obtaining the necessary capital for that strategy in current market conditions;

•	The corporate governance constraints and operational inefficiencies presented by our ownership of a majority of the outstanding capital stock of CompuCom, a public company;

•	Our strategic alternatives to the sale of our CompuCom capital stock in the CompuCom merger;

•	The scope and outcome of the process conducted by CompuCom to identify parties having a potential interest in acquiring, and having the ability to acquire, CompuCom as described in “Background of the Transaction”;

•	The belief that the price provided in the CompuCom merger agreement for the CompuCom capital stock was the highest price that Platinum was willing to pay, and the highest price obtainable on the date of signing; and

•	The opinion of Robert W. Baird & Co. Incorporated to our board of directors regarding the fairness, from a financial point of view, to Safeguard of the consideration taken as a whole to be received by us for our CompuCom common and preferred stock in the CompuCom merger, which is described more fully under the caption “Opinion of Safeguard’s Financial Advisor — Robert W. Baird & Co. Incorporated” and is attached as Appendix C to this proxy statement.

      Our board of directors also considered a number of potentially negative factors in its deliberations concerning the CompuCom Merger Proposal, including:

•	The sale of CompuCom will substantially reduce our consolidated revenues and results of operations;

•	That after the consummation of the CompuCom merger, Safeguard’s strategic subsidiaries will represent a material portion of our business, and that while we believe these strategic subsidiaries have significant growth potential, to date these strategic subsidiaries have been operating at a loss;

•	That the proceeds to Safeguard from the conversion of its CompuCom securities in the CompuCom merger are less than the carrying value of the CompuCom securities on Safeguard’s financial statements prior to the execution of the CompuCom merger agreement and related documents;

•	Under the terms of the principal stockholder agreement and the CompuCom merger agreement, we and CompuCom will be unable to solicit other acquisition proposals, and we and CompuCom may be required to pay Parent a termination fee if we terminate the merger agreement to accept a superior proposal for CompuCom or for our interest in CompuCom;

•	The obligations of CompuCom or us to pay a termination fee may discourage other parties from proposing an acquisition of CompuCom or may make the proceeds of such an alternative proposal less favorable to us;

•	A condition to Platinum’s obligation to consummate the CompuCom merger is that it receive no less than $35 million in gross proceeds from a senior subordinated financing contemplated by the highly confident letter issued by Jefferies;

•	While the CompuCom merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the CompuCom merger will be satisfied, and as a result it is possible that the CompuCom merger may not be completed even if approved by our shareholders (see “The Merger Agreement — Conditions to the Merger”); and

•	The failure of the CompuCom merger to be consummated for any reason could adversely affect the value of our ownership interest in CompuCom through CompuCom’s potential loss of customers, loss of employees and other factors.

      Our board of directors believed that, overall, the risks associated with the plan of asset transfer that is the subject of the CompuCom Merger Proposal were outweighed by the potential benefits of the plan of asset transfer. In view of the wide variety of factors considered, our board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors set forth above, our board of directors unanimously determined that the CompuCom Merger Proposal is advisable and in the best interests of Safeguard and our shareholders and has approved the plan of asset transfer that is the subject of the CompuCom Merger Proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL AND ADOPTION OF THE PLAN OF ASSET TRANSFER THAT IS THE SUBJECT OF THE COMPUCOM MERGER PROPOSAL.

Our Plans Following the CompuCom Merger; Use of Proceeds

      If the CompuCom merger is consummated, our business will consist of two principal operating segments: (i) our strategic subsidiaries which operate primarily in the business decision solutions and healthcare life sciences solutions sectors, and (ii) our non-strategic companies.

      Our strategic subsidiaries are presently comprised of two companies engaged in the Business Decision Solutions sector (Alliance Consulting Group Associates, Inc. and Mantas, Inc.) and one company engaged in the Healthcare Life Sciences Solutions sector (ChromaVision Medical Systems, Inc.). These existing strategic subsidiaries focus on one or more of the following vertical markets: financial services, healthcare and pharmaceutical, manufacturing, retail and distribution and telecommunications. We believe that each of these companies is in the “time-to-volume” stage of development. Time-to-volume is the stage in a company’s life cycle in which it develops around a commercially viable product, service or solution with a sales distribution channel and a corporate infrastructure that has the capability to grow rapidly and achieve market success.

     Alliance Consulting

      Alliance Consulting is an information technology services and consulting firm that provides custom business intelligence solutions by leveraging domain expertise and extensive technical competency. Alliance Consulting has a proven track record in architecting, building and delivering technology solutions for the Fortune 2000 market, offering business intelligence and data warehousing, packaged enterprise solutions, strategy, application development and integration, and managed services. Alliance Consulting’s business intelligence solutions position it to create higher value in partnering, both with our other companies and third parties. Over its ten-year history, Alliance Consulting has developed considerable domain expertise in the pharmaceutical, financial services, manufacturing, healthcare, retail and distribution industries. Some of Alliance Consulting’s clients include DHL, Fidelity Investments and Wyeth. Alliance Consulting maintains a full-time core staff complemented by a flexible combination of hourly and salaried employees and independent contractors which provides clients with specialized engagement teams tailored to their specific business requirements and reduces overhead and optimizes utilization. Alliance Consulting has been a wholly-owned subsidiary since December 2002 and includes aligne, Inc. and Lever8 Solutions, Inc., which were merged into Alliance Consulting shortly after the acquisition. Alliance Consulting’s revenue potential is largely dependent upon spending for information technology services and its ability to compete with local, national and offshore providers of consulting services.

     ChromaVision

      ChromaVision provides a software-based microscope, imaging system called ACIS®, or automated cellular imaging system, which aids pathologists in the analysis of various diseases and conditions. ACIS® uses a proprietary, integrated, analytic software solution based on complex algorithms. ChromaVision’s ACCESSTM remote pathology program allows community-based pathologists to offer the features of image analysis technology to patients and physicians. As of December 31, 2003, ChromaVision had 261 systems billed to its customers, including 95 remote ACCESSTM workstations. Shares of ChromaVision’s common stock trade on the Nasdaq National Market under the symbol “CVSN.” At December 31, 2003, we had a 60% ownership interest in ChromaVision; on February 10, 2004, we acquired additional shares of ChromaVision’s common stock for $5 million, which increased our ownership to 62.5%. In March 2004, ChromaVision entered into a securities purchase agreement with a limited number of accredited investors pursuant to which ChromaVision agreed to issue 10.5 million shares of common stock and warrants to purchase an additional 1.6 million shares of common stock for an aggregate purchase price of $21 million. We funded $7.5 million of the $21 million and our ownership decreased to 56.7%. While we believe that ChromaVision is currently viewed as a market leader, it will face increasing competition from competitors in its existing and expansion markets, which may include immunhistochemistry (“IHC”) reagent manufacturers and testing services companies, as well as other imaging companies operating in the IHC field.

     Mantas

      Mantas provides next-generation analytic applications for the global financial services and telecommunications markets. The company’s products are used by global leaders including Citibank, ABN Amro, Merrill Lynch and Verizon to help ensure the integrity of their enterprise and to comply with major industry regulations such as the USA PATRIOT Act and the Basel Capital Accord. All of Mantas’ financial services products are based on its Behavior Detection Platform that encompasses proprietary analytical techniques to provide applications for anti-money laundering, compliance, fraud management and revenue assurance. The Mantas platform can analyze billions of accounts and transactions, all in the context of one another, in order to identify suspicious activities that need further review. During the fourth quarter of 2003, SOTAS, Inc., another of our strategic companies, was merged into Mantas, thereby joining their technologies, target markets, development capabilities, and, ultimately, customer value propositions. We provided $13 million in funding for the merged entity to accelerate the growth of its advanced business analytics product portfolio worldwide. We believe that the combination of the merger and our funding will enhance Mantas’ market position in providing critical risk and performance management applications to financial institutions and telecommunications providers. Mantas is a private company that was spun-off from SRA International, Inc. in May 2001. At December 31, 2003, we had an 84% ownership interest in Mantas. Mantas faces significant competition from large consulting firms and software development businesses.

      Our non-stratgeic companies include approximately 8 public and private companies in various stages of development and some private equity funds. These are companies and funds in which we either do not have a majority voting interest or which are not within our strategic focus. While we intend to continue to support these companies operationally and, in appropriate circumstances, financially, we generally consider these companies to be sources of capital for future strategic initiatives rather than long term operating subsidiaries of Safeguard.

      Upon consummation of the CompuCom merger, our cash balances will be increased by approximately $128 million. We presently plan to use these proceeds to increase our ownership interest in our strategic subsidiaries thereby funding their respective growth plans; to acquire new strategic subsidiaries; to escrow five years of interest payments (approximately $19.7 million) for our convertible senior debentures with a stated maturity of 2024, pursuant to the terms of such debentures; to retire the remaining $54.8 million of our 5% convertible subordinated notes due 2006, pursuant to the terms of the 2024 debentures; depending upon market conditions from time to time, to consider steps to modify our capital structure (which may include the repurchase of a portion of our outstanding equity securities or debt); and for our general corporate purposes (including the payment of Safeguard’s transaction expenses related to the CompuCom merger). Though we continually evaluate acquisition opportunities, we currently do not have any specific plans, negotiations or agreements regarding any potential, material acquisitions. While Safeguard continues to evaluate its strategy in response to market opportunities and other factors, Safeguard anticipates that any new acquisitions will involve majority interests in companies that are either in the business decision or healthcare life sciences solutions sectors or are complementary to Safeguard’s existing strategic subsidiaries. Safeguard has no intention of investing in additional private equity funds and may seek to reduce its ownership interest in, and its commitments to, the funds it currently holds.

      Though we continually evaluate acquisition opportunities, as of the date of this proxy statement we do not have any specific plans, negotiations or agreements regarding any potential material acquisitions.

      In connection with a loan we made in 2001 to Warren V. Musser, then our Chief Executive Officer, Mr. Musser granted us a security interest in all shares of CompuCom common stock held directly by him. Any merger proceeds received by Mr. Musser for shares of CompuCom common stock held directly by him will be paid directly to Safeguard. As of June 15, 2004, Mr. Musser directly owned 443,283 shares of CompuCom common stock. The $128 million of gross cash proceeds to be received by Safeguard in connection with the CompuCom merger does not include any proceeds to be paid to Safeguard as a result of these CompuCom shares pledged as collateral.

Opinion of Safeguard’s Financial Advisor — Robert W. Baird & Co. Incorporated

      The board of directors of Safeguard retained Robert W. Baird & Co. Incorporated (“Baird”) in connection with the CompuCom merger proposal to act as its financial advisor and to render an opinion as to the fairness, from a financial point of view, of the consideration taken as a whole to be received by Safeguard for Safeguard’s common stock and convertible preferred stock (collectively the “Securities”) in CompuCom pursuant to the CompuCom merger.

      On May 27, 2004, Baird rendered its written opinion to the board of directors of Safeguard to the effect that, as of such date, and based upon and subject to the contents of such opinion, including the various assumptions and limitations set forth therein, the consideration taken as a whole to be received by Safeguard for its Securities in the CompuCom merger was fair, from a financial point of view, to Safeguard.

      Baird was not requested to analyze, and did not analyze, the fairness, from a financial point of view, of the respective portions of the consideration payable separately with respect to the CompuCom common stock or the CompuCom preferred stock owned by Safeguard.

      The full text of Baird’s written opinion, dated May 27, 2004, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Baird in rendering its opinion, is attached as Appendix C to this proxy statement and is incorporated herein by reference. Baird’s opinion is directed only to the fairness, as of the date of the opinion and from a financial point of view, of the consideration taken as a whole to be received by Safeguard and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the CompuCom merger. The summary of Baird’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion attached as Appendix C to this proxy statement. Safeguard shareholders are urged to read the opinion carefully in its entirety.

      In conducting its investigation and analysis and in arriving at its opinion, Baird reviewed such information and took into account such financial and economic factors as it deemed relevant under the circumstances, including particularly Safeguard’s strategic decision to obtain immediate liquidity for its Securities. In that connection, subject to the limitations on the scope and extent of Baird’s investigation, analysis and opinion described above and below, Baird, among other things:

•	reviewed certain internal information, primarily financial in nature, including financial forecasts for CompuCom provided to Baird by CompuCom and Safeguard, concerning the business and operations of CompuCom furnished to Baird for purposes of its analysis;

•	reviewed publicly available information, including, but not limited to, CompuCom’s Forms 10-K and 10-Q filed with the Securities and Exchange Commission, and the equity research analyst report dated April 28, 2004 with respect to CompuCom prepared by the investment banking firm of Raymond James Financial, Inc.;

•	reviewed the financial terms only of the following proposed documents related to the CompuCom merger: the draft merger agreement dated May 19, 2004 (“Draft Merger Agreement”) and the draft principal stockholders agreement dated May 19, 2004, all in the form presented to Safeguard’s board of directors;

•	reviewed and compared the historical market prices and trading activity of CompuCom’s common stock with those of other publicly traded companies Baird deemed relevant;

•	compared the financial position and operating results of CompuCom with those of other publicly traded companies Baird deemed relevant;

•	compared the proposed consideration taken as a whole to be received by Safeguard in the CompuCom merger with the consideration paid in certain other business combinations Baird deemed relevant;

•	considered the present values of CompuCom’s forecasted cash flows; and

•	compared the proposed consideration to be received by Safeguard in the CompuCom merger with the consideration that may be received by Safeguard in alternative transactions which would result in Safeguard obtaining immediate liquidity for its Securities as Baird deemed relevant.

      Baird held discussions with members of Safeguard’s senior management and CompuCom’s senior management concerning CompuCom’s historical and current financial condition and operating results, as well as the future prospects of CompuCom. Subject to the limitations on the scope and extent of Baird’s investigation, analysis and opinion described above, Baird also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which it deemed relevant for the preparation of its opinion.

      In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by or on behalf of CompuCom or Safeguard. Baird was not engaged to independently verify, and did not independently verify, and did not assume any responsibility to verify, any such information, and Baird assumed that neither Safeguard nor CompuCom was aware of any information prepared by it or its advisors that might be material to Baird’s opinion that was not provided to Baird. Baird assumed that:

•	all material assets and liabilities (contingent or otherwise, known or unknown) of CompuCom were as set forth in CompuCom’s Form 10-Q filed with the Securities and Exchange Commission on May 6, 2004, excluding $10.0 million in debt associated with CompuCom’s $100 million receivable securitization and $6.0 million in contingent liabilities associated with management employment agreements;

•	the financial forecasts for CompuCom provided to Baird by CompuCom and Safeguard were reasonably prepared by CompuCom and Safeguard, respectively, on bases reflecting the best available estimates and good faith judgments of CompuCom’s senior management and Safeguard, respectively, as to future financial performance of CompuCom. However, Baird was not engaged to and did not independently verify such financial forecasts or their underlying estimates, assumptions or judgments, and Baird expressed no opinion with respect to such financial forecasts or the estimates or judgments on which they were based;

•	in all respects material to its analysis, the representations and warranties contained in the Draft Merger Agreement are true and correct, that each party will perform all of the obligations, covenants and agreements required to be performed by it under the Draft Merger Agreement and that the merger will be consummated on the terms described in the Draft Merger Agreement, without any waiver of any material terms or conditions by CompuCom or Safeguard, and that Safeguard will provide a letter of credit in the amount of $6.3 million for a period of 15 years to secure 18 months of CompuCom’s lease obligations;

•	all material corporate, governmental, regulatory or other consents and approvals requisite to consummate the CompuCom merger have been or will be obtained; and

•	Safeguard has made the strategic decision to obtain immediate liquidity for its Securities.

      In conducting its review, Baird did not undertake or obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of CompuCom or make a physical inspection of the properties or facilities of CompuCom. Baird relied as to all legal matters regarding the CompuCom merger on the advice of counsel of Safeguard and CompuCom. In each case Baird made the assumptions above with the consent of Safeguard’s board of directors.

      Baird’s opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date of its opinion, and its opinion does not predict or take into account any changes which may occur, or information which may become available, after the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, Baird does not have any obligation to update, revise or reaffirm its opinion. Baird’s opinion does not constitute a recommendation to any shareholder of Safeguard as to how such shareholder should vote with respect to the CompuCom merger, and should not be relied upon by any shareholder as such.

      Baird’s opinion does not address the relative merits or risks of the CompuCom merger, the CompuCom merger agreement, the principal stockholders agreement, or any other agreements or matters provided for or contemplated by the CompuCom merger agreement, any other transaction that may be or might have been available as an alternative to the CompuCom merger or the CompuCom merger compared to any other business strategies considered by CompuCom’s board of directors or Safeguard’s board of directors.

      The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion, which is qualified in its entirety by reference to the full text of such opinion attached as Appendix C to this proxy statement and to the other disclosures contained in this section. The following summary, however, does not purport to be a complete description of the financial analyses performed by Baird. The order of analyses described does not represent relative importance or weight given to the analyses performed by Baird. Some of the summaries of the financial analyses include information presented in a tabular format. These tables must be read together with the full text of each summary and alone are not a complete description of Baird’s financial analyses. Equity values and equity values per share in the analyses below represent the implied valuation of CompuCom common stock assuming that Safeguard receives the full $15 million liquidation value for its shares of preferred stock in accordance with the terms of those securities. Baird’s opinion is directed only to the fairness, from a financial point of view, of the consideration taken as a whole to be received by Safeguard, and as such the equity values and equity values per share below should not be taken as an indication of fairness, from a financial point of view, of the consideration to be received by Safeguard for its CompuCom common stock in isolation. Except as otherwise noted, the following quantitative information is based on market and financial data as it existed on or before May 27, 2004 and is not necessarily indicative of current market conditions.

      Analysis of CompuCom Implied Merger Multiples. Baird calculated the “implied total equity purchase price” and “implied enterprise purchase price” of CompuCom as a result of the CompuCom merger to be $238.7 million and $180.2 million, respectively. The implied total equity purchase price for CompuCom was obtained by multiplying the implied per share equity purchase price by the total number of common shares outstanding, plus shares issuable upon exercise of stock options and shares issuable under the employee stock purchase plan, less net proceeds from the exercise of such stock options and purchase of such shares. The implied enterprise purchase price for CompuCom was obtained by adding CompuCom’s outstanding total debt, including preferred stock and contingent liabilities associated with management employment agreements to, and subtracting CompuCom’s cash and cash equivalents balances from, the implied total equity purchase price.

      In performing its analysis, Baird used, among other items, operating statistics exclusive of non-recurring items, for CompuCom’s latest twelve months (or “LTM”) ended March 31, 2004. Baird calculated multiples of the implied enterprise purchase price to CompuCom’s LTM, estimated 2004 and projected 2005 revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and earnings before interest and taxes (“EBIT”). Baird also calculated multiples of the implied total equity purchase price to CompuCom’s LTM, and estimated 2004 and projected 2005 net income. The table below summarizes the results of this analysis and is qualified in its entirety by reference to other disclosures contained in this section and Baird’s opinion attached as Appendix C to this proxy statement.

	CompuCom Implied
	Merger Multiples

	LTM		2004E		2005P

Enterprise Purchase Price/ Net Revenue	0.13	x	0.13	x	0.13	x
Enterprise Purchase Price/ EBITDA	5.3		4.9		4.8
Enterprise Purchase Price/ EBIT	9.5		7.4		6.6
Equity Purchase Price/ Net Income	22.4		17.2		15.2

      Analysis of CompuCom’s Valuation Premiums. Baird compared the premium to holders of CompuCom common stock represented by the implied per share equity purchase price of $4.60 to the closing prices for CompuCom common stock on May 26, 2004, and on the dates seven days, 15 days, the average closing price from April 28, 2004 to May 26, 2004 which includes all trading days subsequent to CompuCom’s first quarter earnings announcement, 30 days, 45 days, 60 days, 90 days, 120 days and 180 days prior to May 27, 2004, as well as the 52-week high and low closing prices. Baird calculated that the implied equity purchase price per share represented the following premiums to holders of CompuCom common stock:

•	a premium of 0.9% over the closing price for the CompuCom common stock on May 26, 2004;

•	a premium of 2.0% over the closing price for CompuCom common stock seven days prior to May 27, 2004;

•	a premium of 4.1% over the closing price for CompuCom common stock 15 days prior to May 27, 2004;

•	a discount of 0.4% over the average closing price for CompuCom common stock from April 28, 2004 to May 26, 2004;

•	a discount of 21.5% over the closing price for CompuCom common stock 30 days prior to May 27, 2004;

•	a discount of 15.9% over the closing price for CompuCom common stock 45 days prior to May 27, 2004;

•	a discount of 10.2% over the closing price for CompuCom common stock 60 days prior to May 27, 2004;

•	a discount of 12.9% over the closing price for CompuCom common stock 90 days prior to May 27, 2004;

•	a discount of 29.8% over the closing price for CompuCom common stock 120 days prior to May 27, 2004;

•	a premium of 2.4% over the closing price for CompuCom common stock 180 days prior to May 27, 2004;

•	a discount of 32.0% over the 52-week high closing price for CompuCom common stock; and

•	a premium of 15.9% over the 52-week low closing price for CompuCom common stock.

      Analysis of Selected Publicly Traded CompuCom Comparable Companies. Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of May 26, 2004 for five publicly traded companies that Baird deemed relevant. The group of selected publicly traded companies is listed below:

•	Bell Microproducts, Inc.

•	Ingram Micro, Inc.

•	Insight Enterprises, Inc.

•	Pomeroy Computer Resources, Inc.

•	Tech Data Corporation

      Baird selected these companies based on its review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industry in which CompuCom operates. Baird noted that none of the companies reviewed was identical to CompuCom and that, accordingly, the analysis of these companies necessarily involved complex considerations and judgments concerning differences in the business, financial and operating characteristics of each company and other factors that affect the public market values of these companies.

      For each selected company, Baird calculated its equity value by multiplying the closing stock price of each company as of May 26, 2004, by the total number of outstanding shares on a fully diluted basis. In addition, Baird calculated the enterprise value for each selected company by adding the book value of outstanding total debt, preferred stock and minority interests to, and subtracting cash and cash equivalents from, equity value. Baird then calculated multiples of enterprise value to each selected company’s LTM, estimated 2004 and projected 2005 revenue, EBITDA and EBIT, exclusive of non-recurring items, as of the most recently reported period. Baird also calculated multiples of each selected company’s price per share to its LTM, estimated 2004 and projected 2005 diluted earnings per share, exclusive of non-recurring items. LTM financial and market data for the selected companies was based on information publicly available as of May 26, 2004 and estimated and projected financial data for the selected companies was based on publicly available equity research analyst reports. Baird then compared the trading multiples for the selected companies to relevant CompuCom implied merger multiples, as implied in the CompuCom merger, based on CompuCom’s operating results for the LTM period ended March 31, 2004, estimated 2004 and projected 2005. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosures contained in this section and Appendix C of this proxy statement.

			Selected CompuCom Public
	CompuCom		Company Trading Multiples
	Implied Merger
	Multiples		Low		Median		Mean		High

Enterprise Value/ LTM Net Revenue	0.13	x	0.08	x	0.17	x	0.18	x	0.34	x
Enterprise Value/ 2004E Net Revenue	0.13		0.08		0.16		0.17		0.32
Enterprise Value/ 2005P Net Revenue	0.13		0.08		0.15		0.16		0.29
Enterprise Value/ LTM EBITDA	5.3	x	5.2	x	9.8	x	9.0	x	12.6	x
Enterprise Value/ 2004E EBITDA	4.9		4.8		9.1		7.7		9.7
Enterprise Value/ 2005P EBITDA	4.8		4.1		7.1		6.1		7.7
Enterprise Value/ LTM EBIT	9.5	x	6.8	x	13.6	x	12.7	x	20.0	x
Enterprise Value/ 2004E EBIT	7.4		6.1		10.9		10.0		13.9
Enterprise Value/ 2005P EBIT	6.6		4.9		8.9		8.0		10.2
Equity Value/ LTM Net Income	22.4	x	15.8	x	18.1	x	17.7	x	19.2	x
Equity Value/ 2004E Net Income	17.2		14.1		15.9		16.1		18.6
Equity Value/ 2005P Net Income	15.2		11.0		13.3		12.6		13.5

      Based on the public company trading multiples, Baird analyzed the resulting implied equity value and equity value per share derived from applying the selected public comparable company valuation multiples to CompuCom’s LTM, estimated 2004 and projected 2005 revenue, EBITDA, EBIT and net income. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosures contained in this section and Appendix C to this proxy statement.

	Implied Equity Value				Implied Equity Value Per Share

	Low	Median	Mean	High	Low	Median	Mean	High

	($ in millions, except per share)
LTM Net Revenue	$178.4	$307.6	$317.6	$554.0	$3.52	$5.84	$6.02	$9.89
2004E Net Revenue	171.0	278.2	298.3	525.7	3.38	5.31	5.67	9.40
2005P Net Revenue	165.2	266.3	282.6	488.0	3.28	5.10	5.39	8.74
LTM EBITDA	$234.9	$403.0	$376.8	$498.1	$4.53	$7.27	$6.82	$8.92
2004E EBITDA	236.1	410.1	344.2	431.6	4.55	7.39	6.50	7.77
2005P EBITDA	210.7	323.5	289.0	348.8	4.10	6.13	5.51	6.58
LTM EBIT	$187.9	$317.6	$299.8	$454.0	$3.69	$6.02	$5.70	$8.16
2004E EBIT	207.1	325.2	303.5	412.7	4.03	6.16	5.77	7.44
2005P EBIT	193.9	303.5	278.4	336.9	3.79	5.77	5.32	6.37
LTM Net Income	$168.0	$191.1	$188.6	$204.1	$3.33	$3.74	$3.70	$3.98
2004E Net Income	196.2	220.7	223.4	258.9	3.84	4.28	4.32	4.96
2005P Net Income	172.9	208.9	197.2	212.0	3.42	4.06	3.85	4.12

      Baird compared these implied equity values and implied per share equity values with the $238.7 million total equity purchase price and $4.60 per share equity purchase price implied in the CompuCom merger as part of its analysis in reaching its conclusion that the consideration taken as a whole to be received by Safeguard was fair to Safeguard from a financial point of view.

      Analysis of Selected Comparable Acquisition Transactions. Baird reviewed certain publicly available financial information for eight selected acquisition transactions, which Baird deemed relevant. The eight transactions reviewed were (acquiror/ target company):

•	Management Group/ RWD Technologies Inc.

•	Level 3 Communications, Inc./ Software Spectrum, Inc.

•	Insight Enterprises/ Comark, Inc.

•	Level 3 Communications, Inc./ CorpSoft, Inc.

•	Management Buyout Group/ Deltek Systems, Inc.

•	Ricoh Co. Ltd./ Lanier Worldwide Inc.

•	Bell Microproducts, Inc./ Ideal Hardware Ltd.

•	Avent, Inc./ Savoir Technology Group

      Baird selected these transactions based on its review of acquisition transactions that possessed general business, operating and financial characteristics representative of companies in the industry in which CompuCom operates. Baird noted that none of the selected transactions reviewed was identical to the CompuCom merger. Accordingly, Baird noted that the analysis of comparable transactions necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of CompuCom and other factors that would affect the acquisition value of comparable transactions including, among other factors, the general market conditions prevailing in the equity capital markets at the time of that transaction.

      For each selected transaction, Baird calculated the multiples of enterprise value to each company’s LTM revenue, EBITDA and EBIT, exclusive of non-recurring items, and calculated multiples of equity value to LTM net income, exclusive of non-recurring items. Baird then compared those multiples to the relevant CompuCom multiples implied in the CompuCom merger based on CompuCom’s operating results for the LTM period ended March 31, 2004. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosures contained in this section and Appendix C of this proxy statement.

	CompuCom		Selected LTM Acquisition Multiples
	Implied Merger
	Multiples		Low		Median		Mean		High

Enterprise Value/ LTM Net Revenue	0.13	x	0.04	x	0.13	x	0.14	x	0.22	x
Enterprise Value/ LTM EBITDA	5.3		1.4		4.3		3.8		7.7
Enterprise Value/ LTM EBIT	9.5		1.8		4.8		5.2		8.8
Equity Value/ LTM Net Income	22.4		3.5		14.9		13.2		17.3

      Based on implied selected acquisition multiples, Baird analyzed the resulting implied equity values and implied equity values per share derived from applying the selected comparable acquisition valuation multiples to CompuCom’s LTM revenue, EBITDA, EBIT, and net income. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosures contained in this section and Appendix C to this proxy statement.

	Implied Equity Value				Implied Equity Value Per Share

	Low	Median	Mean	High	Low	Median	Mean	High

	($ in millions, except per share)
LTM Net Revenue	$116.3	$238.6	$254.3	$388.7	$2.40	$4.60	$4.88	$7.02
LTM EBITDA	106.1	203.0	187.5	318.8	2.21	3.96	3.68	6.04
LTM EBIT	92.8	149.3	156.7	224.9	1.97	2.99	3.12	4.35
LTM Net Income	37.1	158.8	141.0	184.5	0.97	3.16	2.84	3.62

      Baird compared these implied equity values and implied per share equity values with the $238.7 million total equity purchase price and $4.60 per share equity purchase price implied in the CompuCom merger as part of its analysis in reaching its conclusion that the consideration taken as a whole to be received by Safeguard was fair to Safeguard from a financial point of view.

      Discounted Cash Flow Analysis. Baird performed a discounted cash flow analysis utilizing CompuCom’s projected unlevered free cash flows (defined as net income excluding after-tax net interest, plus depreciation and amortization, less capital expenditures and increases in net working capital, plus/minus changes in other operating and investing cash flows) from 2004 to 2008, as provided by Safeguard’s and CompuCom’s respective senior managements. In such analysis, Baird calculated the present values of the unlevered free cash flows from 2004 to 2008 by discounting such amounts at rates ranging from 15% to 19%. Baird calculated the present values of the free cash flows beyond 2008 by assuming terminal values ranging from 4.0x to 6.0x year 2008 EBITDA and based on unlevered free cash flow growth rates ranging from 3% to 5%, and discounting the resulting terminal values at rates ranging from 15% to 19%. The summation of the present values of the unlevered free cash flows and the present values of the terminal values produced equity values ranging from $178.7 million to $275.1 million, and per share equity values ranging from $3.52 to $5.26. Baird compared these implied equity values and implied per share equity values with the $238.7 million total equity purchase price and $4.60 per share equity purchase price implied in the CompuCom merger as part of its analysis in reaching its conclusion that the consideration to be received by Safeguard was fair to Safeguard from a financial point of view.

      Analysis of Alternative Exit Strategies. Baird’s opinion recognized Safeguard’s strategic decision to obtain immediate liquidity for its ownership interest in CompuCom in a single transaction. Baird analyzed alternative methods by which Safeguard could liquidate its ownership in CompuCom in a single transaction and the potential valuation impacts of these alternatives. These supplemental analyses focused on the price associated with a major selling shareholder liquidating shares through a secondary public equity offering or a negotiated share repurchase agreement.

•	Secondary Public Offering Transactions. Baird analyzed 20 secondary offerings with a pricing between January 1, 2003 and May 26, 2004 in which the shares sold by a major shareholder represented at least 20% of the shares outstanding. The analysis of the price of shares sold in the offering to the last reported trade prior to pricing yielded a median discount of 3.3%, with a range from a discount of 18.7% to a discount of 0.0%, excluding underwriting commissions. The table below summarizes the implied per share equity value implied by such discounts and standard underwriting commissions associated with the secondary public offerings. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosures contained in this section and Appendix C to this proxy statement.

	Implied Equity Value Per Share

	Low	Median	Mean	High

Implied Cash Proceeds	$3.49	$4.14	$4.07	$4.29

•	Negotiated Share Repurchase Transactions. Baird analyzed nine negotiated share repurchase transactions completed between January 1, 2002 and May 26, 2004 that involved the repurchase of greater than 20% ownership. The median discount to the closing stock price on the day prior to announcement was 1.3%, with a range from a discount of 49.3% to a premium of 6.0%. The table below summarizes the implied per share equity values implied by such discounts and premiums associated with the negotiated share repurchase transactions. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosures contained in this section and Appendix C to this proxy statement.

	Implied Equity Value Per Share

	Low	Median	Mean	High

Implied Cash Proceeds	$2.31	$4.50	$4.11	$4.84

      Baird compared the per share equity values implied by such discounts and premiums associated with the secondary public offerings and negotiated share repurchase transactions with the $4.60 per share equity purchase price implied in the CompuCom merger as part of its analysis in reaching its conclusion that the consideration taken as a whole to be received by Safeguard was fair to Safeguard from a financial point of view.

      The foregoing summary does not purport to be a complete description of the analyses performed by Baird or its presentations to Safeguard’s board of directors. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird believes that its analyses (and the summary set forth above) must be considered as a whole and that selecting portions of such analyses and factors considered by Baird, without considering all of such analyses and factors, could create an incomplete view of the processes and judgments underlying the analyses performed and conclusions reached by Baird and its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird’s analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

      As part of its investment banking business, Baird is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Pursuant to an engagement letter between Baird and Safeguard, Baird will receive a fee of $200,000 for its services, which is contingent upon the consummation of the CompuCom merger. Pursuant to such engagement letter, Safeguard has also agreed to pay Baird an additional fee of $200,000 payable upon delivery of its opinion, regardless of the conclusions reached in such opinion. In addition, Safeguard has agreed to indemnify Baird against certain liabilities that may arise out of its engagement, including liabilities under the federal securities laws. Other than with respect to this engagement, Baird has not provided any other investment banking or financial advisory services to Safeguard or its affiliates within the last three years. Prior thereto, Baird provided certain investment banking and financial advisory services to certain of Safeguard’s affiliates, including (i) acting as an underwriter for three rights offerings by certain Safeguard affiliates and (ii) acting as financial advisor for the divestiture of a Safeguard affiliate, in each case for which Baird received its customary compensation. Baird is a full service securities firm. As such, in the ordinary course of its business, Baird may from time to time trade the securities of Safeguard or CompuCom for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities.

THE MERGER AGREEMENT

      The following description summarizes the material provisions of the CompuCom merger agreement and is qualified in its entirety by reference to the complete text of the CompuCom merger agreement. The CompuCom merger agreement included in this proxy statement as Appendix A contains the complete terms and conditions of that agreement, and shareholders should read it carefully and in its entirety.

Consideration to be Received by CompuCom’s Stockholders

      At the effective time of the merger, each share of CompuCom’s common stock (other than treasury shares and shares owned by Parent or Merger Subsidiary or any of Parent’s subsidiaries and shares for which appraisal rights have been validly exercised under Delaware law and whose holders do not effectively withdraw or lose their right to appraisal) will be converted into the right to receive $4.60 in cash, without interest. In addition, at the effective time of the merger, each share of CompuCom’s preferred stock will be converted into the right to receive $10.00 in cash, plus an amount equal to all accrued and unpaid dividends on each share, without interest. Based on the number of shares of CompuCom’s common stock and preferred stock outstanding on May 27, 2004, and assuming payment for all options exercisable as of May 27, 2004, the aggregate consideration paid by Parent to CompuCom’s stockholders and optionholders will be approximately $254 million.

Guarantee of Platinum Equity, LLC

      Platinum Equity will be responsible for the performance by Parent and Merger Subsidiary of all of their obligations under the merger agreement that are to be performed by Parent or Merger Subsidiary on or prior to the effective time of the merger.

Stock Options

      In the merger agreement, CompuCom has agreed that:

•	CompuCom’s stock option plans will be terminated immediately before the effective time of the merger, without prejudice to the rights of the holders of outstanding options issued under CompuCom’s stock option plans, and CompuCom will give appropriate termination notices to the holders of outstanding options;

•	No additional options will be granted under CompuCom’s stock option plans;

•	No other options, warrants, rights, convertible securities or other agreements or commitments under which CompuCom is required to issue any shares of CompuCom’s capital stock or any securities convertible into or exchangeable for CompuCom’s capital stock will be issued after the execution of the merger agreement;

•	CompuCom will before the closing cause the surrender of all outstanding options, even if the options are then exercisable and have an exercise price less than $4.60 per share;

•	In settlement of the surrender and cancellation of each option, vested or unvested, that has an exercise price less than $4.60 per share, the holder of such option will be entitled to receive at the closing of the merger an amount in cash, without interest, equal to $4.60 minus the exercise price per share of common stock under such option, multiplied by the number of shares of common stock issuable upon the exercise of such option, less all applicable federal and state withholding taxes; and

•	On or prior to the closing, CompuCom will take all steps necessary to ensure that, assuming the contemplated payments are made, no options will remain outstanding after the effective time of the merger.

Employee Stock Purchase Plan

      In the merger agreement, CompuCom has agreed to terminate its Employee Stock Purchase Plan effective immediately following the June 30, 2004 termination of the current offering period under the plan.

CompuCom Representations and Warranties

      The merger agreement contains representations and warranties made by CompuCom to Parent and Merger Subsidiary, including representations and warranties relating to:

•	due organization, corporate power and standing, and other corporate matters;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	the identity of the necessary consents needed from governmental entities and parties to CompuCom’s material contracts to consummate the merger;

•	the absence of conflicts with organizational documents and material contracts, violations of any laws or orders and required governmental consents, and approvals and filings relating to execution and delivery of the merger agreement;

•	CompuCom’s capital structure;

•	required filings with the SEC and the accuracy of information, including financial information, contained in CompuCom’s SEC filings;

•	the absence of material changes or events and material liabilities since December 31, 2003;

•	the validity of and proper accounting for accounts receivable;

•	completion and accuracy of CompuCom’s tax filings and payment of CompuCom’s taxes;

•	matters relating to CompuCom’s material contracts and intellectual property;

•	pending or threatened material litigation;

•	compliance with applicable legal requirements, including environmental, employee benefit and labor laws;

•	the absence of labor difficulties and material disputes with CompuCom’s customers and suppliers, and the absence of terminations or threats to terminate such relationships;

•	the validity of CompuCom’s licenses and permits, and CompuCom’s holding of all required material permits;

•	the validity of CompuCom’s title to, or leasehold or sublease interests in, CompuCom’s real estate and personal property and compliance with the terms of CompuCom’s leases and subleases;

•	insurance matters;

•	information contained in CompuCom’s corporate records and about CompuCom’s bank accounts;

•	CompuCom’s engagement and payment of fees for brokers and financial advisors in connection with the merger agreement and CompuCom’s receipt of fairness opinions from Broadview and Houlihan Lokey;

•	the accuracy of the information CompuCom supplied for inclusion in this proxy statement;

•	voting requirements in connection with the merger agreement; and

•	compliance with state takeover statutes and takeover provisions in CompuCom’s certificate of incorporation.

CompuCom Covenants

      Under the merger agreement, CompuCom has agreed to provide Parent reasonable access to CompuCom’s facilities, personnel and books and records and has agreed that, prior to the effective time of the merger, subject to specified exceptions, including those expressly provided in the merger agreement or contemplated in connection with obtaining financing for the merger, CompuCom will:

•	use commercially reasonable efforts to preserve substantially intact its current business organization, to keep the services of its current key officers, directors, employees, agents and consultants and to preserve its relationships with those doing business with CompuCom;

•	advise Parent of any material claim, litigation or proceeding involving it or its directors, officers or agents;

•	comply in all material respects with any law, statute, rule or regulation or any tribunal or any order; and

•	use reasonable efforts to assist Parent in its efforts to obtain financing for the merger.

      In addition, CompuCom has agreed that, except as expressly provided in the merger agreement or contemplated in connection with obtaining financing for the merger, CompuCom may not, without Parent’s prior written consent, take the following actions:

•	change its capitalization, except for shares issued upon the exercise of outstanding stock options or in accordance with its employee stock purchase plan;

•	purchase, redeem or otherwise acquire any shares of its capital stock;

•	declare or pay any dividend on any share of its capital stock, except for regular dividends on its preferred stock;

•	change its severance or termination pay practices;

•	increase its employee benefits or compensation other than in the ordinary course of business consistent with past practices;

•	sell or mortgage its material assets except in the ordinary course of business;

•	change or remove its certified public accountants;

•	change its corporate governance documents;

•	enter into transactions to buy all or substantially all of the assets or capital stock of any other person or entity;

•	enter into or amend material contracts, except in the ordinary course of business consistent with past practice;

•	incur any indebtedness for borrowed money, except for working capital purposes in the ordinary course of business;

•	pay amounts owed to its three largest vendors other than on their respective due dates during the 30-day period before the CompuCom stockholders’ meeting unless required to do so under applicable credit limits;

•	make or commit to make capital expenditures in excess of its 2004 capital expenditure budget absent prior consultation with Parent;

•	settle any material pending claim or other material disagreement absent prior consultation with Parent;

•	grant any lien on its capital stock or on the capital stock of any of its subsidiaries except for permitted liens; or

•	enter into new material transactions with any of its affiliates (excluding those transactions related to the sale of accounts receivable to CSI Funding, Inc., and other transactions with the subsidiaries in the ordinary course of business and, except for transactions with CompuCom Federal Systems, Inc. consistent with past practice).

      CompuCom and Parent have agreed to notify each other of:

•	any representation or warranty of the notifying party in the merger agreement becoming untrue or inaccurate in any material respect;

•	the failure of the notifying party to comply with or satisfy in any material respect any covenant, condition or agreement required of the party under the merger agreement;

•	any notice from any person alleging that the consent of such person may be required for the merger or the transactions contemplated by the merger agreement;

•	any notice relating to an investigation or restraint by any governmental authority relating to the merger or the transactions contemplated by the merger agreement; and

•	any litigation, investigations or proceedings affecting CompuCom, on the one hand, and Parent or Merger Subsidiary, on the other hand, which, if pending on the date of the merger agreement would have been required to have been disclosed as an exception to the representations and warranties in the merger agreement, or which affect consummation of the transactions contemplated by the merger agreement.

      CompuCom has agreed to, and will cause its officers and agents to, use commercially reasonable efforts to effect the closing of the merger transaction as soon as reasonably practicable, including its efforts relating to:

•	completing and filing the CompuCom proxy statement;

•	responding to any comments and requests of the SEC; and

•	scheduling the CompuCom stockholders’ meeting relating to the approval of the merger transaction.

      CompuCom has also agreed to consult with Parent about any actions CompuCom or Parent wants CompuCom to take or consider taking to maximize the certainty of the closing of the merger transaction.

Representations and Warranties of Parent and Merger Subsidiary

      The merger agreement contains representations and warranties made by Parent and Merger Subsidiary to CompuCom, including those relating to:

•	due organization, corporate power and standing, and other corporate matters;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	the absence of conflicts with organizational documents and contracts, violations of any laws or orders and required governmental consents, approvals and filings relating to execution and delivery of the merger agreement; and

•	the accuracy of the information supplied by Parent and Merger Subsidiary for inclusion in this proxy statement.

      In addition, the merger agreement contains the following representations made by Parent and Merger Subsidiary relating to the financing:

•	Platinum Equity, on behalf of Merger Subsidiary, has obtained a commitment letter, dated May 13, 2004, from Bank of America and Wells Fargo Foothill establishing terms under which their lenders commit to provide to Merger Subsidiary and the surviving corporation a senior secured asset based credit facility (the “Senior Facility”), and Parent and Merger Subsidiary have obtained a letter from Jefferies confirming that it is highly confident in its ability to place the $35 million Note Financing;

•	as of the date of the merger agreement, Parent was not aware of any facts or circumstances that Parent believed or had reason to believe were reasonably likely to (i) prevent the conditions described in the senior credit facility commitment letter or Jefferies highly confident letter from being satisfied, (ii) prevent Parent or Merger Subsidiary from receiving the financing pursuant to the terms of such financing letters, or (iii) make any of the conditions or assumptions set forth in such financing letters unreasonable, and the providers of such financing letters at that date had not advised Parent or Merger Subsidiary of any facts that caused them to believe that the financings would not be consummated substantially in accordance with the terms of the financing letters; and

•	the aggregate proceeds of the Note Financing and the Senior Facility, when taken together with the cash of CompuCom and its subsidiaries anticipated to be available at the effective time of the merger and funds that will be made available to Parent and Merger Subsidiary by, or through arrangements made by, Platinum will be sufficient to (i) pay the merger consideration owed to CompuCom’s stockholders and optionholders, (ii) pay all fees and expenses in connection with the merger, (iii) pay all amounts required to be paid to CompuCom’s senior executive officers under their employment agreements at the effective time of the merger and (iv) provide additional financing sufficient in the reasonable judgment of Parent for the future working capital and general corporate needs of the surviving corporation and its subsidiaries.

Covenants of Parent and Merger Subsidiary

      The merger agreement contains the following covenants of Parent and Merger Subsidiary:

•	Prior to the effective time of the merger, Merger Subsidiary will not engage in any activities except as provided for in the merger agreement;

•	Parent will cause Merger Subsidiary to take all actions necessary on its part to carry out the merger and the other transactions contemplated by the merger agreement, and, as sole stockholder of Merger Subsidiary will consent in writing to the approval of the merger agreement in accordance with the General Corporation Law of the State of Delaware;

•	Parent will cause the surviving corporation to indemnify, defend and hold harmless the officers, directors, employees and agents of CompuCom and any subsidiaries against all damages arising out of claims brought by third parties as more fully described in the “Interests of our Executive Officers and Directors in the CompuCom Merger” section of this proxy statement;

•	Parent and Merger Subsidiary will use reasonable efforts to arrange and obtain the financings on the terms set forth in the financing commitments;

•	Parent and Merger Subsidiary will pay any commitment and other fees required or contemplated by the financing commitments that become due prior to the effective time of the merger;

•	Parent and Merger Subsidiary will keep CompuCom informed of the status of their efforts to arrange the financing and have agreed to not permit any material adverse amendment or modification to be made to, or any waiver of any provision or remedy under, the financing commitments without CompuCom’s prior written consent, which CompuCom has agreed will not be unreasonably withheld;

•	If Parent and Merger Subsidiary cannot obtain the financing on the terms set forth in the financing commitments, Parent and Merger Subsidiary will use commercially reasonable efforts to obtain alternative financing with overall pricing, cost, timing and maturity terms that are no less favorable, and other terms that are no less favorable in any material respect, to Parent and Merger Subsidiary than those in the financing commitments;

•	Parent and Merger Subsidiary will and will cause their respective officers and agents to use commercially reasonable efforts to effect the closing as soon as possible, including their efforts relating to reviewing and commenting on CompuCom’s proxy statement and responding to any comments and requests of the SEC; and

•	Parent will consult with CompuCom about any actions that CompuCom deems appropriate to maximize the certainty of closing of the merger transaction.

No Solicitation

      The merger agreement provides that on execution CompuCom and its subsidiaries, affiliates and representatives will cease all existing activities, discussions or negotiations with any person conducted before the date of the merger agreement relating to any acquisition proposal. An “acquisition proposal” refers to any proposal or offer relating to a merger, reorganization, share exchange, tender offer, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CompuCom or any of its subsidiaries to acquire all or a substantial part of CompuCom’s or any of its subsidiaries’ businesses or properties, or 5% or more of CompuCom’s capital stock or the capital stock of any of its subsidiaries.

      The merger agreement provides that CompuCom will not, nor will it authorize or permit any of its subsidiaries or its or their directors, officers, or employees to, and CompuCom will cause any other agents or representatives retained by it or any of its subsidiaries not to:

•	initiate or solicit any inquiries about or the making of any acquisition proposal; or

•	have any discussion with or provide any information to any person about an acquisition proposal or engage in any negotiation concerning an acquisition proposal.

      At any time prior to the time that CompuCom’s stockholders approve the merger agreement, CompuCom may engage in negotiations with a third party that seeks, without prior solicitation by CompuCom or any of its affiliates or representatives, to initiate such discussions or negotiations and may furnish information to such third party only if:

•	CompuCom receives an unsolicited bona fide written acquisition proposal that CompuCom’s board of directors determines in good faith, after consultation with its legal and financial advisors, may reasonably lead to a superior proposal, as described below; and

•	prior to furnishing such information to, or entering into discussions with, any third party, CompuCom receives an executed confidentiality agreement and gives notice to Parent of CompuCom’s intent to furnish information to a third party.

      A “superior proposal” refers to a bona fide unsolicited written acquisition proposal which CompuCom’s board of directors determines in good faith, after consultation with CompuCom’s board of directors’ legal and financial advisors, after taking into account any conditions to and risks of consummation and the ability of the party making the acquisition proposal to obtain financing for the acquisition proposal, is more favorable to CompuCom’s stockholders than the merger.

      CompuCom must promptly notify Parent of any inquiry relating to any potential acquisition proposal and its material terms and conditions and the identity of the person making it, and keep Parent informed of any significant developments.

      The merger agreement provides that unless CompuCom follows the procedure outlined below, neither CompuCom’s board of directors nor any committee of CompuCom’s board of directors will:

•	change its recommendation to CompuCom’s stockholders because of the receipt of an acquisition proposal;

•	approve or recommend or propose publicly to approve or recommend an acquisition proposal; or

•	enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal.

      If, in response to a bona fide unsolicited written acquisition proposal, CompuCom’s board of directors determines in good faith, after consultation with its legal and financial advisors, that such acquisition proposal constitutes a superior proposal, CompuCom’s board of directors may change its recommendation and enter into a definitive agreement with respect to such superior proposal. Before doing so, CompuCom must give Parent two business days’ prior written notice stating the material terms of and identity of the person making the superior proposal. If, within two business days of the notice, Parent does not make an offer that CompuCom’s board of directors determines, in good faith after consultation with its legal and financial advisors, is at least as favorable to CompuCom’s stockholders as the superior proposal, CompuCom may change its recommendation or enter into any binding agreement for the superior proposal. CompuCom has agreed to postpone or adjourn its stockholders’ meeting, if necessary, to accommodate these procedures.

      For a discussion of the circumstances under which CompuCom must pay fees as a result of a change in recommendation by CompuCom’s board of directors, or CompuCom’s termination of the merger agreement because of a superior proposal, see “— Termination of the Merger Agreement” and “— Termination Fees.”

Conditions to the Merger

      The obligations of Parent and Merger Subsidiary to effect the merger are subject to Parent or Merger Subsidiary obtaining no less than $35 million in gross proceeds from the senior subordinated financing contemplated by the highly confident letter issued by Jefferies. In addition, at the effective time of the merger, the sum of the following amounts, determined as of the close of business on the business day immediately preceding the effective date, must be equal to or greater than $215 million: (a) the gross proceeds of the senior subordinated note financing; (b) the amount by which CompuCom’s unrestricted cash exceeds $20 million; and (c) an amount equal to the lesser of (i) 85% of CompuCom’s eligible receivables under its receivables financing facility and (ii) 65% of CompuCom’s gross trade receivables.

      The obligations of Parent and Merger Subsidiary, on the one hand, and CompuCom, on the other hand, to effect the merger are also subject to the satisfaction or waiver of the following conditions:

•	the merger proposal must be approved by the affirmative vote of stockholders holding a majority of the shares of CompuCom’s common stock and preferred stock outstanding at the close of business on the record date, voting as a single class;

•	the waiting period that applies to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must expire or terminate, which occurred on June 29, 2004;

•	no temporary restraining order, injunction or other judgment or court order or statute, law, rule, or regulation may be in effect that prevents the completion of the merger, or that makes completing the merger illegal;

•	the other party must have performed in all material respects all agreements and covenants required to be performed or complied with by it under the merger agreement on or prior to the closing;

•	the representations and warranties of the other party set forth in the merger agreement must be true and correct in all material respects without giving effect to materiality qualifications contained therein, as of the appropriate date, provided that this condition will be satisfied if the breaches would not be reasonably likely to have a material adverse effect on CompuCom or prevent or materially impair the consummation of the merger;

•	each party must obtain all consents required to be obtained by it from governmental entities; and

•	each party must deliver executed officer’s certificates required by the agreement to the other parties.

      The merger agreement provides that a “material adverse effect” is a material adverse effect on the business, operations, financial condition, properties, assets, liabilities or results of operations of CompuCom and its subsidiaries taken as a whole or, after the effective time of the merger, on the surviving corporation and its subsidiaries taken as a whole. “Material adverse effect” excludes any material adverse effect to the extent it relates to:

•	conditions generally affecting the business or industry in which CompuCom operates, including economic, legal and regulatory changes;

•	United States or global general economic or political conditions, events or circumstances affecting the United States or global financial markets generally; or

•	any outbreak or escalation of hostilities (including any declaration of war by the United States) or act of terrorism.

Termination of the Merger Agreement

      The merger agreement may be terminated at any time prior to the effective time of the merger, including after CompuCom’s stockholders have approved the merger proposal, under the following circumstances:

•	by mutual written consent of Parent and CompuCom;

•	by either Parent or CompuCom if:

•	the merger has not been consummated on or before December 31, 2004, except that this right is not available to any party that has breached, in any material respect, its representations, warranties, covenants or other agreements in the merger agreement;

•	there is in effect any final, nonappealable court order or judgment that permanently enjoins, restrains or prohibits the completion of the merger; or

•	the requisite vote of CompuCom’s common and preferred stockholders relating to the approval of the merger proposal is not obtained at CompuCom’s special meeting or any adjournment thereto or if the requisite vote of Safeguard’s shareholders relating to the approval of Safeguard’s voting its CompuCom shares in favor of the merger proposal is not obtained at Safeguard’s special meeting or any adjournments thereto;

•	by Parent if:

•	CompuCom materially breaches any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach cannot be cured or is not cured within 30 days of notice to CompuCom. Termination may only occur, in the case of a breach of a representation or warranty, if the breach would have a material adverse effect or would prevent or materially impair the consummation of the transactions contemplated by the merger agreement. Termination may only occur in the case of any failure to perform, if such failure would prevent or materially impair the consummation of the transactions contemplated by the merger agreement;

•	at any time prior to CompuCom’s stockholders’ meeting, CompuCom’s board of directors or a committee thereof withdraws its approval or recommendation of the merger or the merger agreement other than for a superior proposal;

•	at any time prior to CompuCom’s stockholders’ meeting, CompuCom approves or recommends a superior proposal; or

•	CompuCom enters into a definitive agreement with respect to a superior proposal;

•	by CompuCom if:

•	Parent or Merger Subsidiary materially breaches any of its respective representations, warranties, covenants or other agreements contained in the merger agreement, which breach cannot be cured or is not cured within 30 days of notice to Parent or Merger Subsidiary. Termination may only occur if such breach or failure would prevent or materially impair the consummation of the transactions contemplated by the merger agreement;

•	CompuCom approves or recommends a superior proposal; or

•	CompuCom enters into a definitive agreement for a superior proposal; or

•	automatically by no action on the part of the parties if the principal stockholder agreement is terminated.

      Once the merger agreement is terminated, the merger agreement is void and will have no effect, without any liability or obligation on the part of Parent, Merger Subsidiary or CompuCom, except for specified provisions of the merger agreement, including those regarding confidentiality, fees and expenses, and liability for any willful and material breach of the merger agreement.

Termination Fees

      The merger agreement generally provides that each party will pay its own fees and expenses in connection with the merger agreement, whether or not the merger is completed.

      CompuCom must pay Parent a break-up fee of $8,880,000 if:

•	Parent and Merger Subsidiary are not in material breach of their representations, warranties, covenants or other agreements contained in the merger agreement at the time of termination and the merger agreement is terminated:

•	by Parent because CompuCom’s board of directors or a committee thereof changed its recommendation relating to the merger other than for a superior proposal; or

•	by Parent prior to CompuCom’s special meeting or by CompuCom if CompuCom approved or recommended a superior proposal, or CompuCom entered into a definitive agreement with respect to a superior proposal.

      CompuCom must also pay Parent a break-up fee of $8,880,000 if:

•	Parent and Merger Subsidiary are not in material breach at such time of any of their respective representations, warranties, covenants or other agreements in the principal stockholder agreement and the merger agreement; and

•	Safeguard receives a Safeguard superior proposal (i.e., an acquisition proposal which constitutes a superior proposal for the shares of CompuCom capital stock held by Safeguard) and such proposal could also be reasonably construed as a superior proposal (i.e., relating also to the shares of CompuCom common stock not held by Safeguard); and

•	either (i) Safeguard’s board of directors or a committee thereof has withdrawn its approval or recommendation that Safeguard vote in favor of the merger proposal at the CompuCom special meeting at any time before the Safeguard shareholders meeting or Safeguard enters into an agreement with respect to such Safeguard superior proposal, (ii) CompuCom approves or recommends a superior proposal before CompuCom’s stockholders’ meeting, or (iii) CompuCom enters into a definitive agreement with respect to a superior proposal; and

•	either (i) the principal stockholder agreement is terminated (A) by Safeguard or Parent if Safeguard enters into a definitive agreement with respect to a Safeguard superior proposal or (B) by Parent before the Safeguard shareholders’ meeting if the Safeguard board of directors or a committee thereof withdraws its approval or recommendation that Safeguard vote in favor of the merger proposal at the CompuCom special meeting, or (ii) the merger agreement is terminated (A) by Parent before the CompuCom stockholders’ meeting if CompuCom approves or recommends a superior proposal, (B) by CompuCom if CompuCom approves or recommends a superior proposal, or (C) by CompuCom or Parent if CompuCom enters into a definitive agreement with respect to a superior proposal.

      CompuCom must pay Parent’s and Merger Subsidiary’s fees and expenses actually incurred in this transaction with non-affiliates, capped at $4,000,000, if the merger agreement is terminated by Parent or CompuCom because either Safeguard’s shareholders failed to approve at the Safeguard special meeting the proposal that Safeguard vote in favor of the merger proposal at the CompuCom special meeting or CompuCom’s stockholders failed to approve the merger proposal at the CompuCom special meeting. These expenses will only be payable to Parent if Parent and Merger Subsidiary are not in material breach of their representations, warranties, covenants or other agreements contained in the merger agreement at the time of termination.

      In addition to Parent’s and Merger Subsidiary’s fees and expenses, CompuCom must also pay an alternate transaction fee (as discussed below) if, in addition to the conditions described in the immediately preceding paragraph about when CompuCom has to pay fees and expenses actually incurred in this transaction (i) an acquisition proposal was received by CompuCom and not withdrawn, or CompuCom’s board changes its recommendation of the merger before CompuCom’s stockholders’ meeting or Safeguard’s shareholders meeting and (ii) within 225 days after the termination of the merger agreement any of the following occur:

•	a “change of control” transaction is consummated;

•	a “change of control” transaction is approved by CompuCom’s board of directors, a special committee thereof, or CompuCom’s stockholders;

•	CompuCom enters into an agreement with respect to a “change of control” transaction; or

•	a tender offer or exchange offer for CompuCom’s shares is commenced, and CompuCom’s board of directors or a special committee thereof recommends that CompuCom’s stockholders tender their shares in such offer or fails to recommend the rejection of the offer within ten business days of the offer’s commencement.

      A “change of control” transaction in this context means any merger, recapitalization, liquidation, dissolution or similar transaction involving CompuCom in which CompuCom’s common stockholders receive cash or non-cash consideration for their shares, other than a reorganization in which there is no material change in the ownership of CompuCom.

      The alternate transaction fee referenced above is equal to 50% of the amount by which the total consideration to be paid to CompuCom’s stockholders in the other transaction exceeds the total amount which was to be paid to CompuCom’s stockholders in this merger transaction, but the alternate transaction fee cannot exceed $8,880,000 (less the actual expenses of Platinum that CompuCom may have previously paid).

      CompuCom’s obligation to pay fees and expenses to Parent cannot exceed $8,880,000. If a break-up fee is payable, Parent is not entitled to receive from CompuCom any additional fees, including an alternate transaction fee, another break-up fee, or expenses.

Amendments to the Merger Agreement and Waivers of its Terms

      The merger agreement may be amended in writing by mutual consent of the parties. At any time prior to the effective time of the merger, the parties may:

•	extend the time for performance by the other parties to the merger agreement; and

•	to the extent permitted by law, waive any inaccuracies in representations and warranties, or waive compliance with any agreement or condition in the merger agreement.

      After the merger agreement has been adopted by CompuCom’s stockholders, there may not be, without further approval by CompuCom’s stockholders, any amendment of the merger agreement if, by law, the amendment requires further approval by CompuCom’s stockholders.

      The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of its rights.

Employee Benefit Matters

      The merger agreement provides that for six months after the effective time of the merger, CompuCom’s employees who remain employed by CompuCom will receive salary and employee benefits that are in the aggregate no less favorable than the employee benefits currently provided to CompuCom’s employees, except that no equity incentive plans will be provided.

      Parent will treat prior service with CompuCom as service rendered to Parent or its subsidiaries for purposes of all employee benefit plans, programs and agreements maintained, or contributed to, by Parent and its subsidiaries. CompuCom’s employees will also be given credit for any deductible or co-payment amounts paid during this plan year and have their currently waived pre-existing conditions also be waived under Parent’s plans. Parent will recognize any accrued but unused vacation of CompuCom’s employees as of the effective time of the merger.

      Nothing in the merger agreement restricts Parent’s or the surviving corporation’s ability to modify, terminate or establish any specific employee benefit plans.

Efforts to Complete the Merger

      Each party is obligated to use its commercially reasonable efforts to complete the merger in the most expeditious manner practicable, including the following:

•	making all governmental filings and obtaining all necessary governmental consents;

•	obtaining all necessary consents, approvals or waivers from third parties; and

•	preparing this proxy statement.

FINANCING OF THE COMPUCOM MERGER

      The merger consideration to be paid to CompuCom’s stockholders and optionholders will be paid entirely in cash. Platinum intends to pay the merger consideration from a combination of equity from its private equity fund, available cash at CompuCom, a senior secured revolving line of credit from a financial institution, a supplemental senior secured revolving line of credit from either Platinum or another financial institution and proceeds from the Note Financing.

      Platinum Equity on behalf of Merger Subsidiary has obtained a commitment letter from Bank of America and Wells Fargo Foothill providing for a senior secured revolving line of credit up to $175 million based upon the eligible accounts receivables of CompuCom.

      The obligations of Parent and Merger Subsidiary to effect the CompuCom merger are subject to Parent or Merger Subsidiary obtaining no less than $35 million in gross proceeds from the senior subordinated financing contemplated by the highly confident letter issued by Jefferies. The letter from Jefferies states that Jefferies is highly confident that it will be able to arrange the placement of $35 million of senior subordinated unsecured debt to be completed concurrently with the closing of the CompuCom merger subject to the following terms:

•	there being no material adverse change in the financial condition, results of operation, prospects or business of CompuCom;

•	there being no material change in the market conditions for new issuances of subordinated debt;

•	there being prepared, executed and delivered complete documentation with respect to the unsecured financing, satisfactory to Jefferies;

•	there being no adverse information becoming known to Jefferies regarding CompuCom that is not otherwise set forth on CompuCom’s most recent quarterly and annual report filings made with the SEC;

•	Jefferies having a reasonable time to market the unsecured financing with the assistance of CompuCom; and

•	approval by the Jefferies Underwriting Assistance Committee.

THE PRINCIPAL STOCKHOLDER AGREEMENT

      In order to induce Parent to enter into the CompuCom merger agreement, Safeguard entered into a principal stockholder agreement with Parent and Merger Subsidiary concurrently with the execution of the CompuCom merger agreement. As of May 27, 2004, Safeguard (individually, and through certain wholly-owned subsidiaries) owned 24,540,881 shares of CompuCom’s common stock and each of the 1,500,000 outstanding shares of CompuCom’s preferred stock, which collectively represented approximately 51.0% of the voting power of CompuCom’s capital stock entitled to approve the CompuCom merger and adopt the CompuCom merger agreement.

      The following description summarizes the provisions of the principal stockholder agreement and is qualified in its entirety by reference to the complete text of the principal stockholder agreement attached as Appendix B to this proxy statement. This summary does not purport to describe all the terms of the principal stockholder agreement. We urge you to read carefully the entire principal stockholder agreement for its terms and other information that may be important to you.

Voting Agreement

      Pursuant to the terms of the principal stockholder agreement, Safeguard has agreed to:

•	duly call a meeting of the Safeguard shareholders for the purpose of voting on a proposal that Safeguard (or its subsidiaries, as the case may be) vote at CompuCom’s stockholders’ meeting in favor of the approval of the CompuCom merger and adoption of the CompuCom merger agreement;

•	if the CompuCom Merger Proposal is approved by a majority of the votes cast by the holders of the shares of Safeguard common stock entitled to vote thereon at the meeting of the Safeguard shareholders:

•	vote its shares of CompuCom’s common stock and preferred stock in favor of the approval of the CompuCom merger and the adoption of the CompuCom merger agreement at CompuCom’s stockholders’ meeting, and against any acquisition proposal and any other action that may reasonably be expected to impede, interfere with, delay, postpone, attempt to discourage or have a material adverse effect on the consummation of, the CompuCom merger or result in a breach in any material respect of any of CompuCom’s covenants, representations, warranties or other obligations and agreements contained in the CompuCom merger agreement;

•	if requested by Parent, execute (and not revoke) a proxy in favor of Parent to vote its shares of CompuCom’s common stock and preferred stock in favor of the approval of the CompuCom merger and the adoption of the CompuCom merger agreement at CompuCom’s stockholders’ meeting; or

•	if requested by Parent and CompuCom, execute a written consent of CompuCom stockholders approving the CompuCom merger and adopting the CompuCom merger agreement.

      If a majority of the votes cast by Safeguard shareholders at the Safeguard shareholders’ meeting do not approve the proposal that Safeguard vote its CompuCom shares at CompuCom’s stockholders’ meeting in favor of the approval of the CompuCom merger and adoption of the CompuCom merger agreement, Safeguard may vote against the merger proposal at CompuCom’s stockholders’ meeting or, if requested by CompuCom, execute a written consent of stockholders voting against the approval of the merger proposal.

Other Agreements

      The principal stockholder agreement also contains representations and warranties of Safeguard, Parent and Merger Subsidiary. Under the terms of the principal stockholder agreement, Safeguard has waived its appraisal rights in connection with the CompuCom merger and has also agreed:

•	to restrict the transferability of its shares of CompuCom’s common stock and preferred stock;

•	to furnish to CompuCom data and information with respect to Safeguard or its subsidiaries as CompuCom shall reasonably request in connection with CompuCom’s proxy statement and to make such filings and comply with any requests for additional information under any antitrust laws with respect to the CompuCom merger and the other transactions contemplated by the CompuCom merger;

•	to cooperate with Parent and Merger Subsidiary in connection with any filing under any antitrust laws and in connection with resolving any investigation or other inquiry of any agency or tribunal under any antitrust laws with respect to any such filing, the CompuCom merger or the other transactions contemplated by the CompuCom merger; and

•	to notify Parent in writing if certain Safeguard officers obtain actual knowledge (without any requirement of due inquiry) of any breach of any of CompuCom’s representations, warranties or covenants in the CompuCom merger agreement.

No Solicitation

      The principal stockholder agreement requires Safeguard to cease all existing activities, discussions or negotiations with any person conducted prior to the date of the principal stockholder agreement with respect to any acquisition proposal (within the meaning contemplated by the CompuCom merger agreement). Safeguard must promptly notify Parent of any inquiry relating to any potential acquisition proposal and its material terms and conditions and the identity of the person making it, and must keep Parent informed of any significant developments.

      Pursuant to the principal stockholder agreement Safeguard agreed not to authorize or permit any of its directors, officers, employees, investment bankers, attorneys, accountants or other agents to:

•	initiate or solicit any inquiries about or the making of any acquisition proposal;

•	enter into any agreement with respect to any acquisition proposal;

•	approve, recommend or propose publicly to approve or recommend or execute or enter into any merger, acquisition or similar agreement resulting from any acquisition proposal; or

•	have any discussion with or provide any information to any person about an acquisition proposal or engage in any negotiation concerning an acquisition proposal.

      At any time prior to the time that CompuCom’s stockholders approve the CompuCom merger agreement, Safeguard may engage in discussions or negotiations with a third party who seeks, without prior solicitation by Safeguard or its affiliates or representatives, to initiate discussions or negotiations and may furnish information to the third party only if:

•	an unsolicited bona fide written acquisition proposal is received from the third party that Safeguard’s board of directors determines in good faith, after consultation with its legal and financial advisors, may reasonably lead to a Safeguard superior proposal, as described below; and

•	prior to furnishing information to or entering into discussions with any third party, Safeguard receives an executed confidentiality agreement and gives notice to Parent of Safeguard’s intention to negotiate with the third party.

      The term “Safeguard superior proposal” means an unsolicited bona fide written acquisition proposal which Safeguard’s board of directors determines, in good faith, after consultation with its legal and financial advisors, after taking into account any conditions to and risks of consummation and the ability of the party making such proposal to obtain financing for the acquisition proposal, is more favorable to its shareholders than the transactions contemplated by the CompuCom merger agreement. The parties have agreed that a Safeguard superior proposal cannot reasonably be construed as a superior proposal under the CompuCom merger agreement if the Safeguard superior proposal relates to an acquisition of the capital stock of Safeguard or the acquisition of shares of CompuCom’s common stock from only Safeguard.

      If Safeguard’s board of directors determines in good faith, after consultation with its legal and financial advisors, that an unsolicited written acquisition proposal from a third party constitutes a Safeguard superior proposal, Safeguard’s board of directors may change its recommendation and enter into a definitive agreement with respect to such acquisition proposal. Before doing so, Safeguard must give Parent two business days’ prior written notice stating the material terms of and identity of the person making the Safeguard superior proposal. If Parent does not make, within two business days of the notice, an offer that Safeguard’s board of directors determines, in good faith after consultation with its legal and financial advisors, is at least as favorable to the Safeguard shareholders as the Safeguard superior proposal, Safeguard’s board of directors may change its recommendation or enter into a binding agreement with respect to the Safeguard superior proposal. Safeguard has agreed to postpone or adjourn its shareholders’ meeting, if necessary, to accommodate these procedures.

      Except in the circumstances described in the preceding paragraph, neither Safeguard’s board of directors nor any committee thereof will:

•	change its recommendation to the Safeguard shareholders to approve the proposal to vote in favor of the merger proposal at CompuCom’s stockholders’ meeting;

•	approve or recommend or propose publicly to approve or recommend an acquisition proposal; or

•	enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal.

Termination of the Principal Stockholder Agreement

      The principal stockholder agreement may be terminated under the following circumstances:

•	by mutual written consent of Parent and Safeguard at any time;

•	by either Parent or Safeguard if there is in effect any final, nonappealable court order or judgment that permanently enjoins, restrains or prohibits the completion of the merger;

•	by Safeguard if:

•	Parent or Merger Subsidiary materially breaches any of its respective representations, warranties, covenants or other agreements contained in the principal stockholder agreement, which cannot be or is not cured within 30 days of notice to Parent and the breach or breaches would prevent or materially impair the consummation of the transactions contemplated by the CompuCom merger agreement;

•	at the Safeguard shareholders meeting, the Safeguard shareholders do not approve the proposal that Safeguard vote its CompuCom shares in favor of the merger proposal at the CompuCom special meeting; or

•	Safeguard enters into a definitive agreement with respect to a Safeguard superior proposal;

•	by Parent if:

•	Safeguard materially breaches any of its representations, warranties, covenants or other agreements contained in the principal stockholder agreement, which breach cannot be cured or is not cured within 30 days of notice to Safeguard and the breach or breaches would have a material adverse effect or would prevent or materially impair the consummation of the transactions contemplated by the CompuCom merger agreement;

•	at any time prior to the Safeguard shareholders meeting, Safeguard’s board of directors, or any committee thereof, withdraws its approval or recommendation of the proposal to vote in favor of the merger proposal at the CompuCom stockholders’ meeting;

•	at the Safeguard shareholders meeting, the Safeguard shareholders do not approve the proposal that Safeguard vote in favor of the merger proposal at the CompuCom special meeting; or

•	Safeguard enters into a definitive agreement with respect to a Safeguard superior proposal; or

•	automatically by no action on the part of Parent or Safeguard if the merger agreement is terminated in accordance with its terms. See “The Merger Agreement — Termination of the Merger Agreement.”

      If the principal stockholder agreement is terminated, neither Parent nor Safeguard will have any liability to the other, except as discussed below.

Termination Fees

      In the event that the principal stockholder agreement or merger agreement is terminated by Parent or Safeguard under certain circumstances, and within 225 days of such termination, either:

•	a “change of control” transaction (within the meaning contemplated by the merger agreement) with respect to CompuCom is consummated or approved by Safeguard’s board of directors, a special committee thereof or the Safeguard shareholders;

•	CompuCom enters into an agreement with respect to a change in control transaction with respect to CompuCom; or

•	a tender offer or exchange offer for all of CompuCom’s outstanding shares of common stock is commenced, and either CompuCom’s board of directors or a special committee of that board recommends that CompuCom’s stockholders tender their shares in a tender offer or exchange offer or CompuCom’s board of directors fails to recommend rejection of the offer within ten business days after the commencement of the tender offer or exchange offer;

then Safeguard will pay to Parent upon consummation of the change of control transaction with respect to CompuCom an amount equal to (x) 50% of the amount, if any, by which the aggregate consideration, including the fair market value of any non-cash consideration valued as of the date on which the change of control transaction is consummated that is to be received by Safeguard with respect to its shares of CompuCom’s common and preferred stock upon consummation of the change of control transaction exceeds the aggregate merger consideration that Safeguard would have received with respect to its shares of CompuCom’s common and preferred stock if the CompuCom merger had been consummated in accordance with the terms of the CompuCom merger agreement as in effect on the date the principal stockholder agreement is terminated minus (y) a credit equal to 51.83% of the aggregate of expense reimbursements and fees paid by CompuCom to Parent in accordance with the CompuCom merger agreement. The foregoing credit shall be reduced to the extent that the sum of the expenses and fees payable by CompuCom under the CompuCom merger agreement and the fees payable by Safeguard to Parent under the principal stockholder agreement, prior to any reduction in the credit, does not exceed $4 million.

      If Safeguard receives a superior proposal that could also be construed as a superior proposal for CompuCom, and either CompuCom or Safeguard determine to change the recommendation or

CompuCom or Safeguard enter into an agreement relating to that superior proposal, CompuCom is required to pay Parent a break-up fee of $8,880,000. In addition, Safeguard is obligated to pay an alternate transaction fee if a change in control transaction is completed, but it is required to make a payment only to the extent the alternate transaction fee exceeds the $8,880,000 break-up fee.

LETTER OF CREDIT COMMITMENT

      Safeguard has agreed to provide to Comp Delaware LP, a subsidiary of W.P. Carey, a letter of credit in an amount equal to $6,336,198, after the effective date of the merger, in order to facilitate CompuCom obtaining the consent required under the Lease Agreement, dated as of March 31, 1999, between Delaware Comp LLC and CompuCom. The letter of credit would expire on March 31, 2019 and CompuCom would reimburse Safeguard for all fees and expenses incurred in order to obtain and maintain this letter of credit. This reimbursement would provide that it may not exceed 1.5% of the aggregate principal amount of the Safeguard letter of credit per annum.

SUPPORT AGREEMENTS

      Each of J. Edward Coleman, M. Lazane Smith, David A. Loeser and John F. McKenna, each of whom is one of CompuCom’s executive officers, and Michael J. Emmi, Richard F. Ford, Edwin L. Harper, Delbert W. Johnson, John D. Loewenberg, Warren V. Musser, Anthony J. Paoni and Edward N. Patrone, each of whom is one of CompuCom’s directors, have entered into a support agreement, dated May 27, 2004, with Parent. The support agreements bind these individuals solely in their capacity as stockholders of CompuCom and do not prohibit them from fulfilling their fiduciary duties as CompuCom officers or directors. Under the support agreements, each of these individuals has agreed to vote, or cause to be voted, at the CompuCom special meeting or any other meeting called with respect to the CompuCom merger, all the shares of CompuCom held by him or her beneficially in favor of approval and adoption of the CompuCom merger agreement and each of the other transactions contemplated by the CompuCom merger agreement. Each of these individuals, in his or her capacity as a CompuCom stockholder, has also agreed not to enter into any agreement, letter of intent, agreement in principle, or understanding with any person that violates or conflicts with, or could reasonably be expected to violate or conflict with, the support agreement or the CompuCom merger agreement. Each support agreement will expire as of the earliest to occur of mutual consent, the termination of the CompuCom merger agreement under its terms or the consummation of the CompuCom merger. The aggregate amount of outstanding shares of CompuCom common stock subject to the support agreements represented on the record date approximately 1.3% of the outstanding shares of CompuCom common stock entitled to vote at the CompuCom stockholders’ meeting and approximately 1.2% of the combined vote of common stock and preferred stock.

ANTITRUST

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, certain mergers and acquisitions may not be consummated unless notice has been given, and specified information has been furnished, to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. The CompuCom merger is subject to the requirements of the Hart-Scott-Rodino Act and of other non-U.S. laws relating to trade regulation. Safeguard, on the one hand, and Platinum, on the other hand, each filed a notification form under the Hart-Scott-Rodino Act on June 21, 2004 with the Federal Trade Commission and the Department of Justice. On June 29, 2004, Safeguard and Platinum were notified that they had been granted early termination of the waiting period under the Hart-Scott-Rodino Act.

LITIGATION CONCERNING THE COMPUCOM MERGER

      On May 28, 2004, June 1, 2004 and June 10, 2004, three substantially similar complaints were filed in the Chancery Court of the State of Delaware by purported stockholders of CompuCom allegedly on behalf of a class of holders of CompuCom common stock. One or all of these actions name as defendants CompuCom, its directors, Safeguard and Platinum. The complaints allege that the CompuCom directors and Safeguard breached fiduciary duties in connection with the CompuCom merger agreement, and that Platinum aided and abetted the alleged breach. The complaints seek (i) an injunction against the proposed transaction or (ii) in the event the proposed transaction is consummated, an order invalidating the transaction or awarding damages to the class.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      Proceeds received from Safeguard in the CompuCom merger with respect to Safeguard’s ownership of CompuCom capital stock will not be distributed by Safeguard to its shareholders, and the CompuCom merger should not have any direct federal income tax consequences to you. Although the CompuCom merger will be a taxable transaction to us for federal, state, local and foreign income tax purposes, we do not expect the CompuCom merger to result in any material tax payment by us as a result of our available capital loss carryforwards for tax purposes.

INTERESTS OF OUR EXECUTIVE OFFICERS

AND DIRECTORS IN THE COMPUCOM MERGER

      Each of Anthony L. Craig, Michael F. Cola, Christopher J. Davis and Anthony A. Ibargüen, who are executive officers of Safeguard, received grants of deferred stock units in January 2004, 50% of which vest upon the earlier to occur of the achievement of specified performance criteria and the fifth anniversary of the grant date. One of the specific performance criteria is successful implementation of a board approved strategy for CompuCom. Upon completion of the CompuCom merger, 50% of the deferred stock units held by each of these executive officers will vest. In addition, the Safeguard 2004 bonus plan provides that each of our executive officers’ 2004 bonus will be increased by 13% as a result of the proceeds received by Safeguard in connection with the CompuCom merger.

      Anthony L. Craig, President, Chief Executive Officer and director of Safeguard is currently a director of CompuCom.

      Parent has agreed, following the CompuCom merger, to cause CompuCom to indemnify, defend and hold harmless the present directors and officers of CompuCom against all damages arising out of claims made by third parties and to assume the obligations for all rights to indemnification, advancement of expenses and all exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger now existing in favor of CompuCom’s present and former officers, directors or employees, as provided in CompuCom’s restated certificate of incorporation, bylaws, resolutions or any indemnification agreement between any such person and CompuCom as they are in effect as of the date of the CompuCom merger agreement. These obligations will continue for a period of not less than six years after the effective time of the CompuCom merger. As a current director of CompuCom, Mr. Craig may benefit from this arrangement.

      Parent has also agreed to maintain in effect CompuCom’s current officers’ and directors’ liability insurance for a period of six years after the completion of the CompuCom merger for acts or omissions occurring prior to the effective time of the CompuCom merger, covering those persons who were, as of the date of the CompuCom merger agreement, covered by that policy. The coverage terms and amount of coverage must be no less advantageous than those of the policy in effect on the date of the CompuCom merger agreement, although Parent is not required to pay more than 200% of the annual premiums for the previous coverage. In the event coverage cannot be obtained for 200% of the annual premiums for the previous coverage or less, Parent is obligated to provide the greatest coverage that can be obtained for

200% of the annual premiums for the previous coverage. As a current director of CompuCom, Mr. Craig is covered by this insurance.

NO APPRAISAL RIGHTS

      The Pennsylvania BCL governs our shareholders’ rights in connection with the approval and adoption of the plan of asset transfer that is the subject of the CompuCom merger. Under the applicable provisions of the Pennsylvania BCL, our shareholders will have no right in connection with the proposed transaction to seek appraisal of their shares of common stock.

ACCOUNTING TREATMENT

      The CompuCom merger will be reflected in our consolidated financial statements as a sale of our CompuCom interest. Because the expected proceeds from the transaction are below Safeguard’s carrying value in CompuCom, Safeguard and CompuCom will need to complete an impairment review in accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets.” Safeguard estimates that it will record an impairment charge of approximately $21 million in the second quarter of 2004. This amount is an estimate and may change significantly depending on changes to Safeguard’s carrying value in CompuCom due to CompuCom’s operating results for the second quarter of 2004 and issuances of stock by CompuCom in the second quarter of 2004. This amount may also change significantly for estimates as to the fair value of CompuCom’s assets and liabilities, and for changes in the estimated proceeds. Upon consummation of the CompuCom merger, Safeguard will present the results of operations of CompuCom as a discontinued operation for all periods presented and will record a gain or loss in connection with the CompuCom merger equal to the difference between Safeguard’s carrying value in CompuCom, as adjusted for the impairment charge, and net proceeds received by Safeguard. The amount of gain or loss will be affected by several factors, including the amount of the impairment charge, anticipated charges at CompuCom, and any adjustments to current estimates of proceeds and transaction costs.

SAFEGUARD UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

      The unaudited pro forma condensed consolidated financial information as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001 presented in this proxy statement gives effect to consummation of the disposition of Safeguard’s CompuCom shares in the CompuCom merger. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2004 and 2003 and the unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2003, 2002 and 2001 assume that the disposition of Safeguard’s CompuCom shares in the CompuCom merger occurred on January 1, 2001.

      The unaudited pro forma condensed consolidated financial statements give effect to events that are directly attributable to the proposed disposition. Explanations for these adjustments are included in the notes accompanying the unaudited pro forma condensed consolidated balance sheet and income statements.

      Safeguard’s unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements of Safeguard and the information contained in Safeguard’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Safeguard’s annual report on Form 10-K for the year ended December 31, 2003 and quarterly report on Form 10-Q for the three-month period ended March 31, 2004. The unaudited pro forma condensed consolidated financial data should not be construed to be indicative of our financial condition or results of operations had the proposed disposition described above been completed on the dates assumed and are not intended to project our financial condition on any future date or our results of operations for any future period.

SAFEGUARD SCIENTIFICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2004

	As Reported				Pro Forma
	March 31,	Deconsolidate	Proposed		March 31,
	2004	CompuCom(1)	Transaction		2004

	(In thousands)
Current Assets
Cash and cash equivalents	$284,441	$(89,565)	$107,413	(2)	$302,289
Restricted cash	1,069	—	—		1,069
Short term investments	6,985	—	3,800	(2)	10,785
Trading securities	2,297	—	—		2,297
Accounts receivable, net	173,273	(141,404)	—		31,869
Inventories	28,524	(28,335)	—		189
Income tax receivable	—	—	—		—
Prepaid expenses and other current assets	13,535	(4,731)	—		8,804
Asset held for sale	—	147,464	(147,464	)(1)	—

Total current assets	510,124	(116,571)	(36,251)		357,302
Property and equipment, net	34,488	(18,973)	—		15,515
Ownership interests and advances to companies	49,826	—	—		49,826
Intangible assets, net	13,222	(3,912)	—		9,310
Goodwill	195,999	(104,884)	—		91,115
Note receivable — related party	11,486	—	—		11,486
Other	12,098	(625)	15,900	(2)	27,373

Total assets	$827,243	$(244,965)	$(20,351)		$561,927

Current Liabilities
Current maturities of long-term debt	$12,364	—	—		$12,364
Current convertible subordinated notes	17,600	—	95,900	(4)	113,500
Other current liabilities	154,905	(113,975)	268	(5)	41,198

Total current liabilities	184,869	(113,975)	96,168		167,062
Long-term debt	2,084	—	—		2,084
Minority interest	145,338	(128,512)	—		16,826
Other long-term liabilities	15,755	(2,478)	—		13,277
Convertible Subordinated Notes	95,900	—	(95,900	)(4)	—
Convertible Senior Debentures	150,000	—	—		150,000
Shareholders’ equity	233,297	—	(20,619	)(5)(6)	212,678

Total liabilities and shareholders’ equity	$827,243	$(244,965)	$(20,351)		$561,927

The notes to the unaudited pro forma condensed consolidated balance sheet are an integral part of this statement.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

      1. CompuCom

      The pro forma condensed consolidated balance sheet gives effect to the proposed CompuCom merger assuming the CompuCom merger occurred on March 31, 2004.

      2. Proposed Transaction

      The proposed transaction assumes the following for Safeguard Scientifics, Inc. (in thousands):

Gross proceeds	$127,888
Receipt of accrued and unpaid dividends from CompuCom	225
Transaction costs	(1,000)
2024 Debenture interest escrow — current	(3,800)
2024 Debenture interest escrow — non-current	(15,900)

Net adjustment to cash	107,413
2006 Notes retirement	(54,763)

Net cash proceeds	$52,650

      The $127,888,000 of gross cash proceeds to be received by Safeguard in connection with the CompuCom merger does not include any proceeds to be paid to Safeguard as a result of CompuCom shares pledged as collateral in connection with the loan made by Safeguard to Warren V. Musser.

      3. Use of Proceeds

      The pro forma condensed consolidated balance sheet assumes for the purpose of this presentation that the net sales proceeds of $52,650,000 from the proposed sale of CompuCom will be deposited into a bank account and are presumed to be non-interest bearing cash for the pro forma statements of operations.

      4. Debt

      The pro forma condensed consolidated balance sheet reflects the reclassification of $41.1 million of convertible subordinated notes due 2006 that were repurchased on May 14, 2004 and $54.8 million to be repurchased using proceeds from the proposed CompuCom merger to a current liability.

      5. Compensation Charge

      The pro forma condensed consolidated balance sheet assumes the acceleration of certain deferred stock units ($1.4 million) and payment of employee bonuses ($0.3 million) are recorded in liabilities and stockholders’ equity, as applicable, and are not presented in the pro forma statements of operations.

      6. Impairment and Gain (Loss) on Sale

      The pro forma condensed consolidated balance sheet assumes that Safeguard will record an estimated impairment charge of approximately $21 million in the second quarter of 2004 to reduce the goodwill related to CompuCom to its estimated fair value. This amount is an estimate and may change significantly depending on changes to Safeguard’s carrying value in CompuCom due to CompuCom’s operating results for the second quarter of 2004 and issuances of stock by CompuCom in the second quarter of 2004. This amount may also change significantly for estimates as to the fair value of CompuCom’s assets and liabilities, and for changes in the estimated net proceeds. This charge was determined by allocating the fair value of CompuCom to its assets and liabilities in a manner similar to that used in a purchase business combination. The fair value of the net assets, including intangible assets, is deducted from the total fair value to determine the implied fair value of goodwill. The impairment charge is equal to the amount by which the implied fair value of the goodwill exceeded the carrying value. Upon the closing of the transaction, Safeguard will record a gain or loss based upon the difference between the carrying value and the net proceeds ultimately received. For purposes of this pro forma balance sheet, Safeguard has assumed that the net impact to equity will be the difference between the March 31, 2004 carrying value and the estimated proceeds of $127 million ($128 million gross proceeds less $1 million in estimated transaction costs).

SAFEGUARD SCIENTIFICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For The Three Months Ended March 31, 2004

			Adjustments
	As Reported	Deconsolidate	and	Pro Forma
	March 31,	CompuCom	Eliminations	March 31,
	2004	(1, 2)	(1, 2)	2004

	(In thousands except per share amounts)
Revenue	$338,664	$(299,672)	—	$38,992

Operating expenses
Cost of sales	283,460	(259,909)	—	23,551
Selling and service	34,694	(20,933)	—	13,761
General and administrative	24,309	(12,622)	—	11,687
Depreciation and amortization	6,843	(3,414)	—	3,429

Total operating expenses	349,306	(296,878)	—	52,428

	(10,642)	(2,794)	—	(13,436)
Other income, net	10,479	—	—	10,479
Interest income	635	(183)	—	452
Interest and financing expense	(3,298)	120	—	(3,178)

Loss before income taxes, minority interest and equity loss	(2,826)	(2,857)	—	(5,683)
Income tax expense (benefit)	(768)	728	—	(40)
Minority interest	1,334	1,037	—	2,371
Equity loss	(2,374)	—	—	(2,374)

Net loss from continuing operations	$(4,634)	$(1,092)	—	$(5,726)

Basic loss per share	$(0.04)			$(0.05)
Diluted loss per share	$(0.04)			$(0.05)
Net income (loss) to common stock	$(4,634)			$(5,726)

The notes to the unaudited pro forma condensed consolidated statements of operations are an integral part of this statement.

SAFEGUARD SCIENTIFICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For The Three Months Ended March 31, 2003

			Adjustments
	As Reported	Deconsolidate	and	Pro Forma
	March 31,	CompuCom	Eliminations	March 31,
	2003	(1, 2)	(1, 2)	2003

	(In thousands except per share amounts)
Revenue	$370,699	$(330,297)	—	$40,402

Operating expenses
Cost of sales	309,132	(285,627)	—	23,505
Selling and service	34,296	(19,910)	—	14,386
General and administrative	30,626	(14,935)	—	15,691
Depreciation and amortization	7,878	(4,180)	—	3,698

Total operating expenses	381,932	(324,652)	—	57,280

	(11,233)	(5,645)	—	(16,878)
Other income, net	4,191	—	—	4,191
Impairment-related party	(659)	—	—	(659)
Interest income	1,032	(318)	—	714
Interest and financing expense	(3,444)	403	—	(3,041)

Loss before income taxes, minority interest and equity loss	(10,113)	(5,560)	—	(15,673)
Income tax expense (benefit)	(1,392)	1,387	—	(5)
Minority interest	(10)	2,114	—	2,104
Equity loss	(4,024)	—	—	(4,024)

Net loss from continuing operations	$(15,539)	$(2,059)	—	$(17,598)

Basic loss per share	$(0.13)			$(0.15)
Diluted loss per share	$(0.14)			$(0.15)
Net loss to common stock	$(15,539)			$(17,598)

The notes to the unaudited pro forma condensed consolidated statements of operations are an integral part of this statement.

SAFEGUARD SCIENTIFICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

December 31, 2003

			Adjustments
	As Reported	Deconsolidate	and	Pro Forma
	December 31,	CompuCom	Eliminations	December 31,
	2003	(1, 2)	(1, 2)	2003

	(In thousands except per share amounts)
Revenue	$1,622,558	$(1,455,120)	—	$167,438

Operating expenses
Cost of sales	1,376,526	(1,280,822)	—	95,704
Selling and service	133,322	(78,353)	—	54,969
General and administrative	111,215	(58,718)	—	52,497
Depreciation and amortization	32,756	(15,458)	—	17,298
Impairment	15,968	—	—	15,968

Total operating expenses	1,669,787	(1,433,351)	—	236,436

	(47,229)	(21,769)	—	(68,998)
Other income, net	48,930	—	—	48,930
Impairment-related party	(659)	—	—	(659)
Interest income	3,311	(1,114)	—	2,197
Interest and financing expense	(13,568)	1,395	—	(12,173)

Loss before income taxes, minority interest and equity loss	(9,215)	(21,488)	—	(30,703)
Income tax expense (benefit)	(5,400)	5,191	—	(209)
Minority interest	(1,537)	8,291	—	6,754
Equity loss	(17,179)	—	—	(17,179)

Net loss from continuing operations	$(33,331)	$(8,006)	—	$(41,337)

Basic loss per share	$(0.28)			$(0.35)
Diluted loss per share	$(0.30)			$(0.35)
Net loss to common stock	$(33,331)			$(41,337)

The notes to the unaudited pro forma condensed consolidated statements of operations are an integral part of this statement.

SAFEGUARD SCIENTIFICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

December 31, 2002

			Adjustments
	As Reported	Deconsolidate	and	Pro Forma
	December 31,	CompuCom	Eliminations	December 31,
	2002	(1, 2)	(1, 2)	2002

	(In thousands except per share amounts)
Revenue	$1,685,554	$(1,571,078)	—	$114,476

Operating expenses
Cost of sales	1,410,689	(1,364,687)	—	46,002
Selling and service	130,717	(87,631)	—	43,086
General and administrative	141,501	(69,462)	—	72,039
Depreciation and amortization	32,882	(18,232)	—	14,650
Impairment	6,575	—	—	6,575

Total operating expenses	1,722,364	(1,540,012)	—	182,352

	(36,810)	(31,066)	—	(67,876)
Other loss, net	(5,149)	—	—	(5,149)
Impairment-related party	(11,434)	—	—	(11,434)
Interest income	8,260	(1,947)	—	6,313
Interest and financing expense	(24,085)	2,424	—	(21,661)

Loss before income taxes, minority interest and equity loss	(69,218)	(30,589)	—	(99,807)
Income tax expense (benefit)	(7,418)	7,372	—	(46)
Minority interest	(1,453)	11,625	—	10,172
Equity loss	(51,004)	—	—	(51,004)

Net loss from continuing operations	$(129,093)	$(11,592)	—	$(140,685)

Basic loss per share	$(1.10)			$(1.19)
Diluted loss per share	$(1.12)			$(1.20)
Net loss to common stock	$(129,093)			$(140,685)

The notes to the unaudited pro forma condensed consolidated statements of operations are an integral part of this statement.

SAFEGUARD SCIENTIFICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

December 31, 2001

			Adjustments
	As Reported	Deconsolidate	and	Pro Forma
	December 31,	CompuCom	Eliminations	December 31,
	2001	(1, 2)	(1, 2)	2001

	(In thousands except per share amounts)
Revenue	$1,925,668	$(1,814,763)	—	$110,905

Operating expenses
Cost of sales	1,617,401	(1,571,507)	—	45,894
Selling and service	144,047	(119,729)	—	24,318
General and administrative	171,006	(86,590)	—	84,416
Depreciation and amortization	40,748	(24,109)	—	16,639

Total operating expenses	1,973,202	(1,801,935)	—	171,267

	(47,534)	(12,828)	—	(60,362)
Other loss, net	(41,332)	—	—	(41,332)
Interest income	16,443	—	—	16,443
Interest and financing expense	(34,238)	3,308	—	(30,930)

Loss before income taxes, minority interest and equity loss	(106,661)	(9,520)	—	(116,181)
Income tax expense (benefit)	6,842	2,885	—	9,727
Minority interest	(3,334)	3,891	—	557
Equity loss	(395,947)	—	—	(395,947)

Net loss from continuing operations	$(499,100)	$(2,744)	—	$(501,844)

Basic loss per share	$(4.26)			$(4.28)
Diluted loss per share	$(4.27)			$(4.28)
Net loss to common stock	$(499,100)			$(501,844)

The notes to the unaudited pro forma condensed consolidated statements of operations are an integral part of this statement.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENTS OF OPERATIONS

      1. CompuCom

      The pro forma condensed consolidated statements of operations give effect to the proposed CompuCom merger assuming the CompuCom merger occurred on January 1, 2001.

      2. Safeguard will record an estimated impairment charge of approximately $21 million in the second quarter of 2004 to reduce the goodwill related to CompuCom to its estimated fair value. In addition, when the transaction is consummated, Safeguard will record $1.4 million of expense related to the acceleration of certain deferred stock units and $0.3 million of expense related to employee bonuses. Safeguard will also record a gain or loss based upon the difference between the carrying value and the net proceeds ultimately received. These amounts are not reflected in the unaudited pro forma condensed consolidated statements of operations above.

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

      The following table shows the amount of Safeguard common stock beneficially owned (unless otherwise indicated) as of June 15, 2004, by our directors, our chief executive officer and our three most highly compensated executive officers at December 31, 2003 whose total annual salary and bonus for 2003 exceeded $100,000, as well as a former executive officer, N. Jeffrey Klauder, who would have been one of the four most highly compensated executive officers at December 31, 2003 but for the fact that Mr. Klauder was not serving as an executive officer at December 31, 2003, and the directors and executive officers as a group. On June 15, 2004, none of the individuals named in the following table beneficially owned more than 1% of our outstanding shares of common stock; and, on that date, all of the directors and executive officers as a group beneficially owned 2.3% of our outstanding shares of common stock, based on the number of shares outstanding on June 15, 2004 (119,736,800) and options which are exercisable on or before August 14, 2004 (2,017,730).

	Outstanding
	Shares	Options	Shares Beneficially
	Beneficially	Exercisable	Owned Assuming
Name	Owned	Within 60 Days	Exercise of Options

Robert E. Keith, Jr.	43,366	148,000	191,366
Anthony L. Craig	—	952,084	952,084
Julie A. Dobson	3,000	12,500	15,500
Andrew E. Lietz	10,000	12,500	22,500
George MacKenzie	3,000	9,500	12,500
Jack L. Messman	36,000	85,500	121,500
Russell E. Palmer	34,235	113,500	147,735
John W. Poduska, Sr.	12,500	76,125	88,625
Robert Ripp	10,000	12,500	22,500
John J. Roberts	—	12,500	12,500
Michael F. Cola	159,182	151,250	310,432
Christopher J. Davis	297,852	178,750	476,602
Anthony A. Ibargüen	200,000	193,750	393,750
N. Jeffrey Klauder	7,500	—	7,500
Executive officers and directors as a group (15 persons)	816,635	2,017,730	2,834,365

      As of June 15, 2004, there were no known beneficial owners of greater than 5% of our common stock outstanding. Each individual listed in the table above has the sole power to vote and to dispose of the shares (other than shares held jointly with spouse) except that Robert E. Keith, Jr.’s shares include 900 shares held by his spouse. Mr. Keith disclaims beneficial ownership of the shares held by his spouse.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

      Shareholder proposals that are intended to be presented at Safeguard’s 2005 annual meeting of shareholders must be received by December 29, 2004 to be eligible for inclusion in Safeguard’s proxy statement and form of proxy to be used in connection with the 2005 annual meeting of shareholders. These proposals must also meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in Safeguard’s proxy statement for its 2005 annual meeting of shareholders. Any shareholder proposal should be sent to:

Safeguard Scientifics, Inc.

Attention: Corporate Secretary
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087-1945

      Safeguard’s bylaws provide that only proposals included in the proxy statement may be considered at the annual meeting.

AVAILABLE INFORMATION

      We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, file reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC’s regional office at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can also be obtained from the Public Reference Room of the SEC at its Washington address at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of these materials also may be accessed through the SEC’s web site at www.sec.gov.com. Our common stock is listed on the New York Stock Exchange under the symbol “SFE.”

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The information incorporated by reference in this proxy statement as described below is considered to be a part of this proxy statement, except for any information that is modified or superseded by information that is included directly in this proxy statement or by a document subsequently filed with the SEC. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

      This proxy statement incorporates by reference the documents listed below that Safeguard has previously filed with the SEC. They contain important information about Safeguard and its financial condition.

Safeguard’s SEC Filings	Period

Annual Report on Form 10-K	Year ended December 31, 2003, as filed on March 15, 2004, as amended on April 14, 2004
Quarterly Report on Form 10-Q	Three-month period ended March 31, 2004, as filed on May 10, 2004
Current Report on Form 8-K	Filed on January 28, 2004, February 11, 2004, February 11, 2004, February 12, 2004, February 24, 2004, March 15, 2004, April 12, 2004, April 15, 2004, April 26, 2004, May 5, 2004, May 17, 2004 and May 28, 2004

      Also incorporated by reference are additional documents that Safeguard may file with the SEC after the date of this proxy statement and prior to the date of the special meeting under Section 13(a), 13(c),

14 or 15(d) of the Exchange Act. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

      This proxy statement also incorporates by reference the financial statements included in Item 15(a)(1) of CompuCom’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed on March 12, 2004 and as amended on April 14, 2004, and Item 1 of CompuCom’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2004, as filed on May 6, 2004. They contain important information about CompuCom and its financial condition.

      Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

      You can obtain any of the documents incorporated by reference in this proxy statement from the SEC through the SEC’s web site at the address described above. If you would like to request from us any of the documents we have previously filed with the SEC, please do so at least ten business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting. Documents we have previously filed with the SEC, excluding any exhibits to those documents, are also available from us, without charge, at the following address:

Safeguard Scientifics, Inc.

800 The Safeguard Building
435 Devon Park Drive
Wayne, Pennsylvania 19087
Internet address:
www.safeguard.com

      You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this proxy statement.

      Safeguard has supplied all information contained in this proxy statement relating to Safeguard; CompuCom has supplied all information contained in this proxy statement relating to CompuCom; and Platinum has supplied all information contained in this proxy statement relating to Platinum, Parent and Merger Subsidiary.

      This proxy statement is dated July 15, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

among
COMPUCOM SYSTEMS, INC.,
CHR HOLDING CORPORATION
and
CHR MERGER CORPORATION
dated as of
May 27, 2004

A-i

A-ii

EXHIBITS

EXHIBIT A — Principal Stockholder Agreement

EXHIBIT B — Certificate of Merger

EXHIBIT C — Post-Merger Directors and Officers

EXHIBIT D — Disclosure Schedule

A-iii

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of May 27, 2004, among CompuCom Systems, Inc., a Delaware corporation (the “Company”), CHR Holding Corporation, a Delaware corporation (“Parent”), and CHR Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”).

      WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, the Company Board and a Special Committee consisting of independent directors of the Company (the “Special Committee”) have approved this Agreement and deem it advisable and in the best interests of the Company’s stockholders to consummate the merger of Merger Subsidiary into the Company as set forth herein;

      WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company (and the Special Committee) have each approved the merger of Merger Subsidiary into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each share of common stock, $.01 par value per share, of the Company (“Company Common Stock”), other than shares owned directly or indirectly by Parent, Merger Subsidiary or the Company, will be converted into the right to receive $4.60 per share in cash, without interest thereon (the “Common Stock Per Share Merger Consideration”), and each share of preferred stock, par value $.01 per share, of the Company (“Company Preferred Stock”), other than shares owned directly or indirectly by Parent, Merger Subsidiary or the Company, will be converted into the right to receive $10.00 per share in cash, plus accrued but unpaid dividends per share through the Effective Time, without interest thereon (the “Preferred Stock Per Share Merger Consideration”);

      WHEREAS, the Company Board and the Special Committee have adopted resolutions approving the Merger and recommending that the Company’s stockholders approve and adopt this Agreement and the Merger;

      WHEREAS, concurrently with the execution of this Agreement, as an inducement to Parent to enter into this Agreement, Safeguard Scientifics, Inc., a Pennsylvania corporation and the principal stockholder of the Company (the “Principal Stockholder”), has entered into a Principal Stockholder Agreement with Parent and Merger Subsidiary, a copy of which is attached hereto as Exhibit A (the “Principal Stockholder Agreement”); and

      WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

      NOW, THEREFORE, in consideration of the mutual agreements, representations and warranties contained herein, and subject to the conditions contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

      1.1 Definitions. As used in this Agreement, the terms set forth in Schedule 1.1 shall have the respective meanings set forth therein.

ARTICLE II

THE MERGER

      2.1 Merger.

      (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as such term is defined in Section 2.3), in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), Merger Subsidiary shall merge with and into the Company and the separate existence and corporate organization of Merger Subsidiary (except as may be continued by operation of law) shall cease and the Company shall survive the Merger as the surviving corporation (the “Surviving Corporation”). The Surviving Corporation shall succeed to and assume all the rights and obligations of Merger Subsidiary and the Company in accordance with the DGCL.

      (b) Subject to the closing conditions set forth in Section 9.1 and Section 9.2, including the obtaining of financing as described in Section 9.2(e), Parent shall provide or cause to be provided to Merger Subsidiary on a timely basis the funds necessary to enable the Surviving Corporation to accept for payment, and pay for, any shares of Company Common Stock and Company Preferred Stock that the Surviving Corporation becomes obligated to accept for payment, and pay for, pursuant to the Merger, as well as to make the payments contemplated by Section 3.6 hereof, and shall be liable on a direct and primary basis for the performance of the obligations of Merger Subsidiary with respect to the Merger.

      2.2 Closing. The Closing of the Merger (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 7th Avenue, New York, New York 10019, on a date and at a time to be specified by Parent which shall be no later than five Business Days after satisfaction or waiver of the conditions set forth in Article IX (other than conditions which by their nature are to be satisfied at the Closing) or at such other time and place or on such other date as Parent and the Company may agree.

      2.3 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article IX (and subject to no other condition set forth herein or otherwise), the parties shall use their reasonable best efforts to consummate the Merger, including without limitation, filing a certificate of merger or other appropriate documents (the “Certificate of Merger”) substantially in the form attached as Exhibit B executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

      2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

      2.5 Certificate of Incorporation and Bylaws.

      (a) Pursuant to the Merger, the Certificate of Incorporation of the Company shall be amended in its entirety to read as the Restated Certificate of Incorporation attached as “Exhibit A” to the Certificate of Merger, and as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

      (b) The Bylaws of Merger Subsidiary as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until changed or amended as provided therein or by applicable law.

      2.6     Directors. The director listed on Exhibit C shall be the sole director of the Surviving Corporation, to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation, until the earlier of her death, resignation or removal or until her successor is duly elected and qualified.

      2.7 Officers. The officers listed on Exhibit C shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation and until the earlier of their death, resignation or removal or until their successors are duly elected and qualified.

      2.8 Disclosure Schedule. The Company has prepared and delivered to Parent as of the date of this Agreement a disclosure schedule attached as Exhibit D (the “Disclosure Schedule”), setting forth, among other things, certain information that, to the extent and as provided in this Agreement, is required to be disclosed in the Disclosure Schedule or qualifies certain representations and warranties of the Company made in this Agreement.

ARTICLE III

CONVERSION OF THE COMPANY’S CAPITAL STOCK

      3.1 Conversion of the Company’s Capital Stock. Subject to the terms and conditions of this Agreement:

      (a) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary, the Company or the holder of any shares of Company Common Stock or Company Preferred Stock, (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than shares to be canceled pursuant to Section 3.1(b) below and Dissenting Shares pursuant to Section 3.5 below, shall be converted into and represent the right to receive the Common Stock Per Share Merger Consideration and (ii) each share of Company Preferred Stock, other than shares to be canceled pursuant to Section 3.1(b) below, shall be converted into and represent the right to receive the Preferred Stock Per Share Merger Consideration. The aggregate consideration paid to the holders of issued and outstanding shares of Company Common Stock and Company Preferred Stock pursuant to this Section 3.1(a) is referred to herein as the “Merger Consideration.”

      (b) At the Effective Time, each share of Company Common Stock and Company Preferred Stock, if any, held in the Company’s treasury or owned by Parent, Merger Subsidiary or any subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired without payment of any consideration therefor.

      (c) At the Effective Time, each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of common stock of Merger Subsidiary shall be deemed for all purposes to evidence ownership and to represent the same number of shares of common stock of the Surviving Corporation.

      3.2 Payment.

      (a) Prior to the Effective Time, Parent shall designate a bank, trust company or other entity reasonably satisfactory to the Company to act as the disbursing agent (the “Disbursing Agent”) in effecting the exchange of the Merger Consideration for certificates of shares of Company Common Stock and Company Preferred Stock (“Stock Certificates”). At or prior to the Effective Time, Parent, Merger Subsidiary and/or the Surviving Corporation shall deposit with the Disbursing Agent cash in an aggregate amount sufficient to make the cash payments contemplated by Section 3.1 to be made to the holders of shares of Company Common Stock and Company Preferred Stock. As soon as practicable after the Effective Time, Parent shall cause the Disbursing Agent to mail a notice and a transmittal form to each holder of record of shares of Company Common Stock and Company Preferred Stock that has not already executed a transmittal form advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent such holder’s Stock Certificates for exchange into the Merger Consideration. Each such holder, upon proper surrender of such Stock Certificates to the Disbursing Agent together with and in accordance with such transmittal form, shall be entitled to receive in exchange therefor the Merger Consideration deliverable in respect of the shares of Company Common Stock and Company Preferred Stock theretofore evidenced by the Stock Certificates so surrendered, subject to any Taxes required to be withheld. Upon surrender of such Stock Certificates to the Disbursing Agent, Parent shall cause the Disbursing Agent promptly to deliver the Merger Consideration to the Person entitled thereto. The Principal Stockholder shall be entitled to prompt payment by wire transfer in accordance with instructions specified in the transmittal form. Until properly surrendered, each such Stock Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Consideration payable with respect to the shares of Company Common Stock or Company Preferred Stock represented by such Stock Certificate in accordance with Section 3.1(a). Until properly surrendered, holders of Stock Certificates will not be entitled to payment of the Merger Consideration to which they would otherwise be entitled. No interest will be paid or accrued on the cash payable upon the surrender of a Stock Certificate. All costs and expenses of the Disbursing Agent shall be borne by Parent.

      (b) If the Merger Consideration (or any portion thereof) payable with respect to any Company Common Stock or Company Preferred Stock is to be delivered to a Person other than the Person in whose name the Stock Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such Merger Consideration that the Stock Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Disbursing Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such Taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Disbursing Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock or Company Preferred Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (c) In the event any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue, in exchange for such lost, stolen or destroyed Stock Certificate, the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III. When authorizing such payment of the Merger Consideration in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Stock Certificate to give the Surviving Corporation a bond in such sum as it may direct, or such other secured or unsecured indemnity agreement as such Board of Directors may require, as indemnity against any claim that may be made against the Surviving Corporation with respect to the Stock Certificate alleged to have been lost, stolen or destroyed.

      (d) Promptly following the seven month anniversary of the Effective Time, upon request by Parent, the Disbursing Agent shall return to the Surviving Corporation all Merger Consideration in its possession relating to the transactions described in this Agreement, and the Disbursing Agent’s duty shall thereupon terminate. Thereafter, each holder of a Stock Certificate may surrender such Stock Certificate to the Surviving Corporation, in accordance with the procedures above, and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration payable with respect thereto, without any interest thereon and subject to any Taxes required to be withheld.

      3.3 No Further Rights. From and after the Effective Time, holders of Stock Certificates shall cease to have any rights as stockholders of the Company, except as provided herein or by law.

      3.4 Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock or Company Preferred Stock shall thereafter be made. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation or the Disbursing Agent, they shall be canceled and exchanged for the Merger Consideration, as provided in this Article III.

      3.5 Dissenting Shares. Notwithstanding Section 3.1(a), shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has demanded appraisal for such shares (“Dissenting Shares”) in accordance with the DGCL shall not be converted into or represent the right to receive the applicable Merger Consideration, unless such holder withdraws or otherwise loses (through failure to perfect or otherwise) his, her or its right to appraisal, and each holder of Dissenting Shares shall be entitled only to such rights with respect to such Dissenting Shares as may be granted to such holder pursuant to Section 262 of the DGCL. If after the Effective Time such holder withdraws or loses (through failure to perfect or otherwise) his, her or its right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration payable with respect thereto, and any right of such holder to a judicial appraisal of the Dissenting Shares shall be extinguished. The Company shall use commercially reasonable efforts to give Parent notice of any demands received by the Company for appraisal of shares of Company Common Stock and involve Parent in the negotiations and proceedings with respect to such demands.

      3.6 Stock Options.

      (a) The Company will (i) terminate, to the extent permitted by the terms thereof, the Company Option Plans immediately before the Effective Time, without prejudice to the rights of the holders of outstanding Options issued pursuant to the Company Option Plans and give appropriate notices of such termination to the holders of outstanding Options, (ii) grant no additional Options after the date of this Agreement under the Company Option Plans and (iii) grant or enter into, in each case after the date of this Agreement, no other options, warrants, rights, convertible securities or other agreements or commitments pursuant to which the Company is required to issue any shares of its capital stock or any securities convertible into or exchangeable for its capital stock.

      (b) The Company will, at or before the Closing, cancel and cause the surrender of all outstanding Options, regardless of whether the Options are then exercisable and regardless of the exercise price of the Options.

      (c) In settlement of the surrender and cancellation of each Option that has an exercise price less than the Common Stock Per Share Merger Consideration, the holder of such Option (regardless of whether such Option is then exercisable) will be entitled to receive an amount in cash, without any interest thereon, equal to the product of (i)(A) the Common Stock Per Share Merger Consideration, minus (B) the exercise price per share of Company Common Stock under such Option, multiplied by (ii) the number of shares of Company Common Stock issuable upon the exercise of such Option; provided, however, that the amounts payable pursuant to this Section 3.6 shall be reduced by any applicable federal and state withholding Taxes. Options shall be surrendered and canceled at the Closing and, upon such surrender and cancellation, will be paid for by the Surviving Corporation at Closing. On or prior to Closing, the Company shall take all steps necessary to ensure that, assuming the payments contemplated by this Section 3.6 are made, no Options will remain outstanding after the Effective Time.

      3.7 Company Employee Stock Purchase Plan. The Company will terminate the Company ESP Plan effective immediately following the termination of the current “Offering Period” (as such term is defined in the Company ESP Plan).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

      4.1 Organization, Standing, etc. of the Company. The Company and the Subsidiaries are corporations duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of their incorporation, have the requisite corporate power and authority to own their assets and to carry on their business as presently conducted and, except as set forth on Schedule 4.1 of the Disclosure Schedule, are duly qualified as a foreign corporation to do business in and are in good standing in each jurisdiction where they are presently engaged in business and are required to be so qualified except where the failure to be so qualified would not be reasonably expected to have a Material Adverse Effect. The Company has delivered or made available to Parent true and complete copies of its Certificate of Incorporation and all amendments thereto to the date hereof and its Bylaws as presently in effect and the Certificate of Incorporation and Bylaws (or other comparable documents) of each of the Subsidiaries. The Company has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this

Agreement and to consummate the transactions contemplated hereby. Schedule 4.1 of the Disclosure Schedule sets forth a complete list of the Subsidiaries.

      4.2 Authorization and Execution. The execution and delivery of this Agreement and, subject to obtaining the requisite stockholders’ approval, the performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. The Company Board, at meetings duly called and held, has (a) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the stockholders of the Company, (b) approved this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and (c) recommended that the stockholders of the Company adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the stockholders of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, assuming this Agreement is enforceable against Parent and Merger Subsidiary, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, rearrangement, reorganization, fraudulent conveyance, fraudulent transfer, moratorium, liquidation, conservatorship or similar laws or by general principles of equity.

      4.3 No Consents. Except as set forth in Section 4.4, the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby will not require any Consent or other action by or in respect of, or declaration or filing with, any Tribunal or with any Person that is a party to a Material Contract.

      4.4 Absence of Conflicts; Governmental Authorizations.

      (a) The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not (i), except as set forth on Schedule 4.4 of the Disclosure Schedule, conflict with or result in any violation of any provision of the Certificate of Incorporation or Bylaws or equivalent organizational document, each as amended to date, of the Company or any Subsidiary; (ii) subject to obtaining the Consents listed in Schedule 4.4 of the Disclosure Schedule, conflict with, result in any material violation or breach of, constitute a material default under, give rise to any material right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void or voidable, any term or provision of any Material Contract as to which the Company or any Subsidiary is a party or by which any of their respective properties or assets are or may be bound; (iii) violate in any material respect any term of any Legal Requirement applicable to the Company or any Subsidiary or by which any of their respective properties or assets are bound or affected; or (iv) result in the creation of, or impose on the Company or any Subsidiary the obligation to create, any Lien upon any material properties or assets of the Company or any Subsidiary other than Permitted Liens.

      (b) Except for applicable requirements, if any, of the Exchange Act (including the filing with the SEC of a proxy statement relating to any required approval by the Company’s stockholders of this Agreement (the “Proxy Statement”)), the Securities Act, the premerger notification requirements of the HSR Act, the filing and recordation of appropriate merger documents as required by the DGCL, filings required pursuant to any state securities or “blue sky” laws and such other notices, reports or other filings the failure of which to be made would not have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated hereby, the Company is not required to submit any notice, report or other filing to any Tribunal in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

      4.5 Capitalization. The authorized capital stock of the Company consists solely of (a) 70,000,000 shares of Company Common Stock, of which 50,199,874 shares are issued and outstanding on the date hereof, 2,215,657 shares have been reserved for issuance upon the conversion of the issued and outstanding shares of Company Preferred Stock, 6,633,543 shares have been reserved for issuance under the Company Option Plans, 1,887,296 shares have been reserved for issuance under the terms of the

Company ESP Plan, and none are held in the treasury; and (b) 10,000,000 shares of Company Preferred Stock, of which 3,000,000 are reserved for issuance as Series B Cumulative Convertible Preferred Stock, of which 1,500,000 shares are issued and outstanding on the date hereof. All of the outstanding shares of Company Common Stock and all of the outstanding shares of Company Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. All of the issued shares of Company Common Stock and all of the issued shares of Company Preferred Stock were issued, and to the extent purchased by the Company or transferred, have been so purchased or transferred, in compliance with any preemptive rights and any other statutory or contractual rights of any stockholders of the Company. All shares of Company Common Stock subject to issuance upon exercise of the outstanding Options described above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Other than as set forth above, there are no subscriptions, options, warrants, convertible securities or other agreements or commitments (contingent or otherwise) pursuant to which the Company or any Subsidiary is required to issue any shares of its capital stock (or ownership interests) or any securities convertible into or exchangeable for its capital stock (or ownership interests), or is otherwise required to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock (or ownership interests) of the Company or any Subsidiary or any rights to participate in the equity or net income of the Company or any Subsidiary. Except as set forth on Schedule 4.5 of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire shares of its capital stock (or ownership interests) or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other Person. Schedule 4.5 of the Disclosure Schedule sets forth (i) the number and exercise price of all outstanding Options and (ii) the aggregate number of participants in, and the aggregate amount contributed (and not otherwise withdrawn) by such participants to, the Company ESP Plan in the current “Offering Period” (as such term is defined in the Company ESP Plan), each calculated as of May 21, 2004. Except as set forth on Schedule 4.5 of the Disclosure Schedule, there are no stockholders’ agreements, voting trusts or other agreements or understandings to which the Company or any Subsidiary is a party or by which it is bound or, to the Company’s Knowledge, between or among stockholders, in each case with respect to the transfer or voting of any capital stock of the Company or any Subsidiary. Each outstanding share of capital stock (or ownership interests) of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and is owned by the Company or another Subsidiary, free and clear of all Liens other than Permitted Liens.

      4.6 SEC Reports and Financial Statements.

      (a) The Company has filed all forms, reports, schedules, statements and other documents required to be filed by it with the SEC, and has made available to Parent true and complete copies of all such forms, reports, schedules, statements and other documents filed by it since January 1, 2001, under the Exchange Act or the Securities Act (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the “Company SEC Documents”). To the Company’s Knowledge, each of the Company SEC Documents, at the time filed, (i) did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such Company SEC Document and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. No Subsidiary is required to file any form, report or other document with the SEC.

      (b) The consolidated financial statements included in the Company SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements of the Company, as permitted by SEC Forms 10-Q and 8-K) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position, results of operations and cash flows of the Company for the periods presented in the Company SEC Documents.

      4.7 Absence of Certain Changes or Events. Except (a) as disclosed (i) in the Company SEC Documents, or (ii) in Schedule 4.7 of the Disclosure Schedule, and (b) if this representation is being made at Closing, as expressly provided in this Agreement or as contemplated by the parties in connection with obtaining financing for the Merger, since December 31, 2003, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and, to the Company’s Knowledge, in a manner consistent with past practice, and there has not been:

(a) any material adverse change in the business, operations, properties, condition (financial or otherwise), or assets or liabilities (including, without limitation, contingent liabilities) of the Company or any Subsidiary;

(b) any material damage, destruction or loss (if not covered by insurance) with respect to any material property or asset of the Company or any Subsidiary;

(c) any material change by the Company or any Subsidiary in its accounting methods, principles or practices, except as required by applicable laws, regulations or accounting pronouncements, provided that each such change has been disclosed in the Company SEC Documents;

(d) any revaluation by the Company or any Subsidiary of any material asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice;

(e) other than the distribution of quarterly dividends consistent with past practice with respect to outstanding shares of Company Preferred Stock, any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock (or ownership interests) of the Company or any Subsidiary, or any redemption, purchase or other acquisition of any of their respective securities;

(f) any issuance to any director, officer or employee of the Company or any Subsidiary of any options, warrants, rights, or convertible securities relating to the issued or unissued capital stock (or ownership interests) of the Company or any Subsidiary other than pursuant to the Company ESP Plan;

(g) any acquisition by the Company or any Subsidiary (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or any division thereof or any material amount of assets;

(h) any incurrence of Indebtedness other than in the ordinary course of business and consistent with past practice or any issuance of any debt securities by the Company or any Subsidiary;

(i) any assumption or guarantee by the Company or any Subsidiary of the obligations of any Person;

(j) other than trade payables, extensions of credit to customers and advances to employees and independent contractors for travel expenses or wage or salary advances for non-executive employees of the Company that do not exceed two weeks wages or salary, in each case in the ordinary course of business and consistent with past practice, any loan or advance by the Company or any Subsidiary to any Person;

(k) any authorization of, or commitment to make, any capital expenditure that exceeds the Company’s 2004 capital expenditure budget, a copy of which has been previously provided to Parent (the “2004 Capital Expenditure Budget”); or

(l) any increase in the compensation payable or to become payable or the benefits provided or to be provided to any director, officer or employee of the Company or any Subsidiary, except for increases in the ordinary course of business and consistent with past practice.

      4.8 Absence of Undisclosed Liabilities. Except as set forth in the Company SEC Documents or on Schedule 4.8 of the Disclosure Schedule, and except for obligations in connection with the transactions contemplated hereby, neither the Company nor any Subsidiary has any material liabilities, Indebtedness or material obligations of any nature (whether accrued, absolute or contingent, asserted or unasserted, due or to become due) other than liabilities, Indebtedness and obligations incurred in the ordinary course of business consistent with past practice.

      4.9 Accounts Receivable. All Accounts Receivable existing as of the date hereof arose out of bona fide business transactions in the ordinary course of business. To the Knowledge of the Company, adequate reserves have been accrued and maintained in the financial statements of the Company included in the Form 10-Q of the Company filed with the SEC for the fiscal quarter ended March 31, 2004, to provide for all doubtful accounts of, valid counterclaims or setoffs by, rebates, discounts and allowances to, and returns from, any customers of the Company, and such reserves were established in a manner consistent with the Company’s collection experience in prior periods. The Company has furnished Parent with a true and complete copy of its Accounts Receivable Aging Report, dated March 31, 2004.

      4.10 Taxes and Tax Returns. Except as set forth on Schedule 4.10 of the Disclosure Schedule:

(a) The Company and the Subsidiaries have duly filed in all material respects all tax returns, statements, reports and forms required to be filed with any taxing authority (collectively, the “Tax Returns”) and have duly paid or caused to be duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment in all material respects of all Taxes for all periods or portions thereof ending prior to the date hereof. All such Tax Returns accurately reflect in all material respects all liability for Taxes for the periods covered thereby and, to the Knowledge of the Company, all such Tax Returns are true, correct and complete. The Company has delivered to Parent complete and correct copies of all federal income Tax Returns filed by the Company and each Subsidiary for the three most recent taxable years for which such Tax Returns have been filed prior to the date of this Agreement. Neither the Company nor any Subsidiary has received written notice of any material claim made by a Tribunal in a jurisdiction where neither the Company nor such Subsidiary files Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(b) The Company and each Subsidiary has withheld and timely paid in all material respects all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) None of the federal income Tax Returns of the Company or the Subsidiaries has been examined by the Internal Revenue Service during the last six (6) taxable years. The applicable statutes of limitation for the assessment of Federal income taxes for all taxable periods ending on or prior to December 31, 1998 have expired, and no material deficiencies were asserted as a result of such examinations that have not been resolved or fully paid.

(d) No Tax audit, examinations or other administrative or judicial proceedings are pending or being conducted, or, to the Knowledge of the Company, threatened, with respect to any Taxes due from or with respect to or attributable to the Company or any Subsidiary or any Tax Return filed by or with respect to the Company or any Subsidiary, and no written notification of an intent to audit, to examine or to initiate administrative or judicial proceedings has been received by the Company or by any Subsidiary. There is no material dispute or claim concerning any Tax liability of the Company or of any Subsidiary either claimed or raised by any taxing authority in writing.

(e) Neither the Company nor any Subsidiary (i) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, (ii) is a party to any material tax sharing, tax indemnity or other agreement or arrangement with any entity not included in the Company’s consolidated financial statements most recently filed by the Company with the SEC, (iii) has made an election under Section 341(f) of the Code, (iv) is a party to or bound by any closing agreement or offer in compromise with any taxing authority, (v) has been or will be required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing, (vi) has any excess loss account (as defined in Treasury Regulations Section 1.1502-19), (vii) has any deferred intercompany gains (as defined in Treasury Regulations Section 1.1502-13), or (viii) is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or any similar provision of foreign, state or local law.

(f) There is no material Tax lien (other than for current Taxes not yet due and payable) against the assets of the Company or any Subsidiary except for Permitted Liens.

(g) None of the assets of the Company or any Subsidiary is (i) “tax exempt use property” within the meaning of Section 168(h) of the Code, (ii) subject to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(h) The accruals and reserves for current Taxes reflected in the financial statements included in the Company SEC Documents are adequate in all material respects to cover all Taxes accruable through the respective dates thereof (including interest and penalties, if any, thereon) in accordance with GAAP.

(i) The Company and each of the Subsidiaries is a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

(j) With respect to (i) the Receivables Contribution and Sale Agreement between the Company and CSI Funding, Inc. and (ii) all other material related party transactions between the Company and its Subsidiaries, each of such transactions in clauses (i) and (ii) is, in all material respects, on an arms’ length basis in accordance with Section 482 of the Code, or any state law equivalent.

(k) The Company and each Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that (i) constitute a reportable tax shelter transaction or any other tax shelter transaction within the meaning of Section 6011 of the Code or (ii) to the Knowledge of the Company and its Subsidiaries, could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(l) No powers of attorney or other authorizations are in effect that grant to any Person the authority to represent the Company or any Subsidiary in connection with any Tax matter or proceeding.

(m) Since January 1, 1999, neither the Company nor any Subsidiary has made any tax election, other than in the ordinary course of business and consistent with past practice, or settled or compromised any Tax liability in excess of $25,000.

      4.11 Agreements, Contracts and Commitments.

      (a) Schedule 4.11 of the Disclosure Schedule contains a list of the following contracts to which either the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or has committed to be bound as of the date hereof:

(i) all loan, credit or security agreements, notes, bonds, mortgages, indentures and other agreements and instruments for borrowed money in excess of $100,000 of the Company or any Subsidiary and any agreement which guarantees the obligations of any party in excess of such amount;

(ii) all material employment or retention agreements, including collective bargaining agreements and consulting agreements, with employees, officers, directors or consultants or former employees, officers, directors or consultants associated with the Company or any Subsidiary or Affiliate of the Company which contain obligations which bind the Company or any Subsidiary of the Company and any agreement with any such individual that provides for the payment of severance upon the termination of such individual’s employment or which is in the nature of a stay bonus or retention bonus to the extent such agreements contain obligations that exceed $100,000 per annum and are not terminable by it or any Subsidiary on 90 days’ notice or less without penalty;

(iii) all leases for real property in which the amount of payments which the Company is required to make on an annual basis exceeds $100,000;

(iv) all leases for personal property in which the amount of payments which the Company is required to make on an annual basis exceeds $500,000;

(v) all Contracts between the Company or any Subsidiary and their aggregate top twenty-five (25) customers, determined on the basis of revenue recognized by the Company or any Subsidiary, as applicable, for sales to such customers for the fiscal year ended December 31, 2003, and all Contracts between the Company or any Subsidiary and their aggregate top twenty-five (25) suppliers, determined on the basis of the total dollar value of supplies purchased by the Company or any Subsidiary, as applicable, from such suppliers for the fiscal year ended December 31, 2003, indicating whether each such Contract is terminable by either party on ninety (90) days’ notice or less (each a “Key Customer or Supplier”);

(vi) all agreements materially limiting the freedom of the Company or any Subsidiary to compete in any line of business or in any geographic area or with any Person;

(vii) all agreements to make capital expenditures in excess of $250,000 with respect to the Company or any Subsidiary;

(viii) all agreements to sell, lease or otherwise dispose of any material assets of the Company or any Subsidiary other than in the ordinary course of business and consistent with past practice;

(ix) all joint venture agreements and partnership agreements related to the Company or any Subsidiary; and

(x) all intercompany contracts and agreements.

      (b) All agreements listed in Schedule 4.11(a)(i) through (xi) of the Disclosure Schedule or otherwise disclosed in the Company SEC Documents (such contracts being referred to herein as “Material Contracts”) are valid and binding agreements of the Company or a Subsidiary of the Company and are in full force and effect.

      (c) No material default, violation or breach by the Company or any Subsidiary under any Material Contract has occurred or will occur as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby which affects or will affect the enforceability of any Material Contract or any party’s rights thereunder. To the Knowledge of the Company, none of the parties to the Material Contracts is any material respect in breach thereof or default thereunder.

      (d) The Company has made available to Parent complete and accurate copies of each Material Contract.

      4.12 Intellectual Property.

      (a) “Intellectual Property” means all the (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, “Trademarks”), (ii) patents and patent applications (including any inventions disclosed therein and all registrations, disclosures, continuations, continuations in part, renewals, revisions, extensions, reexaminations and applications for any of the foregoing) (“Patents”), (iii) all copyrightable works and copyrights (including any registrations and applications for any of the foregoing) (“Copyrights”), (iv) Software, (v) technology, trade secrets and other confidential information, Know-How, inventions, proprietary processes, formulae, algorithms, models, methodologies, ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals (collectively, “Trade Secrets”), (vi) all other proprietary rights and (vii) all copies and tangible embodiments thereof (in whatever form or medium) held for use or used in the conduct of the Company and the Subsidiaries’ businesses as currently conducted or contemplated to be conducted. For purposes of this Section 4.12, “Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, and (iii) all documentation, including user manuals and training materials, relating to any of the foregoing and the content and information contained on any website.

      (b) Schedule 4.12(b) of the Disclosure Schedule sets forth a complete and accurate list of all of the following that are owned by the Company or any Subsidiary: (i) Patents which are either registered or applied for; (ii) Trademarks which are either registered, applied for or material to the operation of the business; (iii) all registrations and applications for registration of all Copyrights; and (iv) Software (other than readily-available commercial Software). All Intellectual Property owned by the Company or any Subsidiary is free and clear of all Liens, except for Permitted Liens.

      (c) Schedule 4.12(c) of the Disclosure Schedule sets forth a complete and accurate list of all agreements to which the Company or any Subsidiary is a party or otherwise bound, (i) granting or obtaining any right to use or practice any rights under any Intellectual Property (other than licenses for readily available commercial Software programs), or (ii) restricting the Company’s or any Subsidiary’s rights to use any Intellectual Property (other than restrictions contained in licenses for readily available commercial Software programs) (collectively, the “License Agreements”). The License Agreements are in all material respects valid and binding obligations of the Company or a Subsidiary, and, to the Knowledge of the Company, all other parties thereto, are enforceable in accordance with their terms, and will not in any material adverse respect be modified, altered, affected, discontinued or terminated as a result of the Merger, and there exists no event or condition which will result in a material violation or breach of, or constitute (with or without due notice of lapse of time or both) a material default by any party under any such License Agreement. Neither the Company nor any Subsidiary has licensed or sublicensed its rights in any material Intellectual Property other than pursuant to the License Agreements. No royalties, honoraria or other fees are payable by the Company or any Subsidiary to any third parties for the use of or right to use any Intellectual Property except pursuant to the License Agreements.

      (d) The Company or one of the Subsidiaries owns or possesses in all material respects adequate, valid and enforceable licenses or other rights to use all Intellectual Property necessary to operate its business in the ordinary course and consistent with past practice and such licenses and rights (other than licenses for readily available commercial software programs) shall not in any material adverse respect be modified, altered, diminished or terminated as a result of the Merger.

      (e) To the Knowledge of the Company, the conduct of the Company and the Subsidiaries’ businesses as currently conducted does not in any material respect conflict with or infringe on any intellectual property rights owned or controlled by any third party. Except as set forth on Schedule 4.12 of the Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened claim, suit, arbitration or other adversarial proceeding before any Tribunal in any jurisdiction involving the Intellectual Property or alleging that the activities or the conduct of the Company’s or any Subsidiary’s businesses in any material respect infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or challenging in any material respect the Company’s or any Subsidiary’s ownership, use, validity, enforceability or registrability of any Intellectual Property. There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations (other than the License Agreements) applicable to the Company or any Subsidiary which in any material respect (i) restrict the Company’s or any Subsidiary’s right to use any Intellectual Property owned or necessary to the operation of the business, (ii) restrict the Company’s or any Subsidiary’s businesses in order to accommodate a third party’s intellectual property rights or (iii) permit third parties to use any Intellectual

Property owned by, controlled by, or necessary to the operation of the business of, the Company or any Subsidiary.

      (f) To the Knowledge of the Company, no third party is in any material respect using, misappropriating, infringing, diluting or violating any of the Company Intellectual Property, and no such claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any third party by the Company or any Subsidiary.

      (g) The Company and the Subsidiaries have taken reasonable measures to protect the confidentiality of Trade Secrets the disclosure of which, either individually or in the aggregate, would have a Material Adverse Effect. To the Knowledge of the Company, no party to any non-disclosure agreement relating to Company Trade Secrets is in material breach or default thereof.

      4.13 Litigation. Schedule 4.13 of the Disclosure Schedule lists all lawsuits, suits, claims, actions, proceedings, investigations, arbitrations, mediations or other proceedings which, to the Knowledge of the Company, are pending or threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Tribunal (each, an “Action” and collectively, “Actions”). Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing Order of, settlement agreement or similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Tribunal, or any Order of any Tribunal (other than regulations or executive Orders of a general nature applicable to more than the Company or its Subsidiaries).

      4.14 Compliance with Legal Requirements. To the Company’s Knowledge, the Company has not in any material respect violated or failed to comply with any Legal Requirement. Except as set forth on Schedule 4.14 of the Disclosure Schedule, neither the Company nor any Subsidiary has received any notice from, or otherwise been advised that, any Tribunal or other Person is claiming any material violation or potential material violation of any Legal Requirement with respect to the Company, any Subsidiary or their respective businesses.

      4.15 Environmental Matters.

      (a) Without limiting the generality of Section 4.14, (i) the Company, each Subsidiary and, to the Knowledge of the Company, their respective properties, are in compliance in all material respects with all, and neither the Company nor any of the Subsidiaries has any material liability under any, applicable Environmental, Health and Safety Laws (as defined below); (ii) the Company and each Subsidiary have timely filed all required material reports, obtained all required material approvals and Permits and generated and maintained all required material data, documentation and records under any applicable Environmental, Health and Safety Laws; (iii) to the Knowledge of the Company, neither the Company nor any Subsidiary nor anyone acting on their behalf in the course of so acting, has generated, stored, released, manufactured, processed, treated, transported or disposed of any Hazardous Materials (as defined below) on, beneath or about any premises owned or used by the Company or any Subsidiary at any time, except for inventories of Hazardous Materials in the ordinary course of business, which inventories were and are generated, stored, released, manufactured, processed, treated, transported and disposed of in material compliance with all applicable Environmental, Health and Safety Laws; (iv) neither the Company nor any Subsidiary has caused and is not aware of any release or threat of release of any Hazardous Materials on, beneath or about any premises owned or used by the Company or the Subsidiary at any time except in material compliance with all applicable Environmental, Health and Safety Laws; (v) neither the Company nor any Subsidiary has received any notice advising it that it is or may be responsible, or potentially responsible, for clean up costs with respect to a release or threatened release of any Hazardous Materials; and (vi) neither the Company nor any Subsidiary is aware of any release or disposal of any Hazardous Materials by any other Person on any premises owned or used by the Company or any Subsidiary except in material compliance with all applicable Environmental, Health and Safety Laws.

      (b) For the purposes of this Agreement, “Environmental, Health and Safety Laws” shall mean (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., and any amendments thereto; (ii) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and any amendments thereto; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (iv) any other similar Legal Requirements, as now in effect, relating to, or imposing liability or standards of conduct concerning, any Hazardous Materials or dangerous waste, substance or material; and (v) any Legal Requirements relating to the protection of human health and occupational safety for employees and others in the workplace. For the purposes of this Agreement, “Hazardous Materials” shall mean petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos and asbestos-containing materials, and any and all materials now or hereafter defined, listed, designated or classified as, or otherwise determined to be, “hazardous wastes,” “hazardous substances,” “radioactive,” “solid wastes,” or “toxic” under or pursuant to or otherwise listed or regulated pursuant to any Environmental, Health and Safety Law.

      4.16 Employee Benefit Plans.

      (a) Schedule 4.16(a) of the Disclosure Schedule hereto sets forth a true and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any other employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, death benefit, hospitalization, medical welfare benefit, deferred compensation, profit sharing, retirement, retiree medical or life insurance, supplemental retirement, bonus or other incentive compensation, stock purchase, stock option, restricted stock and phantom stock arrangements or policies) (collectively, the “Employee Benefit Plans”); (ii) all Employee Benefit Plans which are “pension plans” (as defined in Section 3(2) of ERISA (“Pension Plans”)); and (iii) all material employment, termination, bonus, severance or other contracts or agreements (“Employment Agreements”), in each case to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained by the Company or any ERISA Affiliate or to which the Company or an ERISA Affiliate contributes or is obligated to contribute with respect to current or former employees of the Company (such Employee Benefit Plans, Pension Plans, and Employment Agreements collectively, the “Benefit Plans”). The Company has made available to Parent a true and complete copy of each Benefit Plan.

      (b) None of the Benefit Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA. None of the Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary.

      (c) The Company and the Subsidiaries have performed all material obligations required to be performed by them under and are not in any material respect in default under or in violation of, and to the Knowledge of the Company, there is no material default or violation by any party to, any Benefit Plan. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Company, no fact or event exists that could give rise to any such Action, which action would have a Material Adverse Effect.

      (d) Except as set forth on Schedule 4.16 of the Disclosure Schedule, all contributions required to be made to each Benefit Plan under the terms thereof, ERISA, the Code, or any other applicable Legal Requirement have in all material respects been timely made, and are in all material respects fully deductible in the year for which they were paid or accrued. All other amounts that should be accrued to date as liabilities of the Company or any Subsidiary under or with respect to each Benefit Plan (including any unpaid administrative expenses and incurred but not reported claims) for the current plan year of each Benefit Plan have been recorded in all material respects on the books of the Company or such Subsidiary.

      (e) There has been no “reportable event,” as that term is defined in Section 4043 of ERISA and the regulations thereunder, with respect to any of the Benefit Plans which would require the giving of notice, or any event requiring notice to be provided, under Section 4063(a) of ERISA.

      (f) To the Knowledge of the Company, there has been no violation of ERISA that could reasonably be expected to result in a material liability with respect to the filing of applicable returns, reports, documents or notices regarding any of the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

      (g) True and complete copies of the following documents, with respect to each of the Employee Benefit Plans (as applicable) have been made available by the Company to Parent: (i) any plans and related trust documents, and all amendments thereto; (ii) the most recent Forms 5500 and schedules thereto; and (iii) the most recent summary plan description.

      (h) There are no pending Actions which have been asserted or instituted against any Employee Benefit Plan, or its assets or against the Company, plan administrator, or fiduciary of any Employee Benefit Plan with respect to the operation of such Employee Benefit Plan (other than routine, uncontested benefit claims). To the Knowledge of the Company, the Company has not engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code.

      (i) Neither the Company nor any Subsidiary maintains, contributes to or is obligated to contribute to (or within the past three (3) years has maintained, contributed to or been obligated to contribute to) any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

      (j) Except as set forth on Schedule 4.16 of the Disclosure Schedule, neither the Company nor any Subsidiary has any liability or obligation under any Benefit Plan to provide life insurance or medical or health benefits after termination of employment to any employee or dependent, other than as required by Part 6 of Title I of ERISA or Section 4980B of the Code, or applicable state law.

      (k) There will be no material liability of the Company or any Subsidiary (i) with respect to any Benefit Plan that has previously been terminated or (ii) under any insurance policy or similar arrangement procured in connection with any Benefit Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability arising wholly or partially out of events occurring before the Effective Time.

      (l) To the Knowledge of the Company, Persons performing services for the Company or any Subsidiary have not been improperly classified as being independent contractors or leased employees rather than employees except where the failure to properly classify such Persons would not have a Material Adverse Effect.

      (m) Except as set forth on Schedule 4.16 of the Disclosure Schedule, none of the Benefit Plans provides any benefits that become payable or become vested solely as a result of the consummation of the transactions contemplated by this Agreement (other than benefits payable because an employee terminates employment covered by the Benefit Plan) and the consummation of the transactions contemplated hereby will not require the funding (whether formal or informal) of any Benefit Plan.

      4.17 Absence of Labor Difficulties. Neither the Company nor any Subsidiary is a party to any labor union or collective bargaining agreement. There is no labor union or organizing activity pending or, to the Knowledge of the Company, threatened with respect to the Company, any Subsidiary or their respective businesses. To the Knowledge of the Company, no certification question or organizational drive exists or has existed within the past two (2) years with respect to the Company or any Subsidiary’s employees. Except as set forth on Schedule 4.17 of the Disclosure Schedule, there are no pending charges, investigations, administrative proceedings, formal complaints or other matters (including unfair labor practices, discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board or any Tribunal. There is no labor strike, dispute, slowdown or stoppage pending or to the Knowledge of the Company, threatened against or involving the Company or any Subsidiary. To the Knowledge of the Company, no executive, key employee or significant group of employees plans to terminate employment with the Company or any Subsidiary during the next twelve (12) months.

      4.18 Customers and Suppliers. There are no material disputes with any customer or supplier of the Company or any Subsidiary that is a Key Customer or Supplier, and there are no material disputes with customers or suppliers that are not Key Customers or Suppliers where the failure to resolve any such disputes, or the results of resolution of any such disputes, would have a Material Adverse Effect. Except as set forth on Schedule 4.18 of the Disclosure Schedule, no party to a Material Contract that is with a customer or supplier has terminated or, to the Knowledge of the Company, has, in writing or by an express oral statement, threatened to terminate or advised it will terminate its relationship with the Company or any Subsidiary.

      4.19 Licenses and Permits. To the Knowledge of the Company, the Company and each Subsidiary has validly and lawfully obtained and holds in full force and effect all material franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals from, and filings with, any Tribunal (“Permits”) which are necessary for the operation of their respective businesses as presently conducted in compliance with all Legal Requirements. Neither the Company nor any Subsidiary is in material violation of the terms of any such Permit.

      4.20 Personal Property. The Company and each Subsidiary has good and marketable title to all material personal property owned by it and valid leasehold or license interests in all material personal property leased by it, in each case free and clear of all Liens, except (i) for Permitted Liens and (ii) as set forth on Schedule 4.20 of the Disclosure Schedule. All material leases of personal property used by the Company or any Subsidiary in each of their respective businesses and operations are in all material respects valid and effective in accordance with their terms.

      4.21 Insurance. The Company and the Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as management of the Company believes is reasonable for its business. Schedule 4.21 of the Disclosure Schedule contains a description of the policies of insurance of the Company presently in force, specifying with respect to each such policy, the name of the insurer, type of coverage, term of policy, deductible amount, limits of liability and annual premium (and, if the owner of such policy is not the Company, the name of the owner of such policy). All such policies are valid, outstanding and enforceable and neither the Company nor any Subsidiary has agreed to modify or cancel any of such insurance policies nor has the Company received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business and consistent with past practice or such as is normal and customary in the Company’s industry. No such policy will terminate as a result of the Merger.

      4.22 Corporate Books and Records. The minute books and records of the Company in all material respects contain a true, complete and correct record of all material actions taken at all meetings and by all written consents in lieu of meetings of the Company Board, or any committees thereof, and stockholders of the Company. The stock ledger and related stock transfer records of the Company contain a true, complete and correct record of the original issuance, transfer and other capitalization matters of the capital stock of the Company.

      4.23 Bank Accounts. The list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, and the list containing a description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company authorized to transact business with respect thereto previously provided to Parent are true and correct in all material respects.

      4.24 Real Property. Neither the Company nor any Subsidiary owns any real property. Schedule 4.24 of the Disclosure Schedule sets forth a complete list of all real property that is subject to any lease with respect to which the lessee is the Company or any Subsidiary or which is used in their respective businesses. The Company or a Subsidiary has a valid leasehold interest in all such leased real property free and clear of all Liens except for Permitted Liens.

      4.25 No Broker’s or Finder’s Fees. No broker, investment banker, financial advisor or other Person, other than Broadview International and Houlihan Lokey Howard & Zukin, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company.

      4.26 Opinion of Financial Advisors. The Company has received the opinion of Broadview International, dated May 27, 2004, and the Special Committee has received the opinion of Houlihan Lokey Howard & Zukin, dated May 27, 2004, in each case to the effect that, as of that date, the consideration to be received in the Merger by the Company’s Common Stock holders, other than the Principal Stockholder, is fair from a financial point of view, and a complete and correct signed copy of each of such opinions have been, or promptly upon receipt thereof will be, delivered to Parent.

      4.27 Information Supplied. The Proxy Statement will not, at the time the Proxy Statement is first mailed to the Company’s stockholders or, at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of all applicable Legal Requirements, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Subsidiary or the Principal Stockholder specifically for inclusion or incorporation by reference therein.

      4.28 Voting Requirements. The only vote required of the holders of the Company’s capital stock to adopt this Agreement and to approve the Merger is the affirmative majority vote of the outstanding shares of Company Common Stock and the outstanding shares of Company Preferred Stock, voting together as a single class.

      4.29 Anti-Takeover Laws. Prior to the date of this Agreement, the Company has taken all actions necessary to exempt under or make not subject to (a) the provisions of Section 203 of the DGCL and (b) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution and delivery of this Agreement and the Principal Stockholder Agreement to be executed concurrently herewith; (ii) the Merger; and (iii) the transactions contemplated hereby and thereby. The Company does not have any stockholder or shareholder rights agreement or any similar type of anti-takeover agreement.

      4.30 Disclaimer of Other Representations and Warranties. The Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no Person has been authorized by the Company to make any representation or warranty relating to the Company or any Subsidiary or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBSIDIARY

      Parent and Merger Subsidiary, jointly and severally, hereby represent and warrant to the Company as follows:

      5.1 Organization, Standing, etc. of Parent. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its assets and to carry on its business as presently conducted. Parent has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

      5.2 Organization, Standing, etc. of Merger Subsidiary. The Merger Subsidiary is a newly formed corporation duly incorporated, validly existing with active status under the laws of the State of Delaware and has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted. The Merger Subsidiary has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.

      5.3 Authorization and Execution. The execution and delivery of this Agreement and the performance of each of Parent and Merger Subsidiary of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Parent and Merger Subsidiary. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Subsidiary and constitutes a legal, valid and binding agreement of each of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary, as applicable, in accordance with its terms, assuming this Agreement is enforceable against the Company, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, rearrangement, reorganization, fraudulent conveyance, fraudulent transfer, moratorium, liquidation, conservatorship or similar laws or by general principles of equity.

      5.4 Absence of Conflicts; Governmental Authorizations.

      (a) The execution and delivery by each of Parent and Merger Subsidiary of this Agreement, the performance by each of them of their respective obligations hereunder and the consummation by each of them of the transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the Certificate of Incorporation or Bylaws or equivalent organizational documents, each as amended to date, of Parent or Merger Subsidiary, (ii) materially conflict with, result in any material violation or material breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void or voidable, any term or provision of any note, bond, mortgage, indenture, lease, license, Contract or other instrument to which Parent or Merger Subsidiary is a party or by which any of their respective properties or assets are or may be bound, (iii) materially violate any term of any Legal Requirement applicable to Parent or Merger Subsidiary or their respective properties or assets or (iv) result in the creation of, or impose on Parent or Merger Subsidiary the obligation to create, any Lien upon any properties or assets of Parent or Merger Subsidiary.

      (b) Except for applicable requirements, if any, of the Securities Act, the Exchange Act, the premerger notification requirements of the HSR Act, the filing and recordation of appropriate merger documents as required by the DGCL, filings required pursuant to any state securities or “blue sky” laws, and such other Consents, notices, reports or other filings the failure of which to be made would not have a material adverse effect on Parent or prevent or materially impair the consummation of the transactions contemplated hereby, neither Parent nor Merger Subsidiary is required to obtain any Consent from or submit any notice, report or other filing to any Tribunal in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

      5.5 Financing. Prior to the date hereof, Parent has delivered to the Company (i) a commitment letter from Wells Fargo Foothill, Inc, and Bank of America, N.A. (the “Senior Lenders”), dated May 13, 2004 (the “Senior Financing Commitment Letter”), establishing terms under which the Senior Lenders commit to provide to Merger Subsidiary and the Surviving Corporation a senior secured, asset based credit facility (the “Senior Financing”) and (ii) a letter from Jefferies & Company, Inc., dated May 27, 2004 (the “Highly Confident Letter” and, together with the Senior Financing Commitment Letter, the “Financing Letters”), confirming that it is highly confident in its ability to arrange for $35 million of notes to fund a portion of the Total Consideration (the “Notes Financing” and, together with the Senior Financing, the “Financing”). As of the date hereof, Parent is not aware of any facts or circumstances that

Parent believes or has reason to believe are reasonably likely to (x) prevent the conditions described in the Financing Letters from being satisfied, (y) prevent Parent or Merger Subsidiary from receiving the Financing pursuant to the terms of the Financing Letters or (z) make any of the conditions or assumptions set forth in the Financing Letters unreasonable, and the providers of the Financing Letters have not advised Parent or Merger Subsidiary as of the date hereof of any facts that cause them to believe that the financings contemplated by the Financing Letters will not be consummated substantially in accordance with the terms thereof. The aggregate proceeds of the Financing, when taken together with the cash of the Company and its Subsidiaries that is currently anticipated to be available as of the Closing Date and funds that will be made available to Parent and Merger Subsidiary by, or through arrangements made by, Platinum Equity, LLC, on or prior to the Closing Date, will be sufficient to pay the Total Consideration, to make the payments contemplated by Section 3.6, to pay all fees and expenses in connection with the Merger, to pay all amounts required to be paid under the senior executive employment agreements as of the Closing Date and to provide additional financing sufficient in the reasonable judgment of Parent for the future working capital and general corporate needs of the Surviving Corporation and its Subsidiaries.

      5.6 Information Supplied. The Proxy Statement will not, at the respective times it or any amendments or supplements thereto are filed with the SEC, are first sent or given to stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent or Merger Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

      5.7 Disclaimer of Other Representations and Warranties. Parent and Merger Subsidiary do not make, and have not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no Person has been authorized by Parent or Merger Subsidiary to make any representation or warranty relating to Parent or Merger Subsidiary or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Parent or Merger Subsidiary.

ARTICLE VI

COVENANTS OF THE COMPANY

      6.1 Access to Information. The Company will provide Parent and Parent’s counsel, accountants and other representatives and agents with reasonable access, upon prior notice and during normal business hours, to the facilities, officers, directors, accountants, assets, properties, books and records of the Company and will furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company or the transactions contemplated hereby as Parent shall from time to time reasonably request; provided, however, that such investigation (a) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Company and (b) shall not include speaking with employees, customers or suppliers of the Company without the prior consent of management of the Company. In the event of termination of this Agreement, Parent will return or cause to be returned to the Company all documents and other material obtained from the Company in connection with the transactions contemplated hereby and will keep confidential any such information unless such information is ascertainable from public or published information or is required to be disclosed by applicable Legal Requirements; provided however, that Parent shall have the right to destroy (with written certification of such destruction executed and delivered to the Company by an officer of Parent) any documents and other materials created by it that incorporate any confidential information rather than return such materials to the other party.

      6.2 Conduct of Business. The Company covenants and agrees that prior to the Effective Time, except (i) as expressly provided in this Agreement or contemplated by the parties in connection with obtaining financing for the Merger, (ii) as set forth in Schedule 6.2 of the Disclosure Schedule or (iii) as agreed in writing by Parent, after the date hereof:

(a) The Company will not, and will not permit any Subsidiary to: (i) authorize, issue or commit to issue any shares of its capital stock of any class (whether or not from treasury stock) or other equity interests in the Company, except for the issuance of shares of Company Common Stock upon the exercise of, and in accordance with, the Options or in accordance with the Company ESP Plan, or Company Common Stock issued upon the conversion of outstanding shares of Company Preferred Stock; (ii) split up, combine or reclassify any of its capital stock or other equity interests in the Company; (iii) grant, commit to grant, issue or commit to issue any options, warrants or other rights to subscribe for or purchase any shares of its capital stock, other equity interests in the Company or any security directly or indirectly convertible into or exchangeable for, or which in any manner confers upon the holder thereof the right to acquire, any shares of any class of its capital stock or other equity securities, other than pursuant to the Company ESP Plan; (iv) purchase, redeem or otherwise acquire any shares of its capital stock of any class or any equity interests in the Company, or any interest in or right to acquire any such shares or other equity interests in the Company; (v) declare, set aside for payment or pay any dividend on, or make any other distribution or payment with respect to, any share of its capital stock of any class or any other equity interests (including Company Preferred Stock dividends), except for the distribution of quarterly dividends consistent with past practice with respect to the outstanding shares of Company Preferred Stock; (vi) take any action to institute any new severance or termination pay practice with respect to its employees, agents or consultants, or increase the benefits payable under its severance or termination pay practices applicable to its employees; (vii) grant any increase (other than as previously disclosed to Parent or immaterial increases in the ordinary course of business consistent with past practices) in the pension, retirement or other employment benefits or compensation of any character of, or grant any new material benefits to, any of its officers, directors, or employees other than benefits to new employees no greater than those provided to existing employees, or, other than as contemplated by Section 3.6; (viii) dispose of or assign any of its material assets or properties or permit any of its assets and properties to be subjected to any Liens, other than Permitted Liens, except to the extent such disposition or Lien is made or incurred in the ordinary course of business; (ix) change or remove certified public accountants for the Company; (x) amend, modify or repeal, or propose to do, or permit or consent to any amendment, modification or repeal of its Certificate of Incorporation or Bylaws (or equivalent organizational document) or take any action with respect to such action other than is contemplated in connection with the Merger; (xi) acquire all or substantially all, or a portion of all, the assets, capital stock or other equity securities of any other Person, or any business division of any other Person or otherwise organize or acquire control or ownership of any other Person; (xii) enter into, or become obligated under, or change, amend, terminate or otherwise modify any Material Contract, except in the ordinary course of business consistent with past practice; (xiii) incur any indebtedness for borrowed money, except with respect to the incurrence of indebtedness for working capital purposes in the ordinary course of business; (xiv) pay amounts owed to its three largest vendors other than on their respective due dates during the period commencing 30 days prior to the date scheduled for the Company Stockholders’ Meeting unless required to do so under any applicable credit limits; (xv) make or commit to make capital expenditures in excess of the Company’s 2004 Capital Expenditure Budget absent prior consultation with Parent; (xvi) settle any material pending claim or other material disagreement absent prior consultation with Parent; (xvii) grant any Lien on the capital stock of the Company or any Subsidiary except for a Permitted Lien; (xviii) enter into, directly or indirectly, any new material transaction with any Affiliate of the Company (excluding those transactions related to the sale of accounts receivable to CSI Funding, Inc., and other transactions with the Subsidiaries in the ordinary course of business and (other than with respect to Northern NEF, Inc.) consistent with past practice); or (xix) take, undertake, incur, authorize, commit or agree to take any of the foregoing actions.

(b) The Company will promptly advise Parent of the commencement or, to the Knowledge of the Company, threat of any material claim, litigation, action, suit, inquiry or proceeding involving the

Company, any Subsidiary, their respective properties or assets, or, to the Knowledge of the Company, involving any of their respective directors, officers or agents (in their capacities as such).

(c) The Company will, and will cause each Subsidiary to, use reasonable commercial efforts to preserve substantially intact in all material respects its present business organization, reputation and key customer and supplier relations and keep available in all material respects the services of its present key officers, directors, employees, agents, consultants and other similar representatives.

(d) The Company will, and will cause each Subsidiary to, comply, in all material respects, with all Legal Requirements applicable to its business.

      6.3 Acquisition Proposals.

      (a) The Company agrees that neither it nor any Subsidiary nor any of the officers, directors and employees of the Company or any Subsidiary shall, and that the Company shall use its reasonable best efforts to cause its and the Subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by it or any Subsidiary) not to initiate or solicit any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, tender offer, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any Subsidiary to acquire all or a substantial part of the business or properties of the Company or any Subsidiary or 5% or more of any capital stock of the Company or any capital stock of any Subsidiary (other than a proposal or offer made by Parent, Merger Subsidiary or any of their Affiliates), any such inquiry, proposal or offer being hereinafter referred to as an “Acquisition Proposal.” The Company further agrees that neither it nor any Subsidiary nor any of the officers, directors and employees of it or the Subsidiaries shall, and that it shall cause its and the Subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by it or any of the Subsidiaries) not to, directly or indirectly, (i) have any discussion with or provide any information or data to any Person relating to an Acquisition Proposal, or (ii) engage in any negotiations concerning an Acquisition Proposal.

      (b) Notwithstanding anything in this Agreement to the contrary, and prior to the receipt of the required stockholder approval of the Merger, the Company, any Subsidiary, the Company Board or a committee of the Company Board and the Company’s and any Subsidiary’s officers, directors, employees, agents and representatives shall be permitted (i) to engage in discussions or negotiations with a third party who seeks, without prior solicitation (other than solicitations occurring prior to the date of this Agreement) by the Company, any Subsidiary or any of their directors, officers, employees, agents or representatives, to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties, and assets if, and only to the extent that, in response to a bona fide written Acquisition Proposal, (A) the Company Board has determined in good faith, after consultation with its legal and financial advisors, that such discussions may reasonably lead to a Superior Proposal and (B) prior to furnishing such information to, or entering into discussions with, such third party, the Company receives from such third party an executed confidentiality agreement containing terms customary in transactions of such nature, and the Company notifies Parent of its intention to provide information to a third party one (1) Business Day prior to providing such information, and (ii) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Except as set forth below, neither the Company Board nor any committee thereof may (i) effect a change in its recommendation to holders of the Company Common Stock because of receipt of an Acquisition Proposal, (ii) approve or recommend or propose publicly to approve or recommend an Acquisition Proposal or (iii) cause the Company or any Subsidiary to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Notwithstanding the foregoing, in response to a bona fide unsolicited written Acquisition Proposal from a third party that the Company Board determines in good faith, after consultation with its legal and financial advisors, is a Superior Proposal, the Company Board may change its recommendation and may enter into a definitive agreement with respect to such Acquisition Proposal, but only if the Company notifies Parent, in writing of its intention to take such action at least two (2) Business Days prior to taking such action, specifying the material terms of such Superior Proposal and identifying the

Person making such Superior Proposal, and if Parent does not make, within two (2) Business Days of receipt of such written notification, an offer that the Company Board determines, in good faith after consultation with its legal and financial advisors, is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not change its recommendation as a result of such Superior Proposal or enter into any binding agreement with respect to such Superior Proposal prior to the expiration of such two (2) Business Day period, and that the Company shall postpone or adjourn the Company Stockholders’ Meeting, as necessary, to accommodate the procedures set forth in this sentence.

      (c) In addition to the notification required under the final sentence of Section 6.3(b), the Company shall notify Parent promptly after receipt by the Company (or any of its advisors) of any inquiry relating to any potential Acquisition Proposal and the terms of such proposal or inquiry, including the identity of the Person and its Affiliates making the same, that it may receive in respect of any such transaction, and shall keep Parent informed on a current basis with respect to any significant developments with respect to the foregoing.

      (d) The Company shall, and shall cause the Subsidiaries and the officers, directors, advisors, employees, representatives and other agents of the Company and the Subsidiaries to, cease and cause to be terminated any and all existing activities, discussions or negotiations with third parties conducted prior to the date hereof with respect to any Acquisition Proposal.

      (e) “Superior Proposal” means a bona fide unsolicited written Acquisition Proposal which the Company Board determines, in good faith, after consultation with its legal and financial advisors, and after taking into account any conditions to and risks of consummation and the ability of the party making such proposal to obtain financing for such Acquisition Proposal, is more favorable to its stockholders than the transactions contemplated by this Agreement.

      (f) Notwithstanding anything in this Section 6.3 to the contrary, the parties agree that the Company Board may change its recommendation to the extent required by its fiduciary duty as set forth in Section 8.1 (other than in connection with a Superior Proposal which shall be governed by this Section 6.3).

      6.4 Closing Efforts. The Company will, and will cause its officers and agents to, use commercially reasonable efforts to effect the Closing as soon as reasonably practicable after the date hereof, including, but not limited to, its efforts relating to (i) completing and filing the Proxy Statement, (ii) responding to comments and/or requests, if any, of the SEC, and (iii) scheduling the Company Stockholders’ Meeting. The Company may take such actions as it, after due consultation with Parent, deems appropriate to maximize certainty of the Closing, and the Company shall consult with Parent regarding any actions that Parent wants the Company to undertake to maximize such certainty.

ARTICLE VII

COVENANTS OF PARENT AND THE MERGER SUBSIDIARY

      Parent covenants and agrees with the Company that, at all times before the Closing and to the extent specified, after the Closing, Parent at its expense will comply and will cause Merger Subsidiary or the Surviving Corporation, as the case may be, to comply with all covenants and provisions of this Article VII, except to the extent otherwise expressly required or permitted by this Agreement.

      7.1 Conduct of Business of Merger Subsidiary. During the period from the date of this Agreement to the Effective Time, Merger Subsidiary shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

      7.2 Obligation of Parent to Make Merger Effective and Merger Subsidiary’s Stockholder Consent. Parent shall cause Merger Subsidiary to take all actions necessary on its part to carry out the transactions contemplated hereby. Parent, as the sole stockholder of Merger Subsidiary, will consent in writing to the approval of this Agreement and the Merger in accordance with the DGCL.

      7.3 Information for Proxy Statement for the Company’s Stockholders. Parent will furnish to the Company such data and information relating to it and Merger Subsidiary as the Company may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto used by the Company to obtain the necessary stockholder approval of the Merger.

      7.4 Indemnification Rights.

      (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation (or any successor) shall, indemnify, defend and hold harmless the officers, directors, employees and agents of the Company or any of the Subsidiaries against all Damages arising out of claims brought or made by third parties, including, without limitation, derivative claims, in connection with the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable law and shall advance expenses prior to the final disposition of such claims and liabilities to which this sentence applies. Parent and the Surviving Corporation agree that all rights to indemnification and advancement of expenses and exculpation and release now existing in favor of the directors, officers or employees of the Company or any of the Subsidiaries (including, without limitation, any Person who was or becomes a director, officer or employee prior to the Effective Time) (the “Indemnified Parties”) under Delaware Law or as provided in the Company’s or any Subsidiary’s Certificate of Incorporation, Bylaws, resolutions or any other written agreement between them with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years after the Effective Time (or, in the case of claims or other matters occurring on or prior to the expiration of such six year period which have not been resolved prior to the expiration of such six year period, until such matters are finally resolved), and Parent shall cause the Surviving Corporation and its Subsidiaries to, and the Surviving Corporation shall, honor all such rights. Parent shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided further that in no event shall Parent be required to pay annual premiums for such insurance in excess of 200% of the annual premiums currently paid by the Company provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent and Merger Subsidiary shall be obligated to obtain policies with the greatest coverage available for a cost not exceeding such amount) with respect to matters occurring on or prior to the Effective Time.

      (b) Without limiting the foregoing, in the event any claim, action, suit, proceeding or investigation to which the provisions of this Section 7.4 are applicable is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be subject to the approval of the Surviving Corporation (such approval to not be unreasonably withheld), (ii) after the Effective Time, the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) after the Effective Time, the Surviving Corporation will use commercially reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 7.4, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent or the Surviving Corporation (but the failure so to notify Parent or the Surviving Corporation shall not relieve it from any liability which it may have under this Section 7.4 except to the extent such failure materially prejudices the Surviving Corporation). The Surviving Corporation shall be liable for the fees and expenses hereunder with respect to only one law firm, in addition to local counsel in each applicable jurisdiction, to represent the Indemnified Parties as a group with respect to each such matter unless there is, under applicable standards of professional conduct, as determined by counsel for the Indemnified Parties, a conflict between the positions of any two (2) or more Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties.

      7.5 Employee Benefits.

      (a) Parent agrees that, during the period commencing at the Effective Time and ending six months thereafter, the employees of the Company and any Subsidiary will continue to be provided with salary and benefits under employee benefit and commission or similar plans that are no less favorable in the aggregate than those currently provided by the Company or any Subsidiary to such employees under the Employee Benefit Plans listed in Schedule 4.16(a) of the Disclosure Schedule; provided, however, that Parent shall not be obligated to provide any equity incentive plans to the employees of the Company or any Subsidiary.

      (b) Parent agrees to cause the Company to honor all written contracts listed in Schedule 7.5(b) of the Disclosure Schedule in accordance with their terms, which are applicable with respect to any employee, officer, director or executive or former employee, officer, director, or executive of the Company or any Subsidiary. Neither this Section 7.5 nor any other provision of this Agreement shall limit the ability or right of the Company and the Subsidiaries to terminate the employment of any of their respective employees after the Effective Time (subject to any rights of any such employees pursuant to any binding contract, agreement, arrangement, policy, plan or commitment).

      (c) For purposes of all employee benefit plans, programs and agreements maintained by or contributed to by Parent and its subsidiaries (including, after Closing, the Surviving Corporation), Parent shall, or shall cause its subsidiaries to cause each such plan, program or arrangement to treat the prior service with the Company or any Subsidiary immediately prior to the Closing of any employee of the Company or any Subsidiary (a “Company Employee”) (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or any Subsidiary prior to the Effective Time) as service rendered to Parent or its subsidiaries, as the case may be, for all purposes; provided, however, that (i) such crediting of service shall not operate to duplicate any benefit or the funding of such benefit under any plan or (ii) require the crediting of past service for benefit accrual purpose under any defined benefit pension plan. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Parent shall also cause each Parent Plan (as hereinafter defined below) to waive any preexisting condition which was waived under the terms of any Employee Benefit Plan immediately prior to the Effective Time or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Effective Time. Parent shall recognize any accrued but unused vacation of the Company Employees as of the Effective Time, and Parent shall cause the Company and the Subsidiaries to provide such paid vacation. For purposes of this Agreement, a “Parent Plan” shall mean such employee benefit plan, as defined in Section 3(3) of ERISA, or a nonqualified employee benefit or deferred compensation plan, stock option, bonus or incentive plan or other employee benefit or fringe benefit program, that may be in effect generally for employees of Company and the Subsidiaries from time to time.

      (d) Parent shall satisfy or Parent shall cause the Company to satisfy any liability for all change in control, severance and similar obligations payable to any Company Employee, including for any Company Employee who is terminated by Parent or the Company, or any of their respective Subsidiaries on terms no less favorable than those provided under the applicable Company change in control provision or severance plan.

      (e) Except as provided in this Section 7.5, nothing in this Agreement shall limit or restrict the rights of Parent or the Company to modify, amend, terminate or establish employee benefit plans or arrangements, in whole or in part, at any time after the Effective Time.

      7.6 Financing. Parent and Merger Subsidiary each hereby agrees to use commercially reasonable efforts to arrange and obtain the Financing on the terms set forth in the Financing Letters. Parent and Merger Subsidiary will duly pay any and all commitment and other fees required or contemplated by the Financing Letters, or that otherwise arise in connection with the Notes Financing, that become due after the date hereof and prior to the Effective Time. Parent and Merger Subsidiary will keep the Company informed on a reasonably current basis in reasonable detail of the status of their efforts to arrange the Financing and shall not permit any material adverse amendment or modification to be made to, or any waiver of any provision or remedy under, the Senior Financing Commitment Letter without the prior written consent of the Company, which consent shall not be unreasonably withheld. In the event that Parent and Merger Subsidiary are unable to obtain the Financing on the terms set forth in the Financing Letters, Parent and Merger Subsidiary shall use commercially reasonable efforts to obtain alternative financing with overall pricing, amortization, cost and maturity terms that are no less favorable, and other terms that are no less favorable in any material respect, to Parent and Merger Subsidiary than those contained in the Financing Letters. The Company hereby agrees to use commercially reasonable efforts to assist and cooperate with Parent and Merger Subsidiary in their efforts to arrange and obtain the Financing.

      7.7 No Amendment to Principal Stockholder Agreement. Each of Parent and Merger Subsidiary agrees not to amend, restate, modify, consent to or waive any provision of the Principal Stockholder Agreement in any material respect without the prior written consent of the Company.

      7.8 Closing Efforts. Parent and Merger Subsidiary will, and will cause their respective officers and agents to, use commercially reasonable efforts to effect the Closing as soon as reasonably practicable after the date hereof, including, but not limited to, its efforts relating to (i) reviewing and commenting upon the Proxy Statement, and (ii) responding to comments and/or requests, if any, of the SEC. Parent shall consult with the Company regarding any actions that the Company deems appropriate to maximize certainty of the Closing.

ARTICLE VIII

COVENANTS OF ALL PARTIES

      8.1 Stockholder Approval; Preparation of Company Proxy Statement.

      (a) The Company shall, as promptly as practicable following the date hereof, prepare and file with the SEC the Proxy Statement. The Company, acting through the Company Board shall, subject to its fiduciary duties under applicable Legal Requirements, include in the Proxy Statement, the recommendation of the Company Board that the stockholders of the Company approve the Merger and adopt this Agreement. No filing of, or amendment or supplement to, or correspondence to the SEC will be made by the Company without providing Parent with an opportunity to review and comment thereon. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Company Stockholders’ Meeting any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

      (b) The Company shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting the Merger Agreement and approving the Merger (the “Company Stockholders’ Meeting”). The Company shall (i) use its best efforts to solicit from stockholders of the Company proxies in favor of adoption of the Merger Agreement and approval of the Merger for the Company Stockholders’ Meeting and (ii) recommend to its stockholders the adoption of the Merger Agreement and approval of the Merger; provided, however, that nothing contained in this Section 8.1 shall prevent the Company Board from discharging its fiduciary duties.

      (c) The parties acknowledge that it is intended that the meeting of the shareholders of the Principal Stockholder to be called as provided in the Principal Stockholder Agreement (the “Principal Stockholder’s Shareholder Meeting”) will be held immediately before the Company Stockholders’ Meeting. Conse-

quently, the Company agrees to schedule the Company Stockholders’ Meeting on the same day as, and no later than three (3) hours after the time at which the Principal Stockholder’s Shareholder Meeting is scheduled to commence, unless Parent and the Company mutually agree not to hold the Company Stockholders’ Meeting at that time. In the event the Principal Stockholder’s Shareholder Meeting is at any time or from time to time rescheduled, or commenced and adjourned, or has not concluded as of the time at which the Company Stockholders’ Meeting is scheduled to commence, or in the event the Company needs to postpone or adjourn the Company Stockholders’ Meeting in accordance with Section 6.3(b), the Company shall promptly take all such action as may be necessary and permitted by the Company’s Bylaws and applicable law to reschedule (or, if appropriate, to commence and adjourn) the Company Stockholders’ Meeting so that the Company Stockholders’ Meeting will commence immediately following the Principal Stockholder’s Shareholder Meeting.

      8.2 HSR Act Filings; Reasonable Efforts.

      (a) Each of Parent and the Company shall (i) promptly make the filings required of such party and use reasonable commercial efforts to cause any of its Affiliates to make such filings under the HSR Act and any other Antitrust Laws with respect to the Merger and the other transactions contemplated by this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act or such other Antitrust Laws for additional information, documents, or other material received by such party or any of its Affiliates from the Federal Trade Commission or the Department of Justice or any other Tribunal in respect of such filings, the Merger or such other transactions and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Tribunal under any Antitrust Laws with respect to any such filing, the Merger or such other transactions. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Tribunal regarding any such filings, the Merger or such other transactions. Neither party shall participate in any meeting with any Tribunal in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Tribunal, the opportunity to attend and participate.

      (b) Each of Parent and the Company shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Tribunal with respect to the Merger or any other transactions provided for in this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Merger or any other transactions provided for in this Agreement as violative of any Antitrust Law, and, if by mutual agreement, Parent and the Company decide that litigation is in their best interests, each of Parent and the Company shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions. Each of Parent and the Company shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Merger and such other transactions as promptly as possible after the execution of this Agreement.

      (c) Each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Legal Requirements applicable to such party and otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or non-actions, extensions, waivers, Permits, Consents from Persons, including third parties (provided that the Company shall not make any payments or make any other concessions or amend or waive the provisions of any Material Contract to obtain a Consent) and the making of all other necessary registrations, notices and filings (including other filings with governmental entities, if any), (ii) the preparation of the Proxy Statement, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carryout the purposes of, this Agreement.

      (d) Notwithstanding anything to the contrary in this Section 8.2, in connection with any action requested by any Tribunal applying the Antitrust Laws, (i) neither Parent nor any of its subsidiaries or Affiliates shall be required to divest any of their respective businesses, product lines or assets, (ii) neither Parent nor any of its subsidiaries or Affiliates shall be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a material adverse effect on Parent, its subsidiaries or Affiliates, (iii) neither the Company nor any Subsidiary shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect and (iv) none of Parent, Merger Subsidiary or the Company shall be required to waive any of the conditions to the Merger.

      8.3 Notifications.

      (a) The Company shall give prompt notice to Parent, and Parent or Merger Subsidiary shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      (b) The Company shall give prompt notice to Parent, and Parent or Merger Subsidiary shall give prompt notice to the Company, of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated by this Agreement;

(ii) any notice or other communication relating to an investigation or restraint from any Tribunal in connection with the Merger or the transactions contemplated by this Agreement; and

(iii) any Actions commenced or, to the best of its Knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary, on the one hand, and Parent or Merger Subsidiary, on the other hand, which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to Article IV or Article V, as the case may be, or which relate to the consummation of the transactions contemplated by this Agreement.

      8.4 Confidentiality. Each of Parent and Merger Subsidiary will hold, and will cause its representatives to hold, any Information (as defined in the Non-Disclosure Agreement entered into between the Company and Parent prior to the date hereof, as amended from time to time) in confidence to the extent specified under the terms of the Non-Disclosure Agreement.

ARTICLE IX

CONDITIONS

      9.1 General Conditions. Notwithstanding any other provisions of this Agreement, the obligations of all of the parties hereto to effect the Merger shall be subject to satisfaction of the following conditions:

(a) The Company’s Stockholder Approval. The stockholders of the Company shall have approved the Merger as provided for in Section 8.1.

(b) HSR Act Waiting Period Expired. All applicable waiting periods specified under the HSR Act with respect to the transactions provided for in this Agreement shall have expired or been terminated.

(c) Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued since the date of this Agreement by any U.S. federal or state court of competent jurisdiction and shall remain in effect; and no U.S. federal or state Legal Requirement that makes consummation of the Merger illegal shall have been enacted or adopted since the date of this Agreement and shall remain in effect.

      9.2 Conditions to Obligations of Parent and Merger Subsidiary. Notwithstanding any other provisions of this Agreement, the obligations of Parent and Merger Subsidiary to effect the Merger shall be subject to satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (without giving effect to any Material Adverse Effect or materiality qualifiers) as of the Closing (except for those representations and warranties that speak as of the date of this Agreement or a specified date, which shall be true and correct as of such specified date); provided, however, that even if a condition set forth in this Section 9.2(a) is not satisfied, the condition to the obligations of Parent and Merger Subsidiary to consummate the Merger contained in this Section 9.2(a) shall be deemed satisfied if such breaches of the representations and warranties (without giving effect to any Material Adverse Effect or materiality qualifiers but excluding any breach that is waived in writing by Parent or is otherwise permitted pursuant to this Agreement) would not be reasonably likely to result in a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated hereby.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Consents. The Company shall have obtained all Consents from any Tribunal required in connection with the consummation of the Merger contemplated hereby as of the Effective Time.

(d) Officer’s Certificate. The Company shall have delivered to Parent an officer’s certificate certifying that the conditions set forth in Section 9.2(a), (b) and (c) have been satisfied.

(e) Financing. As of the Closing Date, (i) Parent or Merger Sub shall have received gross proceeds of no less than $35 million from the Notes Financing (on overall pricing, amortization, cost and maturity terms and conditions that are no less favorable, and on other terms that are no less favorable in any material respect, to Parent, the Company or the Senior Lenders than the terms set forth in “Annex A” to the Highly Confident Letter) and (ii) the sum of the following amounts, determined as of the close of business on the Business Day immediately preceding the Closing Date shall be equal to or greater than $215 million: (a) the gross proceeds from the Notes Financing, plus (b) the amount of the Company’s Free Cash (as defined below), plus (c) an amount, equal to the lesser of (A) 85% of the accounts receivable of the Company that would constitute “Eligible Receivables” (as such term is defined in “Annex X” to the CompuCom Receivables Master Trust I Pooling and Servicing Agreement, dated May 7, 1999, as amended to date) and (B) 65% of the gross trade receivables of the Company (excluding (1) accounts receivable from vendors for rebates, price protection claims, co-op claims or warranty claims, and (2) accounts receivable related to Excell Data or CompuCom Federal Systems, Inc.). As used in this Section 9.2(e), the term “Free Cash” shall mean the amount equal to the Company’s aggregate cash balances as of the close of business on the Business Day immediately preceding the Closing Date minus the sum of (x) any cash balances that are pledged to a third party, (y) the amount outstanding under the CompuCom Receivables Master Trust I or similar vehicles, and (z) $20 million.

      9.3 Conditions to Obligations of the Company. Notwithstanding any other provisions of this Agreement, the obligations of the Company to effect the Merger shall be subject to satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true and correct in all material respects (without giving effect to any material adverse effect or materiality qualifiers) as of the Closing (except for those representations and warranties that speak as of the date of this Agreement or a specified date, which shall be true and correct as of such specified date); provided, however, that even if a condition set forth in this Section 9.3(a) is not satisfied, the condition to the obligations of the Company to consummate the Merger contained in this Section 9.3(a) shall be deemed satisfied if such breaches of the representations and warranties (without giving effect to any material adverse effect or materiality qualifiers, but excluding any breach that is waived in writing by the Company or is otherwise permitted pursuant to this Agreement) would not be reasonably likely to prevent or materially impair the consummation of the transactions contemplated hereby.

(b) Agreements and Covenants. Each of Parent and Merger Subsidiary shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Consents. Each of Parent and Merger Subsidiary shall have obtained all Consents from any Tribunal or other Person required in connection with the consummation of the Merger contemplated hereby as of the Effective Time.

(d) Officer’s Certificate. Each of Parent and Merger Subsidiary shall have delivered to the Company an officer’s certificate certifying that the conditions set forth in Section 9.3(a), (b) and (c) have been satisfied.

ARTICLE X

TERMINATION; AMENDMENTS; WAIVERS; FEES AND EXPENSES

      10.1 Termination of Agreement and Abandonment of the Merger. Anything herein to the contrary notwithstanding, this Agreement and the Merger contemplated hereby shall or may be terminated at any time before the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company (unless expressly limited to a specific time period), as follows:

(a) Mutual Consent. By mutual written consent of Parent and the Company.

(b) Parent or the Company. By either Parent or the Company, by written notice to the other party, (i) if the Merger is not consummated by December 31, 2004; provided, however, that this Agreement and the Merger contemplated hereby may not be terminated pursuant to this clause (i) of Section 10.1(b) by any party in breach, in any material respect, of any of its representations, warranties, covenants or other agreements in this Agreement, (ii) if any Tribunal shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the Merger and such Order shall have become final and nonappealable, or (iii) if the Company Stockholders’ Meeting shall have been held and adoption of this Agreement and approval of the Merger shall not have been obtained at such meeting or any adjournment thereto, or the Principal Stockholder’s Shareholder Meeting shall have been held and approval of the proposal relating to the Principal Stockholder voting at the Company Stockholders’ Meeting to approve the Merger and adopt this Agreement shall not have been obtained at such meeting or any adjournment thereto.

(c) Parent. By Parent, by written notice to the Company, (i) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or, if capable of being cured, has not been cured within thirty (30) days after the giving of written notice to the Company, and provided further that such termination may only occur, in the case of a breach of a representation or warranty, if such breach would have a Material Adverse Effect or would prevent or materially impair the consummation of the transactions contemplated hereby and, in the case of any failure to perform, if such failure would prevent or materially impair the consummation of the transactions contemplated hereby, (ii) at any time prior to the Company Stockholders’ Meeting, if the Company Board or any committee thereof shall have withdrawn its approval or recommendation of the Merger or this Agreement other than in connection with a Superior Proposal, (iii) at any time prior to the Company Stockholders’ Meeting, if the Company shall have approved or recommended a Superior Proposal or (iv) if the Company has entered into a definitive agreement with respect to a Superior Proposal (provided that the Company has complied with Section 6.3).

(d) The Company. By the Company, by written notice to Parent, (i) if Parent or Merger Subsidiary shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or, if capable of being cured, has not been cured within thirty (30) days after the giving of written notice to Parent or Merger Subsidiary, and provided further that such termination may only occur, if such breach or failure would prevent or materially impair the consummation of the transactions contemplated hereby, (ii) if the Company has approved or recommended a Superior Proposal, or (iii) if the Company has entered into a definitive agreement with respect to a Superior Proposal (provided that the Company has complied with Section 6.3).

(e) Automatically. By no action on the part of the parties if the Principal Stockholder Agreement is terminated in accordance with its terms.

      10.2 Effect of Termination.

      (a) In the event of a termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Subsidiary or the Company or their respective officers or directors, except with respect to Section 8.4, this Section 10.2 and Article XI; provided, however, that nothing herein shall relieve any party for liability for any breach hereof occurring prior to such termination.

      (b) In the event Parent or the Company terminates this Agreement pursuant to clause (iii) of Section 10.1(b), and Parent and Merger Subsidiary are not in material breach at such time of their respective representations, warranties, covenants or other agreements contained in this Agreement, the Company shall pay Parent’s and Merger Subsidiary’s fees and expenses (including reasonable attorney’s fees) actually incurred with Persons who are not Affiliates of Parent in connection with the transactions contemplated by this Agreement (“Parent Expenses”) as liquidated damages. The Parent Expenses shall be paid in cash by the Company not later than two (2) Business Days after presentation to the Company of invoices or other evidence of Parent Expenses reasonably acceptable to the Company; provided, however, that in no event shall the Company be obligated to reimburse Parent Expenses in excess of $4 million (the “Parent Expense Cap”).

      (c) In the event Parent or the Company terminates this Agreement pursuant to clause (iii) of Section 10.1(b), and either (A) no change in recommendation or approval by the Company Board occurred before the Principal Stockholder’s Shareholder Meeting or the Company Stockholders’ Meeting, but an Acquisition Proposal was received by the Company after the date of this Agreement and was not withdrawn before the Principal Stockholder’s Shareholder Meeting or the Company Stockholders’ Meeting, or (B) a change in recommendation or approval by the Company Board occurred before the Principal Stockholder’s Shareholder Meeting or the Company Stockholders’ Meeting, and, in all cases, Parent and Merger Subsidiary at the time of termination are not in material breach of their respective representations, warranties, covenants or other agreements contained in this Agreement, and within two hundred twenty-five days of such termination, either (i) a Change of Control Transaction is consummated, (ii) a Change of Control Transaction is approved by the Company Board or a special committee thereof, or approved by the Company’s stockholders, (iii) the Company enters into an agreement with respect to a Change of Control Transaction, or (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock is or was previously commenced, and the Company Board or a special committee thereof

(A) recommends that the stockholders of the Company tender their shares in such tender offer or exchange offer or (B) within ten (10) Business Days after the commencement of such tender offer or exchange offer, the Company Board fails to recommend rejection of such offer, then the Company shall pay Parent the Alternate Transaction Fee (as defined below) calculated in accordance with this Section 10.2(c) upon consummation of the Change in Control Transaction. The fee shall be the amount which is equal to fifty percent (50%) of the amount, if any, by which the aggregate consideration, including the fair market value of any non-cash consideration valued as of the date on which such Change of Control Transaction is consummated (the “Alternate Transaction Closing Date”), that is received by holders of the capital stock of the Company with respect to the shares of the capital stock of the Company upon consummation of such Change of Control Transaction exceeds the sum of (x) the aggregate Merger Consideration that holders of the capital stock of the Company would have received with respect to the shares of the capital stock of the Company if the Merger had been consummated in accordance with terms of this Agreement as in effect on the date this Agreement is terminated and (y) the aggregate amount that would have been paid to holders of Options pursuant to Section 3.6 if the Merger had been consummated on the date of such termination (the result of such calculation, the “Total Consideration”); provided, however, that in no event shall such fee exceed an amount equal to three and one-half percent of the Total Consideration less the actual amount paid or to be paid by the Company to Parent as Parent Expenses (the fee as so calculated, the “Alternate Transaction Fee”). The Alternate Transaction Fee shall be paid to Parent no later than two (2) Business Days after the Alternate Transaction Closing Date by wire transfer of immediately available funds to such account as Parent may designate. For purposes hereof, (i) the “fair market value” of any publicly traded securities as of any date shall be the closing price or the last sale price, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which such securities are listed or admitted to trading or, if such securities are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, and the “fair market value” of any other non-cash consideration shall be determined in good faith by the Company Board, which determination shall be subject to the consent of Parent which consent shall not be unreasonably withheld, and in the absence of such determination, shall be determined in good faith by Parent, and (ii) a “Change of Control Transaction” shall mean any merger, reorganization, share exchange, tender offer, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company in which holders of the Company Common Stock are to receive cash or non-cash consideration for Company Common Stock (either directly, such as in a tender offer or merger, or indirectly, such as in a distribution or payment in liquidation following a sale of assets by the Company), other than a reorganization in which there is no material change in the ownership of the Company (e.g., a reincorporation to change the Company’s state of incorporation). The Company shall, upon the request of Parent, execute and deliver all such further documents and instruments, and take all such further action, as may be deemed by Parent to be necessary or desirable to carry out this Section 10.2(c).

      (d) In the event Parent terminates this Agreement pursuant to clause (ii), clause (iii) or clause (iv) of Section 10.1(c) prior to the Company Stockholders’ Meeting or the Company terminates this Agreement pursuant to clause (ii) or clause (iii) of Section 10.1(d), and Parent and Merger Subsidiary are not in material breach at such time of their representations, warranties, covenants or other agreements contained in this Agreement, the Company shall pay Parent $8,880,000 (the “Break-Up Fee”) in cash as liquidated damages for such termination not later than two (2) Business Days after termination.

      (e) In the event that (i) an SSI Superior Proposal (as defined in the Principal Stockholder Agreement) could also reasonably be construed as a Superior Proposal and (ii) either (A) the board of directors of the Principal Stockholder or any committee thereof has withdrawn its approval or recommendation of the SSI Shareholder Proposal (as defined in the Principal Stockholder Agreement) at any time before the Principal Stockholder’s Shareholder Meeting or the Principal Stockholder enters into a definitive agreement with respect to an SSI Superior Proposal or (B) the Company has approved or recommended a Superior Proposal prior to the Company Stockholder’s Meeting or the Company enters into a definitive agreement with respect to a Superior Proposal and (iii) the Principal Stockholder Agreement or this Agreement is terminated pursuant to (x) clause (iii) of Section 5.1(c) or clauses (ii) or (iv) of Section 5.1(d) of the Principal Stockholder Agreement or (y) clauses (iii) or (iv) of Section 10.1(c) or clauses (ii) or (iii) of Section 10.1(d) of the Merger Agreement and (iv) Parent and Merger Subsidiary are not in material breach at such time of any of their respective representations and warranties, covenants or other agreements contained in the Principal Stockholder Agreement and this Agreement, Parent shall receive in cash as liquidated damages (A) the Break-up Fee from the Company not later than two (2) Business Days after such termination by wire transfer of immediately available funds to such account as Parent may designate and (B) if the SSI Alternate Transaction Fee (as defined in the Principal Stockholder Agreement) is greater than the Break-Up Fee, the difference between the SSI Alternate Transaction Fee and the Break-Up Fee from the Principal Stockholder not later than two (2) Business Days after the SSI Alternation Transaction Date (as defined in the Principal Stockholder Agreement) by wire transfer of immediately available funds to such account as Parent may designate. For reason of avoidance of any doubt, the parties agree that an SSI Superior Proposal could not be reasonably construed as a Superior Proposal if the SSI Superior Proposal relates to an acquisition of the capital stock of the Principal Stockholder or the acquisition of shares of Company Common Stock from only the Principal Stockholder.

      (f) In no event shall Parent be entitled to receive from the Company both the Alternate Transaction Fee and the Break-Up Fee, multiple Break-Up Fees or Parent Expenses if a Break-Up Fee is payable. In no event shall the amount payable by the Company in respect of the Alternate Transaction Fee and Parent Expenses exceed the amount of the Break-Up Fee.

      10.3 Amendment. This Agreement may be amended, supplemented or modified by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the approval of the Company’s stockholders (if required by law), but, after any such approval, no amendment, supplement or modification shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      10.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, (c) waive compliance with any of the covenants or agreements contained herein or (d) waive any condition to such party’s obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

      10.5 Fees and Expenses. Except as otherwise expressly provided to the contrary in this Agreement, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

ARTICLE XI

GENERAL

      11.1 Release of Information. The parties shall cooperate with each other in the development and distribution of, and consult with each other before issuing, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior consent of the other parties

(which shall not be unreasonably withheld or delayed), except as may be required by applicable law or any listing agreement with or other rule or regulation of any national securities exchange.

      11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given or made (i) as of the date and time delivered or sent by facsimile if delivered personally or by facsimile and (ii) on the third business day after deposit in the U.S. Mail, if mailed by registered or certified mail (return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by written notice):

(a)	If to Parent or Merger Subsidiary, to:

c/o Platinum Equity, LLC

2049 Century Park East, Suite 2700
Los Angeles, California 90067
Attention: Eva M. Kalawski, Esq.
Fax No.: (310) 712-1863

With a copy (which shall not constitute effective notice) to:

Bingham McCutchen LLP

600 Anton Boulevard, 18th Floor
Costa Mesa, California 92626
Attention: James W. Loss, Esq.
Fax No.: (714) 549-3244

(b)	If to the Company, to:

CompuCom Systems, Inc.

7171 Forest Lane
Dallas, Texas 75230
Attention: M. Lazane Smith
Fax No.: 972-856-5395

With a copy (which shall not constitute effective notice) to each of:

Willkie Farr & Gallagher LLP	Montgomery, McCracken Walker &
787 7th Avenue	Rhoads LLP
New York, NY 10019	123 South Broad Street
Attention: William H. Gump	Philadelphia, PA 19109
Fax No.: (212) 728-8111	Attn: William F. Drake
Fax No.: (215) 772-7620

      11.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns, provided that neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties except that, without the written consent of the Company, (i) Parent may assign any or all of its rights hereunder to any Affiliate of Parent or to any other Person that is a direct or indirect wholly owned subsidiary of Platinum Equity, LLC or of Platinum Equity Capital Partners, L.P., a private equity fund of which an Affiliate of Platinum Equity, LLC is the general partner, (ii) Merger Subsidiary may assign any or all of its rights hereunder to any other newly organized corporation under the laws of the State of Delaware, all of the capital stock of which is owned directly or indirectly by Parent or any permitted assignee of Parent and (iii) Parent and Merger Subsidiary may make a collateral assignment of any rights or benefits hereunder to any lender; provided, however, Parent shall remain liable on a direct and primary basis for the performance of any such direct or indirect subsidiary. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto, any permitted assignee, holders of shares of Company Common Stock or Company Preferred Stock, holders of Options and indemnitees) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

      11.4 Specific Performance. All remedies, either under this Agreement or by law or otherwise afforded to any party hereto, shall be cumulative and not alternative. Each party hereto acknowledges and agrees that any breach of the agreements and covenants contained in this Agreement would cause irreparable injury to the other parties hereto for which such parties would have no adequate remedy at law. In addition to any other remedy to which any party hereto may be entitled, each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) will be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

      11.5 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

      11.6 Entire Agreement. This Agreement (including the exhibits and schedules including, without limitation, the Disclosure Schedule hereto) and the documents and instruments executed and delivered in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All exhibits and schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

      11.7 Governing Law. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the substantive laws of the State of Delaware, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.

      11.8 Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a “Section,” “Article,” “Exhibit” or “Schedule” shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule attached to this Agreement. The words “hereof,” “herein,” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

      11.9 Survival of Representations, Warranties and Pre-Effective Time Covenants. The respective representations, warranties and pre-Effective Time covenants of Parent, the Company and Merger Subsidiary contained herein shall expire and be terminated on the Effective Time, unless otherwise specifically herein provided.

      11.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart. The signatures of the parties to this Agreement may be delivered by facsimile and any such facsimile signature shall be deemed an original.

[The remainder of this page has been intentionally left blank. Signature pages follow.]

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

      IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

COMPANY:

COMPUCOM SYSTEMS, INC.

By:	/s/ M. LAZANE SMITH

M. Lazane Smith
Vice President, Finance, and
Chief Financial Officer

PARENT:

CHR HOLDING CORPORATION

By:	/s/ JACOB KOTZUBEI

Jacob Kotzubei
Vice President

MERGER SUBSIDIARY:

CHR MERGER CORPORATION

By:	/s/ JACOB KOTZUBEI

Jacob Kotzubei
Vice President

      The undersigned, Platinum Equity, LLC, hereby agrees to be responsible for the performance by Parent and Merger Subsidiary of, and to cause Parent and Merger Subsidiary to perform, all of their obligations under this Agreement that are to be performed by Parent or Merger Subsidiary on or prior to the Effective Time. The obligations of the undersigned pursuant to this undertaking shall terminate and be of no further force or effect immediately upon the Effective Time; provided that all obligations of Parent and Merger Subsidiary required to be performed on or prior to the Effective Time have been performed. This obligation is irrevocable, absolute and continuing until terminated in accordance with its terms, and may not be assigned, whether by operation of law or otherwise, without the prior written consent of the Company. Without impairing the rights of Parent and Merger Subsidiary under this Agreement, the undersigned’s responsibility shall not be discharged, released, diminished, or impaired in whole or in part by (a) any setoff, counterclaim, defense, act or occurrence which the undersigned may have against the

Company as a result or arising out of this or any other transaction, (b) the renewal, extension, modification, waiver or alteration of this Agreement, with or without the knowledge or consent of the undersigned, or (c) the inaccuracy of any of the representations and warranties of the Company under the Agreement. The undersigned waives notice of (1) acceptance of this obligation; (2) the creation, renewal, extension, modification, waiver or alteration of this Agreement; (3) any breach of or default in the performance of Parent or Merger Subsidiary of their obligations under this Agreement; and (4) all other matters the notice of which the undersigned might otherwise be entitled to receive. The Company may enforce the undersigned’s obligation without first (A) suing Parent or Merger Subsidiary, (B) joining Parent or Merger Subsidiary in any suit against the undersigned, (C) enforcing any rights and remedies against Parent or Merger Subsidiary or (D) otherwise pursuing or asserting any claims or rights against Parent or Merger Subsidiary or any of their respective property.

PLATINUM EQUITY, LLC

By:	/s/ JACOB KOTZUBEI

Jacob Kotzubei
Senior Vice President

SCHEDULE 1.1

DEFINITIONS

      “2004 Capital Expenditure Budget” has the meaning specified in Section 4.7(k).

      “Accounts Receivable” as of any specified date means the accounts receivable (including, without limitation, any “accounts” as defined under the Uniform Commercial Code of the State of Delaware) of the Company as of that date.

      “Acquisition Proposal” has the meaning specified in Section 6.3(a).

      “Action” has the meaning specified in Section 4.13.

      “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, the Principal Stockholder and the Principal Stockholder Affiliates shall be deemed to be Affiliates of the Company except where otherwise expressly provided to the contrary.

      “Agreement” has the meaning specified in the preamble hereof.

      “Alternate Transaction Closing Date” has the meaning specified in Section 10.2(c).

      “Alternate Transaction Fee” has the meaning specified in Section 10.2(c).

      “Antitrust Laws” has the meaning specified in Section 8.2(b).

      “Benefit Plans” has the meaning specified in Section 4.16(a).

      “Break-Up Fee” has the meaning specified in Section 10.2(d).

      “Business Days” means a date on which financial institutions are not required to be closed in Dallas, Texas.

      “Certificate of Merger” has the meaning specified in Section 2.3.

      “Change of Control Transaction” has the meaning specified in Section 10.2(c).

      “Closing” has the meaning specified in Section 2.2.

      “Closing Date” means the date on which the Closing occurs.

      “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

      “Common Stock Per Share Merger Consideration” has the meaning specified in the recitals hereof.

      “Company” has the meaning specified in the preamble hereof.

      “Company Board” means the Board of Directors of the Company.

      “Company Common Stock” has the meaning specified in the recitals hereof.

      “Company Employee” has the meaning specified in Section 7.5(c).

      “Company ESP Plan” means that certain CompuCom Systems, Inc. Employee Stock Purchase Plan.

      “Company Option Plans” means CompuCom Systems, Inc. 2000 Equity Compensation Plan, CompuCom Systems, Inc. 1993 Stock Option Plan, CompuCom Systems, Inc. Option Plan for Directors, and stock options granted outside of the option plans for two directors of the Company.

      “Company Preferred Stock” has the meaning specified in the recitals hereof.

      “Company SEC Documents” has the meaning specified in Section 4.6.

      “Company Stockholders’ Meeting” has the meaning specified in Section 8.1.

      “Consent” means any consent, approval, permit, notice, action, authorization or giving of notice to any Person not a party to this Agreement.

      “Contract” means, with respect to any Person, any written contract, agreement, understanding or other instrument or obligation to which such Person is a party or by which such Person or such Person’s properties or assets are or may be bound.

      “Copyrights” has the meaning specified in Section 4.12(a).

      “Credit Facilities” means the Pooling and Servicing Agreement dated as of May 7, 1999, as amended and restated as of August 20, 1999 between CSI Funding, Inc., the Company and Norwest Bank, N.A.; the Pooling and Servicing Agreement as of May 7, 1999, as amended and restated as of August 20, 1999 between CSI Funding, Inc., the Company, PNC Bank, N.A., Market Street Capital Corporation and Norwest Bank, N.A. — Series 1999-1 Supplement dated as of May 7, 1999; the Pooling and Servicing Agreement as of May 7, 1999, as amended and restated as of August 20, 1999 between CSI Funding, Inc., the Company, Lloyds TSB Bank PLC and Wells Fargo Bank Minnesota, N.A. (f/k/a/ Norwest Bank, N.A.) — Series 2000-1 Supplement dated as of October 2, 2000; the Inventory and Working Capital Financing Agreement dated as of May 11, 1999 between IBM Credit Corporation and the Company; the Receivables Contribution and Sale Agreement dated as of May 7, 1999 between CSI Funding and the Company; the Letter of Credit in the amount of $118,692 with Comerica Bank, Captive Insurance Group as the beneficiary for the account of Gateway Insurance Company; the Letter of Credit in the amount of $1,070,000 with Federal Insurance Company as the beneficiary relating to Worker’s Compensation coverage; and floor planning arrangements entered into from time to time.

      “Damages” means all losses, liabilities, obligations, demands, claims, damages, payments, Taxes, Liens, deficiencies, costs and expenses (including costs and expenses of actions, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest, fines and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys’ fees and expenses reasonably incurred in defending against any such actions).

      “DGCL” has the meaning specified in Section 2.1.

      “Disbursing Agent” has the meaning specified in Section 3.2(a).

      “Disclosure Schedule” has the meaning specified in Section 2.8.

      “Dissenting Shares” has the meaning specified in Section 3.5.

      “Effective Time” means the date and time at which the Merger becomes effective as provided in Section 2.3.

      “Employee Benefit Plans” has the meanings specified in Section 4.16(a).

      “Employment Agreements” has the meaning specified in Section 4.16(a).

      “Environmental, Health and Safety Laws” has the meaning specified in Section 4.15(b).

      “ERISA” has the meaning specified in Section 4.16(a).

      “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any Subsidiary and which, together with the Company or any Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Fair market value” has the meaning specified in Section 10.2(c).

      “GAAP” means generally accepted United States accounting principles, consistently applied on a basis consistent with the basis on which the financial statements of the Company were prepared as of December 31, 2003.

      “Hazardous Materials” has the meaning specified in Section 4.15(b).

      “HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

      “Indebtedness” means, with respect to any Person, all obligations, contingent or otherwise in respect of borrowed money (other than preferred stock), letters of credit, guarantees, capital leases and any other indebtedness which is evidenced by a note, mortgage, bond, indenture or similar instrument.

      “Indemnified Parties” has the meaning specified in Section 7.4(a).

      “Intellectual Property” has the meaning specified in Section 4.12(a).

      “Key Customer or Supplier” has the meaning specified in Section 4.11(a)(v).

      “Know-How” means scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the business and operations of the Company.

      “Knowledge” means with respect to a particular fact or other matter, the actual current knowledge of the executive officers and directors of the Company.

      “Legal Requirement” means any law, statute, rule or regulation of any Tribunal or any Order.

      “License Agreements” has the meaning specified in Section 4.12(c).

      “Lien” means, with respect to any properties or assets, any mortgage, pledge, hypothecation, assignment, security interest, lien, tax lien, assessment, adverse claim, levy, charge, liability or encumbrance, or preference, priority or other security agreement (including, without limitation, any conditional sale or other title retention agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction) in respect of such properties or assets.

      “Material Adverse Effect” means a material adverse effect on the business, operations, financial condition, results of operations, properties, assets or liabilities of the Company and the Subsidiaries taken as a whole or, after the Effective Time, the Surviving Corporation and the Subsidiaries taken as a whole; provided, however, that this definition shall exclude any such material adverse effect to the extent arising out of, attributable to or resulting from (a) conditions generally affecting the business or industry in which the Company and any of its Subsidiaries operate (including economic, legal and regulatory changes); (b) U.S. or global general economic or political conditions, events or circumstances affecting the U.S. or global financial markets generally; or (c) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the United States) or act of terrorism.

      “Material Contracts” has the meaning specified in Section 4.11(b).

      “Merger” has the meaning specified in the recitals hereof.

      “Merger Consideration” has the meaning specified in Section 3.1(a).

      “Merger Subsidiary” has the meaning specified in the preamble hereof.

      “Notes Financing” has the meaning specified in Section 5.5.

      “Options” means options to purchase shares of Company Common Stock, as granted pursuant to the Company Option Plans.

      “Order” means any decision, judgment, order, writ, injunction, decree, award or determination of any Tribunal.

      “Parent” has the meaning specified in the preamble hereof.

      “Parent Expenses” has the meaning specified in Section 10.2(b).

      “Parent Plan” has the meaning specified in Section 7.5(c).

      “Parent Expense Cap” has the meaning specified in Section 10.2(b).

      “Patents” has the meaning specified in Section 4.12(a).

      “Pension Plans” has the meaning specified in Section 4.16(a).

      “Permits” has the meaning specified in Section 4.19.

      “Permitted Liens” means (a) liens for utilities and current Taxes not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar liens arising or incurred in the ordinary course of business not yet due and payable, (c) liens for Taxes being contested in good faith by appropriate proceedings or which appropriate reserves have been included on the balance sheet of the applicable Person, (d) easements, restrictive covenants and similar encumbrances or impediments against any of the Company’s assets or properties which do not materially interfere with the business of the Company and its Subsidiaries, (e) minor irregularities and defects of title which do not materially interfere with the business of the Company and its Subsidiaries, (f) liens under the Company’s Credit Facilities, and (g) liens granted under floor plans from OEMs and distributors.

      “Person” means any corporation, association, partnership, limited liability company, joint venture, organization, individual, business, trust or any other entity or organization of any kind or character, including a Tribunal.

      “Preferred Stock Per Share Merger Consideration” has the meaning specified in the recitals hereof.

      “Principal Stockholder” has the meaning specified in the recitals hereof.

      “Principal Stockholder Affiliates” mean Principal Stockholder and any Affiliate of Principal Stockholder other than the Company and the Subsidiaries.

      “Principal Stockholder Agreement” has the meaning specified in the recitals hereof.

      “Principal Stockholder’s Shareholder Meeting” has the meaning specified in Section 8.1(c).

      “Proxy Statement” has the meaning specified in Section 4.4(b).

      “SEC” means the United States Securities and Exchange Commission.

      “Securities Act” means the Securities Act of 1933, as amended.

      “Senior Financing” has the meaning specified in Section 5.5.

      “Senior Financing Commitment Letter” has the meaning specified in Section 5.5.

      “Senior Lenders” has the meaning specified in Section 5.5.

      “Software” has the meaning specified in Section 4.12(a).

      “Special Committee” has the meaning specified in the recitals hereof.

      “Stock Certificates” has the meaning specified in Section 3.2(a).

      “Subsidiaries” means collectively all of the subsidiaries of the Company.

      “Superior Proposal” has the meaning specified in Section 6.3(e).

      “Surviving Corporation” has the meaning specified in Section 2.1.

      “Tax Returns” has the meaning specified in Section 4.10(a).

      “Taxes” means all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges or assessments of any nature whatsoever as well as any interest, penalties and additions thereto.

      “Total Consideration” has the meaning specified in Section 10.2(c).

      “Trade Secrets” has the meaning specified in Section 4.12(a).

      “Trademarks” has the meaning specified in Section 4.12(a).

      “Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of any state or the United States.

APPENDIX B

PRINCIPAL STOCKHOLDER AGREEMENT

by and among
SAFEGUARD SCIENTIFICS, INC.
CHR HOLDING CORPORATION,
and
CHR MERGER CORPORATION
dated as of
May 27, 2004

ARTICLE I	THE SSI SHAREHOLDERS’ MEETING	B-2
1.1.	THE SSI SHAREHOLDERS’ MEETING	B-2
1.2.	SSI PROXY STATEMENT	B-2
1.3.	VOTING OF THE COMPANY STOCK	B-2

ARTICLE II	ADDITIONAL COVENANTS	B-3
2.1.	NO INCONSISTENT ACTION	B-3
2.2.	ACQUISITION PROPOSALS	B-3
2.3.	INFORMATION FOR THE COMPANY’S PROXY STATEMENT	B-4
2.4.	HSR ACT FILINGS; REASONABLE EFFORTS	B-4
2.5.	NOTICE OF BREACH OF MERGER AGREEMENT	B-5
2.6.	LETTER OF TRANSMITTAL	B-5
2.7.	NOTICES UNDER MERGER AGREEMENT	B-5
2.8.	CLOSING EFFORTS	B-5

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SSI	B-6
3.1.	THE COMPANY STOCK	B-6
3.2.	AUTHORITY; NO CONFLICTS	B-6
3.3.	COMPANY REPRESENTATIONS AND WARRANTIES IN THE MERGER AGREEMENT	B-6
3.4.	OPINION OF FINANCIAL ADVISOR	B-6

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY	B-7
4.1.	AUTHORITY; NO CONFLICTS	B-7
4.2.	REPRESENTATIONS AND WARRANTIES IN THE MERGER AGREEMENT	B-7

ARTICLE V	TERMINATION	B-7
5.1.	TERMINATION	B-7
5.2.	EFFECT OF TERMINATION; LIQUIDATED DAMAGES	B-8

ARTICLE VI	INDEMNIFICATION	B-9
6.1.	INDEMNIFICATION BY SSI	B-9

ARTICLE VII	MISCELLANEOUS	B-10
7.1.	FURTHER ASSURANCES	B-10
7.2.	CAPACITY OF SSI	B-10
7.3.	SPECIFIC PERFORMANCE	B-10
7.4.	ENTIRE AGREEMENT	B-10
7.5.	OBLIGATIONS OF SUCCESSORS; ASSIGNMENT	B-10
7.6.	AMENDMENT; WAIVER	B-10
7.7.	SEVERABILITY	B-10
7.8.	NOTICES	B-11
7.9.	GOVERNING LAW	B-12
7.10.	CUMULATIVE REMEDIES	B-12
7.11.	HEADINGS	B-12
7.12.	SURVIVAL	B-12
7.13.	MERGER AGREEMENT	B-12
7.14.	COUNTERPARTS	B-12
7.15.	WAIVER OF APPRAISAL RIGHTS	B-12

B-i

PRINCIPAL STOCKHOLDER AGREEMENT

      THIS PRINCIPAL STOCKHOLDER AGREEMENT (this “Agreement”), is dated as of May 27, 2004, by and among SAFEGUARD SCIENTIFICS, INC., a Pennsylvania corporation (“SSI”), CHR HOLDING CORPORATION, a Delaware corporation (“Parent”), and CHR MERGER CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”). Unless otherwise indicated, capitalized terms used herein that are not otherwise defined herein shall have the meanings specified in the Merger Agreement (as such term is defined below) as in effect on the date hereof.

      WHEREAS, concurrently with the execution hereof, Parent and Merger Subsidiary have entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CompuCom Systems, Inc., a Delaware corporation (the “Company”), which provides, among other things, for the merger of Merger Subsidiary with and into the Company (the “Merger”);

      WHEREAS, SSI (individually, or through certain wholly-owned subsidiaries) owns 24,540,881 shares of Common Stock, par value $.01 per share, of the Company (“Company Common Stock”) and 1,500,000 shares of Preferred Stock, par value $.01 per share, of the Company (“Company Preferred Stock”) (such shares of Company Common Stock and Company Preferred Stock, together with any other shares of capital stock of the Company of which SSI or any of its subsidiaries acquires beneficial ownership (as such term is defined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended), including pursuant to any agreement, arrangement or understanding, whether or not in writing, after the date hereof, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise (but in any event excluding shares that have been pledged by a former SSI executive officer to SSI or its subsidiaries (the “Pledged Shares”)), being collectively referred to herein as the “Company Stock”);

      WHEREAS, the Company is required to obtain the approval of the Merger and the adoption of the Merger Agreement by the Company’s stockholders under the Delaware General Corporation Law (the “DGCL”) and has agreed with Parent and Merger Subsidiary to call a special meeting of the Company’s stockholders to seek such approval and adoption (the “Company Stockholders’ Meeting”);

      WHEREAS, the Company Stock represents sufficient voting power to approve the Merger and adopt the Merger Agreement under the DGCL;

      WHEREAS, SSI has determined that the disposition of the Company Stock for cash in the Merger as contemplated by the Merger Agreement may constitute a transaction for which the approval of SSI’s shareholders is required under applicable Pennsylvania Law and has informed Parent and Merger Subsidiary that it will not vote to approve the Merger and to adopt the Merger Agreement at the Company Stockholders’ Meeting without the express prior approval of a majority of the votes cast by the holders of the common stock, par value $0.10, of SSI (“SSI Common Stock”) entitled to vote thereon;

      WHEREAS, in contemplation of the execution of the Merger Agreement by Parent and Merger Subsidiary, the board of directors of the Company (the “Company Board”) and a special committee thereof has approved the negotiation, execution and delivery of this Agreement;

      WHEREAS, in consideration of the direct and indirect benefits that will accrue to SSI and its shareholders as a result of the consummation of the Merger, SSI has agreed to enter into this Agreement with Parent and the Merger Subsidiary.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE SSI SHAREHOLDERS’ MEETING

      1.1. The SSI Shareholders’ Meeting. SSI shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of the shareholders of SSI (the “SSI Shareholders’ Meeting”) for the purpose of voting on a proposal that SSI (or its subsidiaries, as the case may be) vote at the Company Stockholders’ Meeting in favor of the Merger and adoption of the Merger Agreement and comply with the other terms and conditions of this Agreement for which approval of the shareholders of SSI is required under the Pennsylvania Business Corporation Law, as amended (such proposal is referred to herein as the “SSI Shareholder Proposal”) and thereby approve the disposition by SSI (or its subsidiaries, as the case may be) of the Company Stock for cash. Subject to the fiduciary duty requirements of the board of directors of SSI (the “SSI Board”) and Section 2.2, SSI shall use its reasonable best efforts to obtain the affirmative vote of a majority of the votes cast by the holders of the shares of SSI Common Stock entitled to vote thereon in favor of the SSI Shareholder Proposal and the SSI Board shall recommend to the shareholders of SSI that they vote in favor of the SSI Shareholder Proposal.

      1.2. SSI Proxy Statement. SSI shall, as promptly as practicable following the date hereof, prepare and file with the SEC a proxy statement relating to the approval of the SSI Shareholder Proposal (the “SSI Proxy Statement”). No filing of, or amendment or supplement to, or correspondence to the SEC relating to the SSI Proxy Statement will be made by SSI without providing Parent with an opportunity to review and comment thereon. SSI will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of SSI Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time prior to the SSI Shareholders’ Meeting, SSI, Parent or the Merger Subsidiary discover any information which should be set forth in an amendment or supplement to SSI Proxy Statement so that it would not include any misstatements of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of SSI.

      1.3. Voting of the Company Stock. If the SSI Shareholder Proposal is approved by a majority of the votes cast by the holders of the shares of SSI Common Stock entitled to vote thereon at the SSI Shareholders’ Meeting, SSI shall (or shall cause its subsidiaries to, as the case may be), unless this Agreement has been terminated in accordance with its terms, (i) vote the Company Stock in favor of the Merger and the adoption of the Merger Agreement at the Company Stockholders’ Meeting, and against any Acquisition Proposal and any other action that may reasonably be expected to impede, interfere with, delay, postpone, attempt to discourage or have a material adverse effect on the consummation of, the Merger or result in a breach in any material respect of any of the covenants, representations, warranties or other obligations and agreements of the Company under the Merger Agreement, (ii) if requested by Parent, execute (and not revoke) a proxy in favor of Parent or such other Person as Parent may designate in writing to vote the Company Stock in favor of the Merger and the adoption of the Merger Agreement at the Company Stockholders’ Meeting or, (iii) if requested by Parent and the Company, execute a written consent of stockholders pursuant to Section 228 of the DGCL approving the Merger and adopting the Merger Agreement. If the SSI Shareholder Proposal is not approved by a majority of the votes cast by the holders of the shares of SSI Common Stock entitled to vote thereon at the SSI Shareholders’ Meeting, SSI (or its subsidiaries, as the case may be) may (A) vote against the Merger and against the adoption of the Merger Agreement at the Company Stockholders’ Meeting or, (B) if requested by the

Company, execute a written consent of stockholders pursuant to Section 228 of the DGCL voting against the Merger and against adopting the Merger Agreement.

ARTICLE II

ADDITIONAL COVENANTS

      2.1. No Inconsistent Action. Unless and until this Agreement is terminated in accordance with its terms and except as required by order of a court of competent jurisdiction, SSI shall not (or shall cause its subsidiaries not to, as the case may be): (i) sell, transfer, convey, assign, pledge or otherwise dispose of (or agree to sell, transfer, convey, assign, pledge or otherwise dispose of) any of the Company Stock or any rights therein (except to or among SSI and any wholly-owned subsidiaries of SSI), (ii) enter into any voting agreement with any Person with respect to any of the Company Stock, (iii) grant to any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Company Stock, (iv) deposit any of the Company Stock in a voting trust or (v) otherwise enter into any agreement or arrangement with any Person limiting or affecting SSI’s (or any of its subsidiaries’) legal power, authority or right to vote the Company Stock or take any other action that could reasonably be expected to prevent or hinder the performance of SSI’s obligations hereunder.

      2.2. Acquisition Proposals.

      (a) SSI shall immediately terminate and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. SSI shall notify Parent immediately if any Acquisition Proposal is received by SSI, indicating the name of the Person making such proposal or inquiry and the terms and conditions thereof.

      (b) From and after the date hereof, unless and until this Agreement is terminated according to its terms or except as expressly permitted by this Section 2.2, SSI shall not, and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents to, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal; (ii) enter into any agreement with respect to any Acquisition Proposal; (iii) approve, recommend, or propose publicly to approve or recommend, or execute or enter into any merger agreement, acquisition agreement or similar agreement resulting from any Acquisition Proposal; or (iv) in the event of an unsolicited written proposal in respect of an Acquisition Proposal, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Parent, any of its Affiliates or representatives and except for information that has been previously publicly disseminated by the Company) relating to any Acquisition Proposal.

      (c) Notwithstanding the provisions of Section 2.2(b), SSI (and its officers, directors, employees, investment bankers, attorneys, accountants and other agents and representatives) may, at any time prior to the Company Stockholders’ Meeting, provide information to, and engage in discussions or negotiations concerning an Acquisition Proposal with any third party who seeks, without prior solicitation (other than solicitations occurring prior to the date hereof) by SSI or its directors, officers, employees, agents or representatives, to initiate such discussions or negotiations if, and only to the extent that, in response to a bona fide written Acquisition Proposal, (A) the SSI Board has determined in good faith, after consultation with its legal and financial advisors, that such discussions may reasonably lead to an SSI Superior Proposal and (B) prior to furnishing such information to, or entering into discussions with such third party, SSI receives from such third party an executed confidentiality agreement containing terms customary in transactions of such nature and SSI notifies Parent of its intention to negotiate with such third party one (1) Business Day prior to engaging in any such negotiations. Except as set forth below, neither the SSI Board nor any committee thereof may (i) effect a change in SSI’s recommendation to approve the SSI Shareholder Proposal, (ii) approve or recommend or propose publicly to approve or recommend voting in favor of a transaction set forth in any Acquisition Proposal or (iii) cause SSI to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition

Proposal. Notwithstanding the foregoing, in response to a bona fide unsolicited written Acquisition Proposal from a third party that the SSI Board determines in good faith, after consultation with its legal and financial advisors, is an SSI Superior Proposal, the SSI Board may change its recommendation and may enter into a definitive agreement with respect to such Acquisition Proposal, but only if (x) SSI notifies Parent, in writing and at least two (2) Business Days prior to taking such action, of its intention to take such action, specifying the material terms of such SSI Superior Proposal and identifying the Person making such SSI Superior Proposal, and (y) Parent and the Company do not amend the Merger Agreement within two (2) Business Days of receipt of such written notification in a manner that the SSI Board determines, in good faith after consultation with its legal and financial advisors, is at least as favorable to the shareholders of SSI as such SSI Superior Proposal, it being understood that SSI shall postpone or adjourn the SSI Shareholders’ Meeting, as necessary, to accommodate the procedures set forth in this sentence. For purposes hereof, the term “SSI Superior Proposal” means a bona fide unsolicited written Acquisition Proposal which the SSI Board determines, in good faith, after consultation with its legal and financial advisors, and after taking into account any conditions to and risks of consummation and the ability of the party making such proposal to obtain financing for such Acquisition Proposal, is more favorable to its shareholders than the transactions contemplated by the Merger Agreement.

      2.3. Information for the Company’s Proxy Statement. SSI shall furnish to the Company such data and information with respect to the Company Stock or SSI or its subsidiaries as the Company shall reasonably request for the purpose of including such data and information in the Company Proxy Statement and any amendments or supplements thereto used by the Company to obtain the approval of the Merger and the adoption of the Merger Agreement by the Company’s stockholders. The information provided by SSI specifically for inclusion or incorporation by reference therein, at the time the Company Proxy Statement is first mailed to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by SSI hereby with respect to statements made or incorporated by reference therein based on information supplied by the Company, Parent or Merger Subsidiary for inclusion or incorporation by reference therein.

      2.4. HSR Act Filings; Reasonable Efforts.

      (a) Each of Parent and SSI shall (i) promptly after the date of the first public announcement of the Merger Agreement, make the filings required of such party, and use reasonable commercial efforts to cause any of its Affiliates (other than the Company) to make such filings, under the HSR Act and any other Antitrust Laws with respect to the Merger and the other transactions contemplated by the Merger, (ii) comply at the earliest practicable date with any request under the HSR Act or such other Antitrust Laws for additional information, documents, or other material received by such party or any of its Affiliates (other than the Company) from the Federal Trade Commission or the Department of Justice or any other Tribunal in respect of such filings, the Merger or such other transactions and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Tribunal under any Antitrust Laws with respect to any such filing, the Merger or such other transactions. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Tribunal regarding any such filings, the Merger or such other transactions. Neither party shall participate in any meeting with any Tribunal in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Tribunal, the opportunity to attend and participate.

      (b) Each of Parent and SSI shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Tribunal with respect to the Merger or any other transactions provided for in the Merger Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Merger or any other transactions provided for in this Agreement or the Merger Agreement as violative of any Antitrust Law, and, if by mutual agreement, Parent and SSI decide that litigation is in their best interests, each of Parent and SSI shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions. Each of Parent and SSI shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Merger and such other transactions as promptly as possible after the execution of this Agreement.

      (c) Each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Legal Requirements applicable to such party to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, including (i) the making of all other necessary registrations, notices and filings (including other filings with governmental entities, if any), (ii) the preparation of the SSI Proxy Statement, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Merger Agreement.

      (d) Notwithstanding anything to the contrary in this Section 2.4, in connection with any action requested by any Tribunal applying the Antitrust Laws, (i) neither SSI nor any of its subsidiaries or Affiliates shall be required to divest any of their respective businesses, product lines or assets, (ii) neither Parent nor any of its subsidiaries or Affiliates shall be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a material adverse effect on Parent, its subsidiaries or Affiliates, (iii) neither SSI nor any subsidiary shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect and (iv) none of Parent, Merger Subsidiary or SSI shall be required to waive any of the conditions to the Merger.

      2.5. Notice of Breach of Merger Agreement. SSI shall promptly notify Parent in writing if either Christopher J. Davis or Anthony L. Craig obtains actual knowledge (without any requirement of due inquiry) of any breach of any of the Company’s representations, warranties or covenants in the Merger Agreement. Parent shall promptly notify SSI in writing of any breach of any of the Parent or Merger Subsidiary’s representations, warranties or covenants in the Merger Agreement.

      2.6. Letter of Transmittal. Parent shall, at least three (3) days prior to the Effective Date, deliver to SSI the form of transmittal letter to be delivered by the Disbursing Agent to the record holders of the Company Common Stock (as defined in the Merger Agreement) in accordance with Section 3.2 of the Merger Agreement.

      2.7. Notices under Merger Agreement. Any notice sent by Parent or Merger Subsidiary in accordance with or with respect to the Merger Agreement shall be concurrently delivered to SSI hereunder.

      2.8. Closing Efforts.

      (a) SSI will, and will cause its officers and agents to, use commercially reasonable efforts to effect the Merger as soon as practicable after the date hereof, including but not limited to, its efforts relating to (i) completing and filing the SSI Proxy Statement, (ii) responding to comments and/or requests, if any, of the SEC, and (iii) scheduling the SSI Stockholders’ Meeting. SSI may take such actions as it, after due consultation with Parent, deems appropriate to maximize certainty of the Merger, and SSI shall consult with Parent regarding any actions that Parent wants SSI to consider taking to maximize such certainty.

      (b) Parent and Merger Subsidiary will, and will cause their respective officers and agents to, use commercially reasonable efforts to effect the Merger as soon as practicable after the date hereof, including, but not limited to, its efforts relating to (i) reviewing and commenting upon the SSI Proxy Statement, and (ii) responding to comments and/or requests, if any, of the SEC. Parent shall consult with SSI regarding any actions that SSI deems appropriate to maximize certainty of the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SSI

      3.1. The Company Stock. As of the date hereof, SSI (directly, or through its wholly-owned subsidiaries) is the sole record and beneficial owner of 24,540,881 shares of Company Common Stock and 1,500,000 shares of Company Preferred Stock, free and clear of any encumbrances, agreements, adverse claims, liens or other arrangements with respect to the ownership of or the right to vote or dispose of such shares of Company Common Stock and Company Preferred Stock (which shares of Company Preferred Stock represent all of the issued and outstanding shares of Company Preferred Stock) except as contemplated by this Agreement. Other than such shares of Company Common Stock and Company Preferred Stock, SSI (either directly, or through its wholly-owned subsidiaries) does not own, beneficially or of record any (i) other shares of capital stock of the Company or any securities convertible or exchangeable for shares of capital stock of the Company, or (ii) option, warrant or other right or obligation to acquire any securities of the Company, other than its interest in the Pledged Shares. Except for the terms of this Agreement, SSI is not subject to any contract, commitment, arrangement, voting trust or other understanding governing or affecting its right or ability to exercise the voting rights of the Company Stock.

      3.2. Authority; No Conflicts. SSI has the full legal power, authority and right to enter into this Agreement, to execute and deliver this Agreement, and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by SSI and constitutes a valid and binding obligation of SSI enforceable against it in accordance with its terms. Other than as set forth on Schedule 3.2 hereto, no filing with or notice to, and no permit, authorization, consent or approval of, any Tribunal or any other Person is necessary for the execution of this Agreement by SSI or the performance of SSI’s obligations hereunder. The execution and delivery of this Agreement by SSI and the performance of SSI’s obligations hereunder will not conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time or both) (i) any judgment, injunction, order, notice, decree, statute, law, ordinance, arrangement, rule or regulation applicable to SSI, (ii) any provision of the Articles of Incorporation or Bylaws of SSI, or (iii) any agreement to which SSI is a party or by which SSI (or any of its assets) is bound, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license.

      3.3. Company Representations and Warranties in the Merger Agreement. To the current actual knowledge (without any requirement of due inquiry) of either of Christopher J. Davis and Anthony L. Craig in their capacities as officers of SSI, each of the representations and warranties of the Company set forth in the Merger Agreement are true and correct as of the date hereof.

      3.4. Opinion of Financial Advisor. SSI has received the opinion of Robert W. Baird & Co. Incorporated, dated May 27, 2004, to the effect that, as of that date, the consideration to be received in the Merger by SSI for the securities of the Company held by SSI, taken as a whole, is fair, from a financial point of view, to SSI, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUBSIDIARY

      4.1. Authority; No Conflicts. Each of Parent and Merger Subsidiary has the full legal power, authority and right to enter into this Agreement, to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by Parent and Merger Subsidiary and constitutes a valid and binding obligation of Parent and Merger Subsidiary enforceable against each of them in accordance with its terms. No filing with or notice to, and no permit, authorization, consent or approval of, any Tribunal or any other Person is necessary for the execution of this Agreement by Parent or Merger Subsidiary or the performance by Parent and Merger Subsidiary of their obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Subsidiary and the performance of their obligations hereunder will not conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time or both) (i) any judgment, injunction, order, notice, decree, statute, law, ordinance, arrangement, rule or regulation applicable to Parent or Merger Subsidiary, (ii) any provision of the respective Certificates of Incorporation or Bylaws of Parent or Merger Subsidiary or (iii) any agreement to which either Parent or Merger Subsidiary is a party or by which either Parent or Merger Subsidiary (or any of their respective assets) is bound, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license.

      4.2. Representations and Warranties in the Merger Agreement. Each of the representations and warranties of the Parent and the Merger Subsidiary set forth in the Merger Agreement is true and correct as of the date hereof.

ARTICLE V

TERMINATION

      5.1. Termination. The provisions of Article I and Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.5 and Section 2.8 shall terminate at the Effective Time, but the other provisions of this Agreement shall survive the consummation of the Merger. This Agreement may also be terminated by as follows:

(a) Mutual Consent. By mutual written consent of Parent and SSI at any time.

(b) Parent or SSI. By either Parent or SSI, by written notice to the other party, if any Tribunal shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the Merger and such Order shall have become final and nonappealable.

(c) SSI. By SSI, by written notice to Parent, (i) at any time, if Parent or Merger Subsidiary shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or if capable of being cured, has not been cured within thirty (30) days after the giving of written notice to Parent, and provided further that such termination may only occur, if such breach or failure would prevent or materially impair the consummation of the transactions contemplated by the Merger Agreement, (ii) at any time after the SSI Shareholders’ Meeting if the shareholders of SSI do not approve the SSI Shareholder Proposal at the SSI Shareholders’ Meeting, or (iii) at any time, if SSI has entered into a definitive agreement with respect to an SSI Superior Proposal (provided that SSI has complied with Section 2.2).

(d) Parent. By Parent, by written notice to SSI, (i) at any time, if SSI shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured, or if capable of being cured, has not been cured within thirty (30) days after the giving of written notice to SSI, and provided further that such termination may only occur, if such failure or breach would prevent or materially impair the consummation of the transactions contemplated by the Merger Agreement, (ii) at any time prior to the SSI Shareholders’ Meeting, if the SSI Board or any committee thereof withdraws its approval or recommendation of the SSI Shareholder Proposal, (iii) at any time after the SSI Shareholders’ Meeting if the shareholders of SSI do not approve the SSI Shareholder Proposal at the SSI Shareholders’ Meeting or (iv) at any time, if SSI has entered into a definitive agreement with respect to an SSI Superior Proposal.

(e) Automatically. By no action on the part of the parties if the Merger Agreement is terminated in accordance with its terms.

      5.2.     Effect of Termination; Liquidated Damages.

      (a) If this Agreement is terminated as provided in Section 5.1(a) or Section 5.1(b), no party shall have any liability or obligation hereunder to any other party or their respective officers or directors.

      (b) If (A) Parent terminates this Agreement pursuant to clause (i) of Section 5.1(d) and Parent and Merger Subsidiary are not in material breach at such time of their respective representations, warranties, covenants or other agreements contained in this Agreement, or (B) SSI terminates this Agreement pursuant to clause (ii) or (iii) of Section 5.1(c) or (C) Parent terminates this Agreement pursuant to clause (iii) or (iv) of Section 5.1(d), or (D) Parent terminates this Agreement pursuant to clause (ii) of Section 5.1(d) and the Company Board has withdrawn its approval or recommendation to vote for the Merger, or (E) the Merger Agreement is terminated in accordance with clause (iii) of Section 10.1(b) of the Merger Agreement, and in the case of such (A), (B), (C), (D) and (E), within two hundred twenty-five (225) days of such termination, either (w) a Change of Control Transaction is consummated, (x) a Change of Control Transaction is approved by the SSI Board or a special committee thereof or the shareholders of SSI, (y) the Company enters into an agreement with respect to a Change in Control Transaction, or (z) a tender offer or exchange offer for all outstanding shares of Company Common Stock is or previously was commenced, and the Company Board or a special committee thereof (1) recommends that the stockholders of the Company tender their shares in such tender offer or exchange offer or (2) within ten (10) Business Days after the commencement of such tender offer or exchange offer, the Company Board fails to recommend rejection of such offer, then SSI shall pay (and/or transfer, to the extent comprised of non-cash consideration, together with any registration or other rights pertaining thereto) to Parent upon consummation of such Change of Control Transaction an amount equal to (x) fifty percent (50%) of the amount, if any, by which the aggregate consideration, including the fair market value of any non-cash consideration valued as of the date on which such Change of Control Transaction is consummated (the “SSI Alternate Transaction Date”) that is received by SSI with respect to the shares of Company Stock upon consummation of such Change of Control Transaction exceeds the aggregate Merger Consideration that SSI would have received with respect to the shares of Company Stock if the Merger had been consummated in accordance with terms of the Merger Agreement as in effect on the date this Agreement is terminated minus (y) 51.83% of the aggregate of any Parent Expenses, Alternate Transaction Fee (as such term is defined in the Merger Agreement) and Break-Up Fee paid (the aggregate of such expenses and fees paid, being the “Credit”) in accordance with Article X of the Merger Agreement (such difference, being the “SSI Alternate Transaction Fee”), such payment (and/or transfer, to the extent comprised of non-cash consideration, together with any registration or other rights pertaining thereto) to be made no later than two (2) Business Days after the SSI Alternate Transaction Date by (A) wire transfer of immediately available funds to such account as Parent may designate, with respect to the cash portion of such aggregate consideration and/or (B) transfer to Parent of all rights associated with any portion of non-cash consideration, contractual or otherwise, to which Parent is entitled that constitute part of the SSI Alternate Transaction Fee; provided, that the Credit received hereunder shall be reduced to the extent that the sum of Parent Expenses, the Alternate Transaction Fee, the Break-Up Fee and the SSI Alternate Transaction Fee (calculated prior to giving effect to this proviso) does not exceed $4 million. (For the avoidance of doubt, the proportion of cash to non-cash consideration comprising the SSI Alternate Transaction Fee shall be equal to the proportion of cash to non-cash consideration received by SSI in the Change of Control Transaction pursuant to which

SSI is paying over such SSI Alternate Transaction Fee.) For purposes hereof, (i) the “fair market value” of any publicly traded securities as of any date shall be the closing price or the last sale price, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which such securities are listed or admitted to trading or, if such securities are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, and the “fair market value” of any other non-cash consideration shall be determined in good faith by the Company Board, which determination shall be subject to the consent of Parent which consent shall not be unreasonably withheld, and in the absence of such determination, shall be determined in good faith by Parent and (ii) a “Change of Control Transaction” shall mean any merger, reorganization, share exchange, tender offer, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company in which SSI or its wholly-owned subsidiaries is to receive cash or non-cash consideration for the Company Stock (either directly, such as in a tender offer or merger, or indirectly, such as in a distribution or payment in liquidation following a sale of assets by the Company), other than a transfer among SSI and its wholly-owned subsidiaries and a reorganization in which there is no material change in the beneficial ownership of the Company (e.g., a reincorporation to change the Company’s state of incorporation). SSI shall, upon the request of Parent, execute and deliver all such further documents and instruments and take all such further action as may be deemed by Parent to be necessary or desirable to carry out the provisions of this Section 5.2(b).

      (c) In the event that (i) an SSI Superior Proposal could also reasonably be construed as a Superior Proposal for the Company and (ii) either (A) the SSI Board or any committee thereof has withdrawn its approval or recommendation of the SSI Shareholder Proposal at any time before the SSI Shareholders’ Meeting or SSI enters into a definitive agreement with respect to an SSI Superior Proposal or (B) the Company has approved or recommended a Superior Proposal prior to the Company Stockholder’s Meeting or the Company enters into a definitive agreement with respect to a Superior Proposal and (iii) the Merger Agreement or this Agreement is terminated pursuant to (x) clause (iii) of Section 5.1(c) or clauses (ii) or (iv) of Section 5.1(d) of this Agreement or (y) clauses (iii) or (iv) of Section 10.1(c) or clauses (ii) or (iii) of Section 10.1(d) of the Merger Agreement and (iv) Parent and Merger Subsidiary are not in material breach at such time of any of their respective representations and warranties, covenants or other agreements contained in the Merger Agreement and this Agreement, Parent shall receive in cash as liquidated damages (A) the Break-Up Fee from the Company not later than two (2) Business Days after such termination by wire transfer of immediately available funds to such account as Parent may designate and (B) if the SSI Alternate Transaction Fee is ultimately greater than the Break-Up Fee, the difference between the SSI Alternate Transaction Fee and the Break-Up Fee from SSI not later than two (2) Business Days after the SSI Alternate Transaction Date by wire transfer of immediately available funds to such account as Parent may designate. For reason of avoidance of any doubt, the parties agree that an SSI Superior Proposal could not be reasonably construed as a Superior Proposal for the Company if the SSI Superior Proposal relates to an acquisition of the capital stock of SSI or the acquisition of shares of Company Common Stock from only SSI.

ARTICLE VI

INDEMNIFICATION

      6.1. Indemnification by SSI. SSI shall indemnify and hold harmless Parent and the Surviving Corporation and their respective officers, directors, agents, Affiliates and representatives (the “Indemnitees”) from and against, and shall reimburse the Indemnitees on demand for, any and all direct or indirect claims, suits, actions, proceedings, liabilities, obligations, judgments, fines, penalties, claims, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel, accountants and other experts whether incurred in connection with any of the foregoing or in connection with any investigative, administrative or adjudicative proceeding, whether or not such Indemnitee shall be designated a party thereto), together with any and all reasonable costs and expenses associated with the investigation of the same and/or the enforcement of the provisions hereof and thereof which may be incurred by such Indemnitee relating to, based upon, resulting from or arising out of the breach of any representation, warranty, agreement, covenant or other obligation of SSI contained in this Agreement.

ARTICLE VII

MISCELLANEOUS

      7.1. Further Assurances. Each party hereto shall, upon request of any other party, execute and deliver all such further documents and instruments and take all such further action as may be deemed by such requesting party to be necessary or desirable to carry out the provisions hereof.

      7.2. Capacity of SSI. SSI is executing this Agreement solely in its capacity as the owner of the Company Stock. This Agreement shall not be construed to require any member of the SSI Board or the Company Board to take, or prohibit any member of the SSI Board or Company Board from taking, any action in his, her or its capacity as a member of the SSI Board or the Company Board.

      7.3. Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) will be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement including, among SSI’s other obligations, covenants and agreements, SSI’s obligation to convene and hold the SSI Shareholders’ Meeting, in any action instituted in any state or federal court sitting in the Commonwealth of Pennsylvania.

      7.4. Entire Agreement. This Agreement and, to the extent referred to herein, the Merger Agreement, constitute the entire agreement among Parent, Merger Subsidiary and SSI with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among Parent, Merger Subsidiary and SSI with respect to the subject matter hereof.

      7.5. Obligations of Successors; Assignment. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their respective successors, legal representatives and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by operation of law or otherwise or by any of the parties hereto without the prior written consent of the other parties; provided, that SSI may assign this Agreement and any of the rights, interests or obligations under this Agreement to any wholly-owned subsidiary of SSI, but no such assignment shall relieve SSI of its obligations hereunder if such assignee does not perform such obligations. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      7.6. Amendment; Waiver. Any provisions of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. No such waiver, amendment or supplement will be effective unless in writing and signed by the party or parties sought to be bound thereby. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provisions or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

      7.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this

Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

      7.8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given or made (i) as of the date and time delivered or sent by facsimile if delivered personally or by facsimile and (ii) on the third business day after deposit in the U.S. Mail, if mailed by registered or certified mail (return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by written notice):

If to Parent or Merger Subsidiary:

c/o Platinum Equity, LLC

2049 Century Park East, Suite 2700
Los Angeles, California 90067
Telephone: (310) 712-1850
Fax: (310) 712-1863
Attention: Eva M. Kalawski, Esq.

With a copy (which shall not constitute effective notice) to:

Bingham McCutchen LLP

600 Anton Boulevard, 18th Floor
Costa Mesa, California 92626
Telephone: (714) 830-0600
Fax: (714) 830-0700
Attention: James W. Loss, Esq.

If to SSI:

Safeguard Scientifics, Inc.

800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087
Telephone: (610) 975-4984
Fax: (610) 254-4301
Attention: Christopher J. Davis,
           Executive Vice President and
           Chief Administrative and Financial Officer

With a copy (which shall not constitute effective notice) to:

Morgan, Lewis & Bockius LLP

1701 Market St.
Philadelphia, PA 19103
Telephone: (215) 963-5694
Fax: (215) 963-5001
Attention: N. Jeffrey Klauder, Esq.

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 7.8. A notice not given as provided above shall, if it is in writing, be deemed given if and when actually received by the party to whom it is given. Any party may unilaterally change any one or more of the addresses to which a notice to the party or its representative is to be delivered or mailed, by written notice to the other party hereto given in the manner stated above.

      7.9. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and performed in that state. Each party hereto hereby (i) irrevocably and unconditionally submits in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the state and federal courts in the Commonwealth of Pennsylvania, and appellate courts from any thereof and (ii) consents that any action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

      7.10. Cumulative Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

      7.11. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      7.12. Survival. The representations, warranties and covenants under this Agreement shall survive until the expiration of the twelve (12)-month period following the earlier of termination of this Agreement or the Effective Time and no action or claim for damages resulting from any misrepresentation or breach of warranty or covenant shall be brought or made after such period, except that such time limitation shall not apply to any claims for misrepresentations and breach of warranties or covenants which have been asserted and which are the subject of a written notice from the Parent to SSI prior to the expiration of such survival period, which notice specifies in reasonable detail the nature of the claim.

      7.13. Merger Agreement. Each of Parent and Merger Subsidiary agrees not to amend, restate, modify, consent to or waive any provision of the Merger Agreement in any material respect without the prior written consent of SSI.

      7.14. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The signatures of the parties to this Agreement may be delivered by facsimile and any such facsimile signature shall be deemed an original.

      7.15. Waiver of Appraisal Rights. SSI hereby waives any appraisal rights it has under the Delaware General Corporation Law with respect to the Company Stock relating to the Merger.

[The remainder of this page has been intentionally left blank. Signature page follows]

[SIGNATURE PAGE TO PRINCIPAL STOCKHOLDER AGREEMENT]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers or representatives as of the day and year first written above.

SAFEGUARD SCIENTIFICS, INC.

By:	/s/ CHRISTOPHER J. DAVIS

Christopher J. Davis,
Executive Vice President and
Chief Administrative and Financial Officer

CHR HOLDING CORPORATION

By:	/s/ JACOB KOTZUBEI

Jacob Kotzubei
Vice President

CHR MERGER CORPORATION

By:	/s/ JACOB KOTZUBEI

Jacob Kotzubei
Vice President

      The undersigned, Platinum Equity, LLC, hereby agrees to be responsible for the performance by Parent and Merger Subsidiary of, and to cause Parent and Merger Subsidiary to perform, all of their obligations under this Agreement that are to be performed by Parent or Merger Subsidiary on or prior to the Effective Time. The obligations of the undersigned pursuant to this undertaking shall terminate and be of no further force or effect immediately upon the Effective Time; provided that all obligations of Parent and Merger Subsidiary required to be performed on or prior to the Effective Time have been performed. This obligation is irrevocable, absolute and continuing until terminated in accordance with its terms, and may not be assigned, whether by operation of law or otherwise, without the prior written consent of the Company. Without impairing the rights of Parent and Merger Subsidiary under this Agreement, the undersigned’s responsibility shall not be discharged, released, diminished, or impaired in whole or in part by (a) any setoff, counterclaim, defense, act or occurrence which the undersigned may have against SSI as a result or arising out of this or any other transaction, (b) the renewal, extension, modification, waiver or alteration of this Agreement, with or without the knowledge or consent of the undersigned, or (c) the inaccuracy of any of the representations and warranties of SSI under the Agreement. The undersigned waives notice of (1) acceptance of this obligation; (2) the creation, renewal, extension, modification, waiver or alteration of this Agreement; (3) any breach of or default in the performance of Parent or

Merger Subsidiary of their obligations under this Agreement; and (4) all other matters the notice of which the undersigned might otherwise be entitled to receive. SSI may enforce the undersigned’s obligation without first (A) suing Parent or Merger Subsidiary, (B) joining Parent or Merger Subsidiary in any suit against the undersigned, (C) enforcing any rights and remedies against Parent or Merger Subsidiary or (D) otherwise pursuing or asserting any claims or rights against Parent or Merger Subsidiary or any of their respective property.

PLATINUM EQUITY, LLC

By:	/s/ JACOB KOTZUBEI

Jacob Kotzubei
Senior Vice President

FILINGS, NOTICES, PERMIT, AUTHORIZATION, CONSENTS AND APPROVALS

Schedule 3.2

      (a) Requirements under the HSR Act

      (b) Requirements under the Exchange Act

      (c) Approval of the shareholders of SSI under the PA Business Corporation Act

APPENDIX C
[BAIRD LETTERHEAD]
May 27, 2004
CONFIDENTIAL

Board of Directors

Safeguard Scientifics, Inc.
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087

Ladies and Gentlemen:

      Safeguard Scientifics, Inc. (the “Company”) is considering entering into a Principal Stockholders Agreement in support of a proposed Agreement and Plan of Merger (“Merger Agreement”) by and among CompuCom Systems, Inc. (the “Target”), CHR Holding Corporation (“Buyer”) and CHR Merger Corporation, an acquisition subsidiary of Buyer (“Buyer Sub”). The proposed Merger Agreement provides that Platinum Equity, LLC will guarantee the obligations of Buyer and Buyer Sub under the Merger Agreement. Pursuant to the proposed Merger Agreement, Buyer Sub will merge with and into the Target, upon the terms and subject to the conditions set forth therein, whereby each issued and outstanding share of common stock, $.01 par value per share, of Target (“Target Common Stock”) (other than shares owned directly or indirectly by Buyer, Buyer Sub, the Target or the Company) will be converted into the right to receive $4.59980 per share in cash, without interest thereon, each issued and outstanding share of Target Common Stock owned directly or indirectly by the Company will be converted into the rights to receive $4.59980 per share in cash, without interest thereon, and each issued and outstanding share of convertible preferred stock, par value $.01 per share, of Target (“Target Preferred Stock”) (other than shares owned directly or indirectly by Buyer, Buyer Sub or the Target) will be converted into the right to receive $10.00 per share in cash, without interest thereon (the “CompuCom Merger”). Pursuant to the proposed CompuCom Merger, in exchange for the Company’s 24,540,881 shares of Target Common Stock and 1,500,000 shares of Target Preferred Stock (collectively, the “Securities”), the Company will receive aggregate cash consideration of $127.9 million, consisting of $112.9 million for all of the Company’s Target Common Stock (at $4.59980 per common share) and $15.0 million for all of the Company’s Target Preferred Stock (at $10.00 per preferred share) (such aggregate amount for all of the Securities, the “Consideration”). We understand that the Company’s shares of Target Preferred Stock are convertible into 2,215,657 shares of Target Common Stock, representing a conversion price of $6.77 per common share based on the preferred shares’ aggregate stated value of $15.0 million. We further understand that the Company will provide a letter of credit in the amount of $6.3 million for a period of 15 years to secure 18 months of the Target’s lease obligations.

      We understand that the Target is required to obtain the approval for the CompuCom Merger by the Target’s stockholders under applicable law and that the Securities owned by the Company represent sufficient voting power to approve the CompuCom Merger by the Target’s stockholders. We also understand that the Company has determined that its disposition of the Securities in the CompuCom Merger as contemplated by the proposed Merger Agreement may constitute a transaction for which the approval of the Company’s stockholders is required under applicable law. We further understand that the Company has informed the Target and Buyer that the Company will not, and the Principal Stockholder Agreement provides that the Company is not required to, approve the CompuCom Merger without obtaining the express prior approval thereof by a majority of the Company’s outstanding shares of common stock.

      In connection with your consideration of the CompuCom Merger, you have requested our opinion as to the fairness, from a financial point of view, of the Consideration taken as a whole to be received by the Company for its Securities in the Target pursuant to the CompuCom Merger. We have not been requested to analyze, and we have not analyzed, the fairness, from a financial point of view, of the respective portions of the Consideration payable separately with respect to the Target Common Stock or Target

Board of Directors
Safeguard Scientifics, Inc.
May 27, 2004

Preferred Stock owned by the Company. Additionally, this opinion does not address the relative merits or risks of (i) the CompuCom Merger, the Merger Agreement, the Principal Stockholders Agreement, or any other agreements or other matters provided for or contemplated by the Merger Agreement; (ii) any other transaction that may be or might have been available as an alternative to the CompuCom Merger; or (iii) the CompuCom Merger compared to any other business strategies considered by the Target’s or the Company’s Board of Directors and, accordingly, we have relied upon our discussions with the senior management of the Target and the Company with respect to the availability and consequences of any alternatives to the CompuCom Merger. We have not been requested to, and we did not, solicit any third party indications of interest in acquiring all or any part of the Target or the Securities, although, we understand that the Target did make numerous solicitations regarding the acquisition of the Target.

      As part of our investment banking business, we are engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

      In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances, including particularly the Company’s strategic decision to obtain immediate liquidity for its Securities. In that connection, subject to the limitations on the scope and extent of our investigation, analysis and opinion described above and below, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including 2004 financial forecasts of the Target prepared by the Target (“Target Forecasts”) and the 2005-2008 financial forecasts for the Target which reflect the view of the senior management of the Company that such forecasts reasonably reflect the best available estimates and good faith judgment of senior management of the Company as to future performance of the Target (“Company Forecasts”), collectively the “Forecasts”, concerning the business and operations of the Target furnished to us by the Target and the Company for purposes of our analysis with respect to the Consideration to be received by the Company in the CompuCom Merger, as well as publicly available information, including but not limited to the Target’s Forms 10-K filed with the Securities and Exchange Commission on March 21, 2003 and March 12, 2004, respectively, and the Target’s Forms 10-Q filed with the Securities and Exchange Commission on May 13, 2003 and May 6, 2004, respectively, and the equity research analyst research reports dated as of April 28, 2004 with respect to the Target prepared by the investment banking firm of Raymond James Financial, Inc.; (ii) reviewed the financial terms only of the following proposed documents related to the CompuCom Merger: the draft Merger Agreement dated May 19, 2004 (“Draft Merger Agreement”) and the draft Principal Stockholders Agreement dated May 19, 2004, all in the form presented to the Company’s Board of Directors; (iii) reviewed and compared the historical market prices and trading activity of the Target’s common stock with those of other publicly traded companies we deemed relevant; (iv) compared the financial position and operating results of the Target with those of other publicly traded companies we deemed relevant; (v) compared the proposed Consideration to be received by the Company in the CompuCom Merger with the consideration paid in certain other business combinations we deemed relevant; (vi) considered the present values of the Target’s forecasted cash flows; and (vii) compared the proposed Consideration to be received by the Company in the CompuCom Merger with the consideration that may be received by the Company in alternative transactions which would result in the Company obtaining immediate liquidity for its investment in Target as we deemed relevant. We have held discussions with members of the Company’s senior management and the Target’s senior management concerning the Target’s historical and current financial condition and operating results, as well as the future prospects of the Target. Subject to the limitations on the scope and extent of our investigation, analysis and opinion described above, we have

Board of Directors
Safeguard Scientifics, Inc.
May 27, 2004

also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

      In arriving at our opinion, we have assumed, with your consent, and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of the Target or the Company. We have not been engaged to, and we did not independently verify, and have not assumed any responsibility to verify, any such information, and we have assumed, with your consent, that neither the Company nor the Target is aware of any information prepared by it or its advisors that might be material to our opinion that has not been provided to us. We have assumed, with your consent, that all material assets and liabilities (contingent or otherwise, known or unknown) of the Target are as set forth in the Target’s Form 10-Q filed with the Securities and Exchange Commission on May 6, 2004, excluding $10.0 million in debt associated with the Target’s $100 million receivable securitization and $6.0 million in contingent liabilities associated with management employment agreements. We have also assumed, with your consent, that the Target Forecasts provided to us by the Target and the Company Forecasts provided to us by the Company were reasonably prepared by the Target and Company, respectively, on bases reflecting the best available estimates and good faith judgments of the Target’s senior management and the Company, respectively, as to future financial performance of the Target. However, we have not been engaged to and we did not independently verify the Forecasts or their underlying estimates, assumptions or judgements, and we express no opinion with respect to such Forecasts or the estimates or judgments on which they were based. In conducting our review, we have not undertaken or obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Target (or Buyer Sub) or have we made a physical inspection of the properties or facilities of the Target (or Buyer Sub). We have relied as to all legal matters regarding the CompuCom Merger on the advice of counsel of the Company and the Target. We have further assumed, with your consent, that in all respects material to our analysis, the representations and warranties contained in the Draft Merger Agreement are true and correct, that each party will perform all of the obligations, covenants and agreements required to be performed by it under the Draft Merger Agreement and that the CompuCom Merger will be consummated on the terms described in the Draft Merger Agreement, without any waiver of any material terms or conditions by the Target or the Company. We have further assumed, with your consent, that all material corporate, governmental, regulatory or other consents and approvals requisite to consummate the CompuCom Merger have been or will be obtained. Lastly, we have assumed, with your consent, that the Company has made the strategic decision to obtain immediate liquidity for its Securities. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and our opinion does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

      Our opinion has been prepared at the request and for the information of the Board of Directors of the Company, and shall not be used for any other purpose or disclosed to any other party without our prior written consent; provided, however, that this letter may be reproduced in full in the proxy statement to be provided to the Company’s stockholders in connection with obtaining the Company’s stockholders’ approval of the CompuCom Merger as contemplated by the Principal Stockholders Agreement (“Proxy Statement”). Any reference to us or our opinion in the Proxy Statement (or any other publicly available document), however, shall be subject to our prior review and approval. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the CompuCom Merger, and should not be relied upon by any stockholder as such. Subject to the limitations on the scope and extent of our investigation, analysis and opinion described above, we have acted as financial advisor to the Company in connection with the CompuCom Merger and will receive a

Board of Directors
Safeguard Scientifics, Inc.
May 27, 2004

fee for our services, a portion of which is payable upon our initial delivery of this opinion and the remainder of which is contingent and payable upon consummation of the CompuCom Merger. In addition, the Company has agreed to indemnify us against certain liabilities that may arise out of our engagement. Other than with respect to this engagement, we have not provided any other investment banking or financial advisory services to the Company or its affiliates within the last three years. Prior thereto, we provided certain investment banking and financial advisory services to certain of the Company’s affiliates, including (i) acting as an underwriter for three rights offerings by certain Company affiliates and (ii) acting as financial advisor for the divestiture of a Company affiliate, in each case for which we received our customary compensation.

      We are a full service securities firm. As such, in the ordinary course of our business, we or our affiliates may from time to time trade the securities of the Company or the Target for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities.

      Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Consideration taken as a whole for the Securities is fair, from a financial point of view, to the Company.

Very truly yours,

ROBERT W. BAIRD & CO. INCORPORATED

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF SAFEGUARD SCIENTIFICS, INC.

No matter how many shares you hold, we consider your vote important and encourage you to vote as soon as possible. Please complete, sign and date this proxy card, and indicate how you wish to vote, on the back of this card and return it in the enclosed prepaid envelope.

When you sign and return this proxy card, you

•	appoint Anthony L. Craig and Christopher J. Davis, and each of them (or any substitutes they may appoint), as proxies to vote your shares, as you have instructed, at the special meeting on August 19, 2004, and at any postponements or adjournments of that meeting,

•	authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting, and

•	revoke any previous proxies you may have signed.

IF YOU DO NOT INDICATE HOW YOU WISH TO VOTE, THE PROXIES WILL VOTE FOR APPROVAL AND ADOPTION OF THE PLAN OF ASSET TRANSFER THAT IS THE SUBJECT OF THE COMPUCOM MERGER PROPOSAL AND AS THEY MAY DETERMINE, IN THEIR DISCRETION, WITH REGARD TO ANY OTHER MATTER PROPERLY PRESENTED AT THE MEETING.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE  ▲

You can now access your Safeguard Scientifics, Inc. account online.

Access your Safeguard Scientifics, Inc. shareholder account online via Investor ServiceDirect ® (ISD).

Mellon Investor Services LLC, Transfer Agent for Safeguard Scientifics, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	Make address changes
•	View certificate history	•	Establish/change your PIN
•	View book-entry information

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR the proposal.

1.	To approve and adopt a plan of asset transfer consisting of the Principal Stockholder Agreement, dated as of May 27, 2004, among Safeguard Scientifics, Inc., CHR Holding Corporation and CHR Merger Corporation and the Agreement and Plan of Merger, dated as of May 27, 2004, among CompuCom Systems, Inc., CHR Holding Corporation and CHR Merger Corporation, which plan of asset transfer provides that Safeguard will (i) vote the CompuCom equity securities that it owns in favor of approval of the CompuCom merger and adoption of the merger agreement and (ii) comply with the other terms and conditions of the Principal Stockholder Agreement for which approval of Safeguard’s shareholders is required under the Pennsylvania Business Corporation Law, as amended.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	If you plan to attend the Special Meeting, please mark the WILL ATTEND box			WILL ATTEND ☐

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature(s) of Shareholder(s)	Date

YOU MUST SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD. If shares are jointly owned, you must both sign. Include title if you are signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership.

▲ FOLD AND DETACH HERE  ▲

Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/sfe		1-800-435-6710		Mark, sign and date
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

If you are located outside of the United States, the delivery of your Proxy MUST be via the INTERNET or MAIL.